Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121493

Prospectus - December 29, 2004

TIAA Real Estate Account

A Tax-Deferred Variable Annuity Option Offered by
Teachers Insurance and Annuity Association of America

This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

The Real Estate Account invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account’s assets.

The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account’s performance depends mainly on the value of the Account’s real estate and other real estate-related investments, and the income generated by those investments. The Account’s returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property’s profitability. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see “Risks,” page 9.

We take deductions daily from the Account’s net assets for the Account’s operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from Account’s net assets total 0.600%.

The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of nonprofit institutions. TIAA offers the Real Estate Account under the following annuity contracts:

  • RA and GRAs (Retirement and Group Retirement Annuities), Retirement Select contracts and Retirement Select Plus contracts
  • SRAs (Supplemental Retirement Annuities)
  • GSRAs (Group Supplemental Retirement Annuities)
  • Classic and Roth IRAs (Individual Retirement Annuities)
  • GAs (Group Annuities) and Institutionally-Owned GSRAs
  • Keoghs
  • ATRAs (After-Tax Retirement Annuities)

Note that state regulatory approval is pending for certain of these contracts and they may not currently be available in your state.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy of the information in this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Table of Contents

About the Real Estate Account and TIAA	3
The Account’s Investment Objective and Strategy	3
About the Account’s Investments — In General	4
General Investment and Operating Policies	6
Risks	9
Establishing and Managing the Account — The Role of TIAA	13
Description of Properties	17
Selected Financial Data	31
Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Quantitative and Qualitative Disclosures About Market Risk	46
Valuing the Account’s Assets	47
Expense Deductions	50
The Contracts	52
How to Transfer and Withdraw Your Money	56
Receiving Annuity Income	59
Death Benefits	64
Taxes	65
General Matters	69
Distribution	70
State Regulation	71
Legal Matters	71
Experts	71
Additional Information	72
Financial Statements	73
Additional Developments	73
Index to Financial Statements	75
Appendix A — Management of TIAA	138
Appendix B — Special Terms	140

Please see Appendix B for definitions of certain special terms used in this prospectus.

The Real Estate Account offered by this prospectus is only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you shouldn’t rely on it.

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About the Real Estate Account and TIAA

The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is (212) 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.

With its 50 years in the real estate business and interests in properties located across the U.S., TIAA is one of the nation’s largest and most experienced investors in mortgages and real estate equity interests. As of September 30, 2004, TIAA’s general account had a mortgage and real property portfolio of approximately $24.8 billion.

TIAA is the companion organization of the College Retirement Equities Fund (CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation’s education and research communities and one of the largest pension systems in the U.S., based on assets under management. TIAA-CREF serves approximately 3.2 million people at over 15,000 institutions. As of September 30, 2004, TIAA’s assets were approximately $163.3 billion; the combined assets for TIAA and CREF totaled approximately $326.3 billion.

The Account’s Investment Objective and Strategy

Investment Objective: The Real Estate Account seeks favorable long term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly-traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

Investment Strategy: The Account seeks to invest between 70 percent to 95 percent of its assets directly in real estate or real estate-related investments. The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate-related investments, through joint ventures, real estate partnerships or real estate investment trusts (REITs). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (i.e., that primarily own or manage real estate), and mortgage-backed securities.

The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and other cash equivalents, and, at times, stock of companies that don’t primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there

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is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.

The amount the Account invests in real estate and real estate-related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. On September 30, 2004, the Account had approximately 87.0 percent of its portfolio invested in real estate and real estate-related investments (including REITs).

About the Account’s Investments—in General

Direct Investments in Real Estate

Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly-constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion the Account might invest in real estate development projects.

Purchase-Leaseback Transactions: The Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or “participate”) in any increase in property value from building improvements or in the lessee’s revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

Investments in Mortgages

General: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have “participating” features (as described below). Normally the Account’s mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won’t be the borrower’s personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized (i.e., principal is paid over the course of the loan), or may provide for interest-only payments, with a balloon payment at maturity.

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Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a “participation”) in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the income the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

Managing Mortgage Loan Investments: TIAA can manage the Account’s mortgage loans in a variety of ways, including:

•	renegotiating and restructuring the terms of a mortgage loan
•	extending the maturity of any mortgage loan made by the Account
•	consenting to a sale of the property subject to a mortgage loan
•	financing the purchase of a property by making a new mortgage loan in connection with the sale
•	selling them, or portions of them, before maturity

Other Real Estate-Related Investments

Real Estate Investment Trusts: The Account may invest in real estate investment trusts (REITs), publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to maximize share value and increase cash flows by acquiring and developing new projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute at least 90% of their taxable income to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as cash flow, the skill of its management team, and defaults by its lessees or borrowers.

Stock of Companies Involved in Real Estate Activities: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

Mortgage-Backed Securities: The Account can invest in mortgage-backed securities and other mortgage-related or asset-backed instruments, including commercial mortgage-backed securities (CMBSs), residential mortgage-backed securities, mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. Government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities.

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Investment Vehicles Involved in Real Estate Activities: The Account can hold interests in limited partnerships, funds, and other commingled investment vehicles involved in real estate-related activities, including owning, financing, managing, or developing real estate.

Non-Real Estate-Related Investments

The Account can also invest in:

•	U.S. government or government agency securities
•	Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.
•	Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multi-national organizations, but only if they’re investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)
•	Common or preferred stock, or other ownership interests, of U.S. or foreign companies that aren’t involved in real estate, to a limited extent

Foreign Real Estate and Other Foreign Investments

The Account may invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will be no more than 25 percent of the Account’s portfolio. Depending on investment opportunities, the Account’s foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won’t invest unless our standards are met.

General Investment and Operating Policies

Standards For Real Estate Investments

General Criteria for Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:

•	the location, condition, and use of the underlying property
•	its operating history, and its future income-producing capacity
•	the quality, operating experience, and creditworthiness of the borrower

TIAA will analyze the fair market value of the underlying real estate, taking into account the property’s operating cash flow (based on the historical and projected levels of rental and occupancy rates, and expenses), as well as the general economic conditions in the area where the property is located.

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Diversification: We haven’t placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.

Special Criteria for Making Mortgage Loans: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

Selling Real Estate Investments: The Account doesn’t intend to buy and sell its real estate investments simply to make short-term profits. But the Account may sell investments if market conditions are favorable or to raise cash. The Account will reinvest any sale proceeds that it doesn’t need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

Other Real Estate-Related Policies

Appraisals: The Account will rely on TIAA’s own analysis to appraise a property when it first buys it. After that, normally the Account’s properties and participating mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. In addition, TIAA’s appraisal staff will perform a valuation of each real estate property on a quarterly basis. While the Account usually won’t receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans.

Borrowing: The Account may borrow money and assume or obtain a mortgage on a property — i.e., make leveraged real estate investments — under the following limited circumstances:

•	The Account may borrow money when it buys a property that is already subject to existing mortgage loans
•	The Account may take out a mortgage on a property with a joint venture partner
•	The Account may take out a construction loan on a property with a joint venture partner, provided that if there is a default under the loan, the lender’s recourse is limited to the assets of that joint venture
•	To meet short-term cash needs, the Account may obtain a line of credit whose terms require that the Account secure loans under the line of credit with one or more of its properties

The Account’s total borrowings may not exceed 20% of the Account’s total net asset value. (In calculating the 20% limit, we will include only the Account’s actual percentage interest in any borrowings and not that of any joint venture partner.) The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing the property. Except for construction loans, any mortgage loans on a property will be non-recourse, meaning that if the Account defaults on its loan, the lender will have recourse only to the property encumbered or the joint venture owning the property, and not

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to any other assets of the Account. When possible, the Account will seek to have loans mature at different times to limit the risks of borrowing.

The Account will not obtain mortgage financing from TIAA or any of its affiliates. However, on a limited basis, the Account may place a mortgage on an Account property held by a TIAA subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.

When the Account assumes or obtains a mortgage on a property, it will bear the expense of mortgage payments. It will also be exposed to certain additional risks, which are described under “Risks of Borrowing” on page 9.

Joint Investments: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it’s in the Account’s best interests.

Property Management and Leasing Services: The Account usually will hire a local management company to perform the day-to-day management services for the Account’s properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account’s cash flow from a property.

Insurance: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account’s real property and properties securing mortgage loans or subject to purchase-leaseback transactions. The Account’s insurance policies on its properties currently includes some coverage for terrorist acts, but we can’t assure you that it will be adequate to cover all losses. We also can’t assure you that we will be able to obtain coverage for terrorist acts at an acceptable cost, if at all, when the current policy expires.

Other Policies

Liquid Assets: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate-related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants’ funds, lack of suitable real estate investments, or a need for greater liquidity.

Investment Company Act of 1940: We intend to operate the Account so that it will not have to register as an “investment company” under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account’s portfolio so that it won’t have more than 40 percent of

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total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments.

Changing Operating Policies or Winding Down: TIAA can decide to change the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA’s traditional annuity or any CREF account available under your employer’s plan. You will be notified in advance if we decide to change a significant policy or wind down the Account.

Risks

The value of your investment in the Account will go up and down based on the value of the Account’s assets and the income the assets generate. The potential risk of investing in the Account is moderate. You can lose money by investing in the Account. The Account’s assets and income (particularly its real estate assets and rental income) can be affected by many factors, and you should consider the specific risks presented below before investing in the Account.

Risks of Real Estate Investing

General Risks of Owning Real Property: The Account will be subject to the risks inherent in owning real property, including:

•	The Account’s property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, changing supply and demand for certain types of properties, and natural disasters or man-made events.
•	A property may be unable to attract and retain tenants, which means that rental income would decline.
•	The Account could lose revenue if tenants don’t pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.
•	A property’s profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, go up in relation to gross rental income, or the property needs unanticipated repairs and renovations.

General Risks of Selling Real Estate Investments: Among the risks of selling real estate investments are:

•	The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.
•	Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.
•	The Account may need to provide financing if no cash buyers are available.

Risks of Borrowing: Among the risks of borrowing money and investing in a property subject to a mortgage are:

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•	The Account may not be able to make its loan payments, which could result in a default on its loan. The lender then could foreclose on the underlying property and the Account would lose the value of its investment in the foreclosed property.
•	If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account may not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing. The Account then may be forced to sell the property or other properties under unfavorable market conditions or default on its mortgage.
•	If the Account takes out variable-rate loans, the Account’s returns may be volatile when interest rates are volatile.

Regulatory Risks: Government regulation, including zoning laws, property taxes, fiscal, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, regulations could raise the cost of owning and maintaining properties or make it harder to sell, rent, finance, or refinance properties due to the increased costs associated with regulatory compliance.

Environmental Risks: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning-up hazardous substances found on a property, even if it didn’t know of and wasn’t responsible for the hazardous substances. If any hazardous substances are present or the Account doesn’t properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required clean-up and the Account’s potential liability for environmental damage to a single real estate investment could exceed the value of the Account’s investment in a property, the property’s value, or in an extreme case, a significant portion of the Account’s assets.

Uninsurable Losses: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, floods, or environmental or industrial hazards or accidents) are uninsurable or so expensive to insure against that it doesn’t make sense to buy insurance for them. If a disaster that we haven’t insured against occurs, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant’s space is vacant.

Risks of Developing Real Estate or Buying Recently-Constructed Properties: If the Account chooses to develop a property or buys a recently-constructed property, it may face the following risks:

•	In developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.

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•	Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased, may not operate at the income and expense levels first projected or may not be developed in the way originally planned.
•	The seller or other party may not be able to carry out any agreement to provide certain minimum levels of income, or that agreement could expire, which could reduce operating income and lower returns.

Risks of Joint Ownership: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.

•	The co-venturer may have interests or goals inconsistent with those of the Account.
•	If a co-venturer doesn’t follow the Account’s instructions or adhere to the Account’s policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected.
•	A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.
•	The co-venturer may become insolvent or bankrupt.

Risks with Purchase-Leaseback Transactions: The major risk of purchase-leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

Appraisal Risks: Real estate appraisals are only estimates of property values based on a professional’s opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. If an appraisal is too high, the Account’s value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than the true value of the Account’s assets.

Risks of Mortgage Loan Investments

General Risks of Mortgage Loans: The Account will be subject to the risks inherent in making mortgage loans, including:

•	The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security. The larger the mortgage loan compared to the value of the property securing it, the greater the loan’s risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic’s or tax liens, may have priority over the Account’s security interest.

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•	A deterioration in the financial condition of tenants, or the bankruptcy or insolvency of a major tenant, may adversely affect the income of a property, which could increase the likelihood that the borrower will default under its obligations.
•	The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.
•	If interest rates are volatile during the loan period, the Account’s variable-rate mortgage loans could have lower yields.

Prepayment Risks: The Account’s mortgage loan investments will usually be subject to the risk that the borrower repays the loan early. Prepayments can change the Account’s return because we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

Interest Limitations: The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

Risks of Participations: Participating mortgages are subject to the following additional risks:

•	The participation element might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.
•	In very limited circumstances, a court could possibly characterize the Account’s participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower’s debts.

Risks of REIT Investments

REITs are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk — price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

Risks of Mortgage-Backed Securities

Mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. In particular, these types of investments may be subject to prepayment risk — i.e., the risk that borrowers will repay the loans early. If the underlying mortgage assets experience greater than anticipated payments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account is based in part on assumptions regarding the receipt of interest payments. The rate of prepayments depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors.

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The market value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments.

These securities may be harder to sell than other securities.

Risks of Liquid Investments

The Account’s investments in securities and other liquid investments may be subject to:

•	financial risk — for debt securities, the possibility that the issuer won’t be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.
•	market risk — price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.
•	interest rate volatility, which may affect current income from an investment.

Risks of Foreign Investments

Foreign investments present the following special risks:

•	Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.
•	The value of foreign investments or rental income can go up or down from changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.
•	The Account may (but is not required to) seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.
•	It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

No Opportunity For Prior Review of Purchase

You won’t have the opportunity to evaluate the economic merit of a property purchase before the Account completes the purchase, so you will need to rely solely on TIAA’s judgment and ability to select investments consistent with the Account’s investment objective and policies.

Establishing and Managing the Account — The Role of TIAA

Establishing The Account

TIAA’s Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account’s obligations are obligations of TIAA, the Account’s income,

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investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA’s other income, gains, or losses. Under New York insurance law, we can’t charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

Managing the Account

TIAA employees, under the direction and control of TIAA’s Board of Trustees and its Investment Committee, manage the investment of the Account’s assets, following investment management procedures TIAA adopted for the Account. TIAA’s investment management responsibilities include:

•	identifying, recommending and purchasing appropriate real estate-related and other investments
•	providing all portfolio accounting, custodial, and related services for the Account
•	arranging for others to provide certain advisory or other management services to the Account’s joint ventures or other investments

TIAA provides all services to the Account at cost. For more about the charge for investment management services, see “Expense Deductions” on page 50.

You don’t have the right to vote for TIAA Trustees directly. See “Voting Rights” page 69. For information about the Trustees and principal executive officers of TIAA, see Appendix A of this prospectus.

TIAA’s ERISA Fiduciary Status. To the extent that assets of a plan subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) are allocated to the Account, TIAA will be acting as an “investment manager” and a fiduciary under ERISA with respect to those assets.

Liquidity Guarantee

TIAA provides the Account with a liquidity guarantee — TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can’t fund participant requests from the Account, TIAA’s general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See “Expense Deductions,” page 50.

An independent fiduciary (described below) monitors the Account to ensure that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

14   | Prospectus TIAA Real Estate Account

Conflicts of Interest

TIAA does not accept acquisition or placement fees for the services it provides to the Account. However, TIAA employees who manage the Account’s investments may also manage TIAA’s general account investments and investments managed by Teachers Advisors, Inc. (“Advisors”), an indirect, wholly-owned subsidiary of TIAA. It may therefore at times face various conflicts of interest.

For example, TIAA’s general account and the TIAA-CREF Asset Management Core Property Fund LP, (the “Core Property Fund”) managed by Advisors, may sometimes compete with the Real Estate Account in the purchase or sale of investments. (Each of TIAA’s general account, the Real Estate Account and the Core Property Fund are herein referred to as an “account.”) A special TIAA Allocation Committee will seek to resolve any conflict by considering which account has the relative cash available as a percentage of the account’s total gross value to make the purchase, the effect the purchase or sale will have on the diversification of each account’s portfolio, the investment strategy fit for a particular account, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

Conflicts could also arise because some properties in TIAA’s general account and the Core Property Fund may compete for tenants with the Real Estate Account’s properties. We will seek to resolve this conflict by determining the tenant’s preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA’s management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to the Real Estate Account, the general account, and the Core Property Fund and to avoid conflicts of interest.

Indemnification

The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including, to the extent permitted by law, liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

Role of the Independent Fiduciary

Because TIAA’s ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an independent fiduciary for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are fair and in the Account’s best interest.

   TIAA Real Estate Account Prospectus |     15

The Townsend Group, an institutional real estate consulting firm whose principal offices are located in Cleveland, Ohio, serves as the Account’s independent fiduciary. The independent fiduciary’s responsibilities include:

•	reviewing and approving the Account’s investment guidelines and monitoring whether the Account’s investments comply with those guidelines
•	reviewing and approving valuation procedures
•	approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal
•	reviewing and approving how we value accumulation and annuity units
•	approving the appointment of all independent appraisers
•	reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values
•	requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

The independent fiduciary also must monitor TIAA’s ownership in the Account and supervise any winding down of the Account’s operations. Its responsibilities include:

•	calculating the percentage of total accumulation units that TIAA’s ownership shouldn’t exceed (the trigger point) and creating a method for changing the trigger point
•	approving any adjustment of TIAA’s interest in the Account and requiring an adjustment if TIAA’s investment reaches the trigger point
•	participating in any program to reduce TIAA’s ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary’s opinion, are desirable

A special subcommittee of the Investment Committee of TIAA’s Board of Trustees appointed The Townsend Group as the independent fiduciary, for a new three-year term, starting March 1, 2003. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members and will not be reappointed unless more than 60 percent of the subcommittee members approve. It can resign after at least 180 days’ written notice.

TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA’s costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA.

When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also

16   | Prospectus TIAA Real Estate Account

acknowledging that you approve and accept The Townsend Group or any successor to serve as the Account’s independent fiduciary.

Description of Properties

The Properties—In General

As of September 30, 2004, the Account owned a total of 101 real estate properties, whose value on that date represented approximately 81.5% of the Account’s total investment portfolio. This real estate portfolio includes 40 office properties (five of which are held in consolidated joint ventures and two of which are held in unconsolidated joint ventures), 28 industrial properties, 22 apartment complexes, 10 retail properties (including three unconsolidated joint ventures, each owning a regional mall, in which the Account owns a 50% partnership interest), and a 75% consolidated joint venture partnership interest in a portfolio of storage facilities.

In the table on the next page you will find general information about each of the Account’s portfolio properties as of September 30, 2004.

   TIAA Real Estate Account Prospectus |     17

Properties (continued)

							Annual Avg.

		Year		Year	Rentable Area	Percent	Base Rent per
Property	Location	Built		Purchased	(sq. ft.)(1)	Leased	Leased Sq. Ft.(2)	Market Value(3)

OFFICE PROPERTIES
Mellon Financial Center at One Boston Place(4)	Boston, MA	1970	(5)	2002	782,241	90%	$35.89	$275,000,000

Four Oaks Place	Houston,TX	1983		2004	1,762,616	89%	$21.61	$255,357,238
Colorado Center(6)	Santa Monica, CA	1984		2004	1,082,952	83%	$32.27	$223,435,699
161 North Clark Street(7)	Chicago, IL	1992		2003	1,010,520	98%	$15.14	$210,357,385
780 Third Avenue	New York, NY	1984		1999	487,501	87%	$43.96	$190,000,000

701 Brickell	Miami, FL	1986	(5)	2002	677,667	92%	$24.44	$174,040,353
Ten & Twenty Westport Road	Wilton, CT	1974	(5); 2001	2001	538,840	100%	$25.15	$148,005,670
Treat Towers(7)	Walnut Creek, CA	1999		2003	367,313	100%	$32.14	$119,519,868
Prominence in Buckhead(7)	Atlanta, GA	1999		2003	424,309	95%	$26.37	$105,478,853
Morris Corporate Center III	Parsippany, NJ	1990		2000	525,154	88%	$21.65	$85,400,000
Corporate Boulevard	Rockville, MD	1984-1989		2002	339,786	90%	$22.08	$70,000,000
Oak Brook Regency Towers	Oakbrook, IL	1977	(5)	2002	402,318	76%	$14.20	$68,100,000
Centerside I	San Diego, CA	1982		2004	205,137	90%	$28.80	$65,000,000
88 Kearny Street	San Francisco, CA	1986		1999	228,470	79%	$32.77	$64,077,351
1015 15th Street	Washington, DC	1978	(5)	2001	184,825	90%	$30.44	$60,000,000
Sawgrass Office Portfolio	Sunrise, FL	1997-2000		1997,	344,009	91%	$13.19	$50,501,250
				1999-2000
West Lake North Business Park	Westlake Village,CA	2000		2004	198,558	91%	$27.84	$49,500,000
Parkview Plaza(8)	Oakbrook, IL	1990		1997	266,020	96%	$19.24	$48,000,000
The Farragut Building	Washington, DC	1962	(5)	2002	146,792	56%	$25.64	$46,500,000
One Virginia Square	Arlington,VA	1999		2004	117,967	100%	$31.68	$42,428,275
Capitol Place	Sacramento, CA	1988	(5)	2003	151,803	93%	$24.87	$42,418,500
The Pointe on Tampa Bay	Tampa, FL	1982	(5)	2002	249,215	88%	$20.15	$40,577,392
3 Hutton Centre	Santa Ana, CA	1985	(5)	2003	197,817	92%	$22.36	$40,423,955
Monument Place	Fairfax, VA	1990		1999	221,538	97%	$17.89	$37,000,000
Maitland Promenade One	Maitland, FL	1999		2000	227,814	94%	$19.21	$36,017,751
BISYS Fund Services Building(9)	Eaton, OH	1995;2002		1999; 2002	155,964	100%	$14.64	$35,700,000
4200 West Cypress Street	Tampa, FL	1989		2003	220,579	99%	$17.80	$32,528,132

18   | Prospectus TIAA Real Estate Account

Biltmore Commerce Center	Phoenix, AZ	1985	1999	259,792	88%		$18.21	$31,502,060
Columbia Centre III	Rosemont, IL	1989	1997	238,696	69%		$15.95	$30,100,000
Fairgate at Ballston(8)	Arlington, VA	1988	1997	137,117	50%		$14.85	$28,500,000
Tysons Executive Plaza II(10)	McLean, VA	1988	2000	252,552	88%		$22.74	$27,140,804
10 Waterview Boulevard	Parsippany, NJ	1984	1999	209,553	64%		$14.29	$27,000,000
9 Hutton Centre	Santa Ana, CA	1990	2001	148,265	82%		$14.27	$22,321,856
Columbus Portfolio				259,626	73%		$9.23	$21,500,000
Metro South Building	Dublin, OH	1997	1999	90,726	67%
Vision Service Plan Building	Eaton, OH	1997	1999	50,000	100%
One Metro Place	Dublin, OH	1998	2001	118,900	66%
Longview Executive Park(8)	Hunt Valley, MD	1988	1997	258,999	10%		$3.25	$19,500,000
Five Centerpointe(8)	Lake Oswego, OR	1988	1997	113,910	88%		$18.55	$14,000,000
Needham Corporate Center	Needham, MA	1987	2001	138,684	100%		$23.50	$11,640,984
Batterymarch Park II	Quincy, MA	1986	2001	104,718	69%		$18.68	$10,700,000
371 Hoes Lane	Piscataway, NJ	1986	1997	139,670	78%		$6.65	$10,700,000
Northmark Business Center(8)	Blue Ash, OH	1985	1997	108,561	0	%(12)	$2.93	$5,200,000

Subtotal—Office Properties								$2,875,173,376

INDUSTRIAL PROPERTIES
Dallas Industrial Portfolio	Dallas and Coppell, TX	1997-2001	2000-2002	3,763,886	80%		$2.98	$140,000,000
(formerly Parkwest Center)
Ontario Industrial Portfolio				3,584,769	100%		$3.57	$179,337,691	(11)

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.
(2)	Based on total contractual rent on leases existing as of September 30, 2004. For those properties purchased in third quarter of 2004, the rent is based on the existing leases as of the date of purchase.
(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Consolidated Statement of Investments.
(4)	The Account purchased a 50.25% interest in a private REIT, which owns this property. A 49.70% interest is owned by Societe Immobiler Trans-Quebec, and .05% is owned by 100 individuals.
(5)	Undergone extensive renovations since original construction.
(6)	Property held in 50%/50% joint venture with Equity Office Portfolio Trust. Market value shown reflects the value of the Account’s interest in the property.
(7)	Property held in a 75%/25% joint venture with Equity Office Properties.
(8)	Purchased through Light Street Partners, L.P. (now 100% owned by the Account).
(9)	Property held in 96%/4% joint venture with Georgetown BISYS Phase II LLC. Phase II was purchased in 2002.
(10)	Property held in 50%/50% joint venture with Tennessee Consolidated Retirement System. Market value shown reflects the value of the Account’s interest in the property.
(11)	Market value shown represents the Account’s interest before debt.
(12)	Property was sold on November 23, 2004.

   TIAA Real Estate Account Prospectus |     19

Properties (continued)

						Annual Avg.

		Year	Year	Rentable Area	Percent	Base Rent per
Property	Location	Built	Purchased	(sq. ft.)(1)	Leased	Leased Sq. Ft.(2)	Market Value(3)

INDUSTRIAL PROPERTIES (CONTINUED)
Timberland Building	Ontario, CA	1998	1998	414,435
5200 Airport Drive	Ontario, CA	1997	1998	404,500
1200 S. Etiwanda Ave.	Ontario, CA	1998	1998	223,170

Park Mira Loma West	Mira Loma, CA	1998	1998	557,500
Wineville Center Buildings	Mira Loma, CA	1999	2000	1,099,112
Harrell Street	Mira Loma, CA	1998	2004	886,052
RREEF America Southern California Portfolio	Los Angeles, CA	1982	2004	920,028	96%	$6.92	$88,832,725
Chicago Industrial Portfolio	Chicago and Joliet, IL	1997-2000	1998; 2000	1,325,134	90%	$3.44	$69,840,912
(consolidation of Rockrun,
Glen Pointe and
Woodcreek Business Parks)
RREEF America Northern California Portfolio	Oakland,CA	1981	2004	741,456	97%	$5.20	$59,040,654
Cabot Industrial Portfolio	Rancho Cucamonga, CA	2000-2002	2000; 2001; 2002	1,214,475	100%	$3.44	$57,800,000
Rainier Corporate Park	Fife, WA	1991-1997	2003	1,104,646	99%	$3.56	$54,000,000
IDI Kentucky Portfolio
(formerly, Parkwest Int’l)				1,437,022	100%	$3.44	$48,842,583
Building C	Hebron, KY	1998	1998	520,000
Building D	Hebron, KY	1998	1998	184,800
Building E	Hebron, KY	2000	2000	207,222
Building J	Hebron, KY	2000	2000	525,000
Memphis CALEast Industrial Portfolio	Memphis, TN	1996-1997	2003	1,600,232	83%	$1.79	$46,100,000
Northpointe Commerce Center	Fullerton, CA	1990-1994	2000	612,023	76%	$4.50	$42,700,000
Chicago CALEast Industrial Portfolio	Chicago, IL	1974-1999	2003	834,549	96%	$3.88	$41,400,000
New Jersey CALEast Industrial Portfolio	Cranbury, NJ	1982-1989	2003	807,773	100%	$4.40	$39,300,000
Atlanta Industrial Portfolio	Lawrenceville, GA	1996-99	2000	1,145,693	76%	$2.33	$38,000,000
RREEF America Northeast Portfolio	Boston,MA	2000	2004	384,000	100%	$6.50	$33,077,653
South River Road Industrial	Cranbury, NJ	1999	2001	626,071	100%	$3.18	$33,000,000
RREEF America EN Central Portfolio	Chicago,IL	1978	2004	612,756	81%	$3.99	$23,661,072

20   | Prospectus TIAA Real Estate Account

Summit Distribution Center	Memphis, TN	2002		2003	708,532		100%	$2.52	$23,300,000
Konica Photo Imaging Headquarters	Mahwah, NJ	1999		1999	168,000		100%	$10.30	$21,000,000
RREEF America Northwest Portfolio	Seattle, WA	1996		2004	312,321		100%	$4.54	$19,412,990
Eastgate Distribution Center	San Diego, CA	1996		1997	200,000		100%	$6.58	$18,300,000
RREEF America Mideast Portfolio	Wilmington, DE	1989		2004	266,141		82%	$5.65	$16,518,688
UPS Distribution Facility	Fernley, NV	1998		1998	256,000		100%	$4.07	$12,900,000
Landmark at Salt Lake City Building #4	Salt Lake City, UT	2000		2000	328,508		100%	$3.98	$12,500,000
FEDEX Distribution Facility	Crofton, MD	1998		1998	111,191		100%	$7.18	$8,100,000
Interstate Crossing	Eagan, MN	1995		1996	131,380		88%	$4.44	$6,525,088
RREEF America Mountain Portfolio	Phoenix, AZ	1989		2004	136,704		67%	$3.46	$5,504,662
Butterfield Industrial Park	El Paso, TX	1980-81		1995	183,510		100%	$2.69	$4,600,000
River Road Distribution Center	Fridley, MN	1995		1995	100,456		100%	$4.23	$4,150,000

SUBTOTAL—INDUSTRIAL PROPERTIES									$1,147,744,718

RETAIL PROPERTIES
The Florida Mall(4)	Orlando, FL	1986	(5)	2002	921,370	(6)	98%	$36.72	$158,315,354	(7)
West Town Mall(4)	Knoxville, TN	1972	(5)	2002	684,777	(6)	98%	$19.81	$105,577,622	(7)
Mazza Gallerie	Chevy Chase, MD	1975		2004	293,935		94%	$35.85	$80,000,000
Westwood Marketplace	Los Angeles, CA	1950	(8)	2002	202,201		100%	$26.97	$77,000,000
Miami International Mall(4)	Miami, FL	1982	(5)	2002	290,299	(6)	95%	$31.49	$60,357,331	(7)
The Market at Southpark	Littleton,CO	1988		2004	190,080		95%	$17.37	$33,429,560

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.
(2)	Based on total contractual rent on leases existing as of September 30, 2004. For those properties purchased in third quarter of 2004, the rent is based on the existing leases as of the date of purchase.
(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Consolidated Statement of Investments.
(4)	The property is held in a 50%/50% joint venture with the Simon Property Group.
(5)	Undergone extensive renovations since original construction.

(6)	Reflects the square footage owned by the joint venture.
(7)	Market value shown represents the Account’s proportionate interest after debt.
(8)	Total renovation completed in 2001.

   TIAA Real Estate Account Prospectus |     21

Properties (continued)

							Annual Avg.

		Year		Year	Rentable Area	Percent	Base Rent per
Property	Location	Built		Purchased	(sq. ft.)(1)	Leased	Leased Sq. Ft.(2)	Market Value(3)

RETAIL PROPERTIES (CONTINUED)
Rolling Meadows	Rolling Meadows, IL	1957	(4)	1997	130,909	99%	$10.95	$14,800,000
Plantation Grove	Ocoee, FL	1995		1995	73,655	100%	$11.02	$10,700,000
The Lynnwood Collection	Raleigh, NC	1988		1996	86,362	100%	$9.45	$8,400,000
The Millbrook Collection	Raleigh, NC	1988		1996	102,221	72%	$6.00	$6,100,000

SUBTOTAL—RETAIL PROPERTIES								$554,679,867

SUBTOTAL—COMMERCIAL PROPERTIES								$4,577,597,961

RESIDENTIAL PROPERTIES(5)
The Legacy at Westwood Apartments	Los Angeles, CA	2001		2002	NA	97%	NA	$86,500,000
Longwood Towers	Brookline, MA	1926	(4)	2002	NA	95%	NA	$78,000,000
Ashford Meadows Apartments	Herndon, VA	1998		2000	NA	98%	NA	$67,000,228
The Colorado	New York, NY	1987		1999	NA	100%	NA	$58,073,061
Larkspur Courts	Larkspur, CA	1991		1999	NA	97%	NA	$57,100,000
Regents Court Apartments	San Diego, CA	2001		2002	NA	99%	NA	$56,500,000
Doral Pointe Apartments	Miami, FL	1990		2001	NA	95%	NA	$55,011,883
South Florida Apartment Portfolio	Boca Raton and Plantation, FL	1986		2001	NA	98%	NA	$48,000,000
Alexan Buckhead	Atlanta, GA	2002		2002	NA	97%	NA	$37,500,000
The Lodge at Willow Creek	Denver, CO	1997		1997	NA	91%	NA	$32,200,000
Golfview Apartments	Lake Mary, FL	1998		1998	NA	99%	NA	$27,765,787
Lincoln Woods Apartments	Lafayette Hill, PA	1991		1997	NA	98%	NA	$27,301,678
The Legends at Chase Oaks	Plano, TX	1997		1998	NA	96%	NA	$26,999,927
Kenwood Mews Apartments	Burbank, CA	1991		2001	NA	97%	NA	$25,592,033
Westcreek Apartments	Westlake Village, CA	1988		1997	NA	95%	NA	$25,513,821
Monte Vista	Littleton, CO	1995		1996	NA	92%	NA	$22,306,264
Quiet Waters at Coquina Lakes	Deerfield Beach, FL	1995		2001	NA	97%	NA	$19,415,000
Royal St. George	W. Palm Beach, FL	1995		1996	NA	96%	NA	$19,400,000
Indian Creek Apartments	Farmington Hills, MI	1988		1998	NA	97%	NA	$18,000,000

22   | Prospectus TIAA Real Estate Account

The Fairways of Carolina	Margate, FL	1993	2001	NA	96%	NA	$17,900,000
The Greens at Metrowest Apartments	Orlando, FL	1990	1995	NA	97%	NA	$14,300,000
Bent Tree Apartments	Columbus, OH	1987	1998	NA	95%	NA	$13,300,000

SUBTOTAL—RESIDENTIAL PROPERTIES							$833,679,682

OTHER COMMERCIAL PROPERTIES
Storage Portfolio I, LLC(6)	Various, U.S.	1972-1990	2003	2,230,743	80%	$12.64	$177,079,181

TOTAL—ALL PROPERTIES							$5,588,356,824

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.
(2)	Based on total contractual rent on leases existing as of September 30, 2004. For those properties purchased in third quarter of 2004, the rent is based on the existing leases as of the date of purchase.
(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Consolidated Statement of Investments.
(4)	Undergone extensive renovations since original construction.
(5)	For the average unit size and annual and annual average rent per unit for each residential property, see “Residential Properties” below.

(6)	Property held in 75%/25% joint venture with Storage USA.

   TIAA Real Estate Account Prospectus |     23

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES

     In General. As of September 30, 2004, the Account held 79 commercial (non-residential) properties in its portfolio. Eleven of these properties are held through joint ventures, five of which are subject to mortgages. Although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses are paid or reimbursed by the tenants.

     The Account’s portfolio is well diversified by property type and geographic location. As of September 30, 2004 the portfolio consisted of 40 office properties containing approximately 14.0 million square feet located in 14 states and the District of Columbia; 28 industrial properties containing 23.6 million square feet located in 14 states; and 10 retail properties containing approximately 3.1 million square feet located in 6 states and the District of Columbia. In addition, the Account has a 75% interest in a portfolio of storage facilities located throughout the United States.

     As of September 30, 2004, the overall occupancy rate of Account’s commercial real estate portfolio was 90% on a weighted average basis. Office properties were 86% leased, industrial properties were 92% leased, and retail properties were 97% leased.

     Major Tenants: The following table lists the Account’s major commercial tenants based on the total space they occupied as of June 30, 2004 in the Account’s properties.

			Percentage of
		Percentage of	Total Rentable
		Total Rentable	Area of Account’s
	Occupied	Area of Account’s	Non-Residential
	Square Feet	Office Properties	Properties

MAJOR OFFICE TENANTS
Accenture	400,264	3.7%	1.2%
The Boston Company	409,892	3.8%	1.2%
Chicago Title & Trust	264,775	2.5%	0.8%
VanKampen	235,717	2.2%	0.7%
BISYS Fund Services	227,869	2.1%	0.7%
Cadbury Adams	173,788	1.6%	0.5%
Marsh USA, Inc.	172,104	1.6%	0.5%
Nortel	161,811	1.4%	0.5%
Ameritech	151,620	1.4%	0.5%
Deloitte & Touche	137,475	1.3%	0.4%

24   | Prospectus TIAA Real Estate Account

			Percentage of
		Percentage of	Total Rentable
		Total Rentable	Area of Account’s
	Occupied	Area of Account’s	Non-Residential
	Square Feet	Industrial Properties	Properties

MAJOR INDUSTRIAL TENANTS
Walmart	1,099,112	5.7%	3.3%
The Gap, Inc.	1,045,000	5.4%	3.2%
Hewlett-Packard Company	708,532	3.7%	2.1%
Kaz	700,000	3.6%	2.1%
Wickes Furniture	573,000	3.0%	1.7%
Meiko America	557,500	2.9%	1.7%
New Breed Transfer Corp	537,900	2.8%	1.6%
UPS Worldwide	523,872	2.7%	1.6%
Carrier	500,000	2.6%	1.5%
Cooper Tires & Rubber Co.	401,226	2.1%	1.2%

			Percentage of
		Percentage of	Total Rentable
		Total Rentable	Area of Account’s
	Occupied	Area of Account’s	Non-Residential
	Square Feet	Retail Properties	Properties

MAJOR RETAIL TENANTS
JC Penney	196,931	6.9%	0.6%
Proffits	162,501	5.7%	0.5%
Parisian	143,278	5.0%	0.4%
Saks Fifth Avenue	127,727	4.5%	0.4%
Neiman Marcus	124,314	4.3%	0.4%
Kroger	104,674	3.7%	0.3%
Home Depot Expo Design	98,350	3.4%	0.3%
Regal Cinema	76,580	2.7%	0.2%
Jewel-Osco	62,230	2.2%	0.2%
Old Navy	57,076	2.0%	0.2%

Lease Expirations: The following charts provide lease expiration information for the Account’s commercial properties, categorized by property type as of September 30, 2004. While many of the leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.

   TIAA Real Estate Account Prospectus |     25

		Percentage of Total
		Rentable Area of
	Rentable Area Subject	Account’s Office
	to Expiring Leases	Properties Represented
Year of Lease Expiration	(sq. ft.)	by Expiring Leases

OFFICE PROPERTIES
2004	1,219,791	8.7%
2005	1,518,344	10.9%
2006	1,357,575	9.7%
2007	1,595,930	11.4%
2008	1,857,257	13.3%
2009 and thereafter	5,194,040	37.2%

Total	12,742,937	91.2%

		Percentage of Total
		Rentable Area of
	Rentable Area Subject	Account’s Industrial
	to Expiring Leases	Properties Represented
Year of Lease Expiration	(sq. ft.)	by Expiring Leases

INDUSTRIAL PROPERTIES
2004	2,051,447	8.7%
2005	2,772,907	11.7%
2006	3,331,619	14.1%
2007	2,327,550	9.9%
2008	5,526,784	23.4%
2009 and thereafter	7,350,838	31.1%

Total	23,361,145	98.9%

		Percentage of Total
		Rentable Area of
	Rentable Area Subject	Account’s Retail
	to Expiring Leases	Properties Represented
Year of Lease Expiration	(sq. ft.)	by Expiring Leases

RETAIL PROPERTIES
2004	125,636	4.1%
2005	202,587	6.6%
2006	159,642	5.2%
2007	278,564	9.1%
2008	334,263	11.0%
2009 and thereafter	1,873,602	61.4%

Total	2,974,294	97.4%

26   | Prospectus TIAA Real Estate Account

RESIDENTIAL PROPERTIES

     The Account’s residential property portfolio currently consists of 22 first class or luxury multi-family garden apartment complexes, mid-rise and high rise apartment buildings. The portfolio contains approximately 5,796 units located in 11 states, with an overall occupancy rate of 96%. None of the residential properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units, with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have use of on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the properties.

     In the table below you will find additional information regarding the residential properties in the Account’s portfolio as of September 30, 2004.

				Avg. Rent
		Number	Avg. Unit Size	Per Unit/(1)
Property	Location	Of Units	(Square Feet)	Per Month

The Legacy at Westwood Apartments	Los Angeles, CA	187	1,180	$3,852.00
Longwood Towers	Brookline, MA	268	938	$2,300.00
Ashford Meadows	Herndon, VA	440	1,050	$1,411.00
The Colorado	New York, NY	254	622	$2,382.00
Larkspur Courts	Larkspur, CA	248	1,001	$1,844.00
Regents Court Apartments	San Diego, CA	251	886	$1,490.00
South Florida Apartment Portfolio	Boca Raton, Plantation, FL	550	889	$976.00
Alexan Buckhead	Atlanta, GA	231	990	$1,014.00
Doral Pointe Apartments	Miami, FL	440	1,150	$1,144.00
The Lodge at Willow Creek	Denver, CO	316	996	$1,021.00
Golfview Apartments	Lake Mary, FL	277	1,134	$1,147.00
The Legends at Chase Oaks	Plano, TX	346	972	$852.00
Lincoln Woods Apartments	Lafayette Hill, PA	216	774	$1,234.00
Kenwood Mews Apartments	Burbank, CA	141	942	$1,495.00
Monte Vista	Littleton, CO	219	888	$1,010.00
Westcreek Apartments	Westlake Village, CA	126	951	$1,672.00
Indian Creek Apartments	Farmington Hills, MI	196	1,139	$916.00
Quiet Waters at Coquina Lakes	Deerfield Beach, FL	200	1,048	$1,095.00
Royal St. George	West Palm Beach, FL	224	870	$961.00
The Fairways of Carolina	Margate, FL	208	1,026	$989.00
The Greens at Metrowest Apartments	Orlando, FL	200	920	$918.00
Bent Tree Apartments	Columbus, OH	256	928	$643.00

(1) Average Rent per unit represents the average inplace rents at the properties as of September 30, 2004.

   TIAA Real Estate Account Prospectus |     27

RECENT PROPERTY PURCHASES AND SALES

The following describes properties purchased or expected to be purchased by the Account after September 30, 2004.

1900 K Street — Washington, D.C.

On December 21, 2004, the Account purchased a thirteen-story, Class A office building in Washington, D.C. for approximately $219.4 million. 1900 K Street, built 1996, contains a total of 342,884 net rentable square feet and is 100% leased. The three largest tenants are Mckenna, Long & Alderidge (121,526 square feet), Hunton & Williams (103,970 square feet) and PriceWaterhouseCoopers (49,202 square feet). Rental rates average $37.19 per square foot, which is slightly below the current average market rent for comparable properties. The property is in the Washington D.C. Central Business District office submarket, which had approximately 32.4 million square feet with vacancy rate of 7.3% at the time of purchase.

1001 Pennsylvania Avenue — Washington, D.C.

On December 21, 2004, the Account purchased a fourteen-story, Class A office building in Washington, D.C., subject to debt, for approximately $256.4 million. At closing, the Account will assume a mortgage loan on the property of $210 million in favor of New York State Teachers’ Retirement System. 1001 Pennsylvania Avenue, built 1987, contains a total of 802,390 net rentable square feet and is 99% leased. The three largest tenants are Crowell & Mooring (234,078 square feet), Fried, Frank & Harris (154,880 square feet) and The Carlyle Group (136,334 square feet). Rental rates average $33.26 per square foot, which is below the current average market rent for comparable properties. The property is in the Washington D.C. East End office submarket, which had approximately 29.7 million square feet with vacancy rate of 10.9% at the time of purchase.

50 Freemont — San Francisco, CA

On December 21, 2004, the Account purchased three, Class A buildings, consisting of a forty-two story office tower and two single-story retail buildings in San Francisco, California, subject to debt, for approximately $188.2 million. At closing, the Account will assume a mortgage loan on the property of $135 million in favor of New York State Teachers’ Retirement System. 50 Freemont Street, built 1983, contains a total of 817,412 net rentable square feet and is 90% leased. The three largest tenants are Deloitte & Touche USA LLP (285,448 square feet), Pillsbury Madison and Sutro, LLP (225,233 square feet) and Drinker Biddle & Reath LLP (44,890 square feet). Rental rates average $41.11 per square foot, which is above the current average market rent for comparable properties. The property is in the South Financial District office submarket, which had approximately 17.1 million square feet with vacancy rate of 14.1% at the time of purchase.

IDX Tower — Seattle, WA

On December 21, 2004, the Account purchased a thirty-nine-story, Class A office building in Seattle, Washington, subject to debt, for approximately $202.9 million. At closing, the Account will assume a mortgage loan on the property of $145 million in favor of New York State Teachers’

28   | Prospectus TIAA Real Estate Account

Retirement System. IDX Tower, built 2002, contains a total of 845,533 net rentable square feet and is 95% leased. The three largest tenants are IDX Systems Corporation (284,630 square feet), Preston Gates & Ellis (248,982 square feet) and Deloitte & Touche USA LLP (99,589 square feet). Rental rates average $34.51 per square foot, which is below the current average market rent for comparable properties. The property is in the Seattle Central Business District office submarket, which had approximately 23 million square feet with vacancy rate of 12.3% at the time of purchase.

IDI Nationwide Industrial Portfolio — Chicago, IL, Memphis, TN, Atlanta, GA and Fort Lauderdale, FL

On December 10, 2004, the Account purchased a 60% interest in a joint venture partnership which owns an industrial portfolio consisting of 12 warehouse distribution properties totaling 3,655,671 square feet located in Chicago, Illinois, Memphis, Tennessee, Atlanta, Georgia and Fort Lauderdale, Florida, subject to debt, for a total net equity investment of $63.4 million. Industrial Development International (“IDI”) owns the remaining 40% of the joint venture. At closing, the joint venture assumed a mortgage loan on the properties in the amount of $70 million in favor of New York Life.

The Chicago, Illinois properties, located in four Chicago industrial submarkets, consists of 5 buildings, built between 1999 and 2004, with one building scheduled to be completed in 2005, contains a total of 1,114,117 rentable square feet and is 99% leased to 7 tenants. The three largest tenants are Dal-Tile Corporation BTS (228,480 square feet), Sportcraft, Ltd. (174,310 square feet) and Menlo Logistics, Inc. (173,331 square feet). Rental rates average $2.50 per square foot, below the average market rent for comparable properties. The Chicago industrial submarket had approximately 1Billion square feet, with vacancy rate of 12% at the time of purchase.

The Memphis, Tennessee properties, located in three Memphis/Mississippi industrial submarkets, consists of 3 buildings, built between 2003 and 2004, contain a total of 1,286,518 rentable square feet and are 87% leased to 4 tenants. The three largest tenants are Flextronics Logistics USA, Inc. (437,940 square feet), Priority Fulfillment Services, Inc. (434,900 square feet) and Wireless Retail, Inc. (177,039 square feet). Rental rates average $2.55 per square foot, are market rents for comparable properties. The Memphis industrial market had approximately 96.3 Million square feet, with vacancy rate of 21% at the time of purchase.

The Atlanta, Georgia properties, located in three Atlanta industrial submarkets, consists of 3 buildings, built between 1999 and 2001, contain a total of 965,736 rentable square feet and are 100% leased to 6 tenants. The three largest tenants are Ozark Automotive Distributors (358,360 square feet), GES Exposition Services, Inc. (199,505 square feet) and Heads & Threads International (123,481 square feet). Rental rates average $2.36 per square foot, substantially below the average for comparable properties. The Atlanta industrial market had approximately 502 million square feet, with vacancy rate of 16% at the time of purchase.

The Fort Lauderdale, Florida property, located in the Southeast Broward County industrial submarket, consists of one building, built in 2002, contains 289,300 rentable square feet and is 22.1% leased to 1 tenant, Delta Apparel, Inc. (63,800 square feet). This property is being actively

   TIAA Real Estate Account Prospectus |     29

marketed and is expected to be substantially leased in a short time. In addition, IDI will provide the Account with a preferred return of 8.58% until the earlier of 12 months after closing or until the vacant space is leased. Rental rates average $5.56 per square foot, substantially below the average for comparable properties. The Fort Lauderdale industrial market had approximately 92 million square feet, with vacancy rate of 9% at the time of purchase.

Centre Pointe & Valley View — Carson, CA and La Mirada, CA

On December 2, 2004, the Account purchased four industrial buildings in Los Angeles County, California for approximately $25.3 million. The buildings were built between 1965 and 1989, contain a total of 307,685 net rentable square feet and are 97% leased to 19 tenants. The three largest tenants are Paradise Printing (97,078 square feet), Numark Industries (34,603 square feet), and Prima Lighting (17,280 square feet). Rental rates average $5.97 per square foot which is below the average market rent for comparable properties. One building is located in the Carson industrial submarket which had approximately 34.9 million square feet with vacancy rate of 3.7% at time of purchase, and three are located in La Mirada industrial submarket which had approximately 13 million square feet with a vacancy rate of 8.3% at the time of purchase.

The following describes property sales by the Account since September 30, 2004. Keep in mind that any changes in the valuation of the property since it was purchased have been reflected in the Account’s daily unit value over the period the Account held the property.

On December 22, 2004, the Account sold an office property (Longview Executive Park -- Hunt Valley, Maryland) for approximately $22.7 million. The Account had purchased the property in 1997 for $23.6 million. At the time of sale, the property was approximately 90% vacant and had a market value of $21 million in the records of the Account.

On December 22, 2004, the Account sold an apartment property (The Greens at Doral -- Miami, Florida), for approximately $68 million. The Account had purchased the property in 2001 for $45.3 million. At the time of sale, the property had a market value of $57.0 million in the records of the Account.

On December 21, 2004, the Account sold a retail property (The Millbrook Collection -- Raleigh, North Carolina), for approximately $5.0 million. The Account had purchased the property in 1996 for $6.8 million. At the time of sale, the property was approximately 25% vacant and had a market value of $6.1 million in the records of the Account.

On December 3, 2004, the Account sold a retail property (The Lynnwood Collection -- Raleigh, North Carolina) for approximately $10.2 million. The Account had purchased the property in March,1996 for approximately $6.7 million. At the time of sale, this property was 100% leased and had a market value of $8.4 million in the records of the Account.

On November 23, 2004, the Account sold an office building (Northmark Business Center III -- Cincinnati (Blue Ash)), Ohio for approximately $5.9 million. The Account had purchased the property in April, 1997 for approximately $8.8 Million. At the time of sale, this property was 100% vacant and had a market value of $5.2 million in the records of the Account.

Real estate transactions made by the Account after the date of this prospectus will be described in supplements to the prospectus, as appropriate.

30   | Prospectus TIAA Real Estate Account

Selected Financial Data

     The following selected financial data should be considered in conjunction with the Account’s consolidated financial statements and notes provided in this report. Effective January 1, 2002, the Account adopted a new accounting standard that requires the net real estate income, change in unrealized gains/losses and realized gains/losses associated with real estate properties sold after that date and real estate properties held for sale at the reporting date to be classified as discontinued operations. The standard also requires that such amounts in prior periods associated with those properties be reclassified to discontinued operations on a comparable basis. Net real estate income, change in unrealized gains/losses and realized gains/losses associated with real estate properties sold before January 1, 2002 continue to be reported as part of net increase in net assets resulting from continuing operations.

	For the
	Nine Months Ended
	September 30, 2004	For the Years Ended December 31,

	(Unaudited)	2003	2002	2001	2000	1999

Investment income:
Real estate income, net:
Rental income	$372,054,340	$ 381,687,320	$ 274,855,449	$ 225,601,964	$ 173,124,018	$ 122,224,733

Real estate property level
expenses and taxes:
Operating expenses	94,086,733	92,474,277	60,716,734	46,928,471	36,410,517	25,901,775
Real estate taxes	53,955,456	52,019,197	34,402,652	27,293,171	21,100,326	15,117,060
Interest Expense	2,695,856	—	—	—	—	—

Total real estate property
level expenses and taxes	150,738,045	144,493,474	95,119,386	74,221,642	57,510,843	41,018,835

Real estate income, net	221,316,295	237,193,846	179,736,063	151,380,322	115,613,175	81,205,898
Income from real estate
joint ventures	12,443,808	19,492,494	14,125,306	2,392,594	756,133	—
Dividends and interest	24,527,777	19,461,931	26,437,901	33,687,343	31,334,291	24,932,733

Total investment income	258,287,880	276,148,271	220,299,270	187,460,259	147,703,599	106,138,631
Expenses	25,574,516	31,654,065	23,304,336	17,191,929	13,424,566	9,278,410

Investment income, net	232,713,364	244,494,206	196,994,934	170,268,330	134,279,033	96,860,221
Net realized and unrealized
gain (loss) on investments	274,082,980	42,356,297	(101,712,690)	(29,609,560)	54,539,847	8,637,920

   TIAA Real Estate Account Prospectus |     31

Selected Financial Data (continued)

For the
Nine Months Ended
September 30, 2004		For the Years Ended December 31,

	(Unaudited)	2003	2002	2001	2000	1999

Net increase in net assets
resulting from continuing
operations before minority
interest and discontinued
operations	506,796,344	286,850,503	95,282,244	140,658,770	188,818,880	105,498,141
Minority interest	(30,157,854)	(6,655,183)	(1,484,585)	(811,789)	—	1,364,619
Discontinued operations	10,151,915	23,377,566	22,444,379	29,372,004	16,623,814	9,081,007
Participant transactions	1,197,891,433	813,860,715	346,079,345	657,326,121	486,196,949	383,171,774

Net increase in net assets	$1,684,681,838	$1,117,433,601	$ 462,321,383	$ 826,545,106	$ 691,639,643	$ 499,115,541

Total assets	$6,986,127,421	$5,165,683,386	$3,870,532,278	$3,270,384,450	$2,423,100,402	$1,719,457,715
Total liabilities and
minority interest	508,023,422	372,261,225	194,543,718	56,717,273	35,978,331	23,975,287

Total net assets	$6,478,103,999	$4,793,422,161	$3,675,988,560	$3,213,667,177	$2,387,122,071	$1,695,482,428

Accumulation units
outstanding	30,760,870	24,724,183	20,346,696	18,456,445	14,604,673	11,487,360

Accumulation unit value	$203.57	$186.94	$173.90	$168.16	$158.21	$142.97

Mortgage notes payable	$124,521,077	—	—	—	—	—

32   | Prospectus TIAA Real Estate Account

Quarterly Selected Financial Information (Unaudited)

     The following selected financial data for each full quarter of 2003 and 2002 are derived from the audited consolidated financial statements of the Account for the years ended December 31, 2003 and 2002. The financial data for the three month periods ended March 31, June 30, and September 30, 2004 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which TIAA management considers necessary for a fair presentation of the financial position and the results of operations for these periods.
     Operating results for the three months ended March 31, June 30, and September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	2004			2003				2002
	For the Three Months Ended			For the Three Months Ended				For the Three Months Ended

	March 31	June 30	September 30	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31

Investment income, net	$73,134,318	$79,738,360	$79,840,686	$58,165,695	$59,829,007	$60,602,879	$65,896,625	$41,971,854	$48,839,668	$49,741,303	$56,442,109

Net realized gain (loss) on
investments	13,957,043	7,012,352	11,975,878	(396,673)	(441,873)	40,568	8,490,244	4,320,393	3,091,947	1,428,243	(1,914,498)

Net unrealized appreciation (depreciation)
on investments	26,194,963	39,296,642	175,646,102	(7,865,681)	(23,390,673)	51,329,061	14,591,324	(25,621,180)	(17,668,539)	(36,579,746)	(28,769,310)

Minority interest	(5,871,212)	(11,119,092)	(13,167,550)	(2,688,475)	1,059,606	(2,893,330)	(2,132,984)	(119,166)	(521,681)	42,020	(885,758)

Discontinued operations	(7,792,879)	3,405,833	14,538,961	4,342,023	30,932,663	2,022,187	(13,919,307)	4,555,338	4,975,908	11,765,125	1,148,008

Net increase in net assets
resulting from operations	$99,622,233	$118,334,095	$268,834,077	$51,556,889	$67,988,730	$111,101,365	$72,925,902	$25,107,239	$38,717,303	$26,396,945	$26,020,551

Total return	2.01%	2.21%	4.68%	1.38%	1.74%	2.71%	1.67%	0.77%	1.14%	0.76%	0.74%

 TIAA Real Estate Account Prospectus |     33

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and notes contained in this prospectus.

Overview

     As of September 30, 2004, the TIAA Real Estate Account had total net assets in the amount of $6,478,103,999, a 44.76% increase over the total net assets as of September 30, 2003, and a 35.15% increase over the 2003 year end total net assets. The Account closed eighteen transactions during the nine months ended September 30, 2004 in the total net amount of $1.0 billion. It purchased fifteen properties: five office properties, including one unconsolidated joint venture, eight industrial properties and two retail properties for a total of $1.0 billion. Additional transactions included: the purchase of 100% joint partner’s interest in an existing joint venture (a total amount of $11.2 million), and a commitment to purchase interests in two real estate-related funds totaling $60 million.

     As of September 30, 2004, the Account owned a total of 101 real estate properties (five of which are held in unconsolidated joint ventures), representing 81.53% of the Account’s total investment portfolio. This real estate portfolio includes 40 office properties (five of which are held in consolidated joint ventures and two of which are held in unconsolidated joint ventures), 28 industrial properties, 22 apartment complexes, 10 retail properties (including three unconsolidated joint ventures, each owning a regional mall, in which the Account owns a 50% partnership interest), and a 75% consolidated joint venture partnership interest in a portfolio of storage facilities.

     Subsequent to September 30, 2004, the Account has closed on eleven transactions: the purchase of one industrial property for a total of $25.3 million, the purchase of a 60% interest in a joint venture which owns an industrial property which is subject to debt for a net equity investment of $63.4 million, the purchase of four office properties (three of which were subject to leverage) for a total net investment of $879.2 million, the sale of two retail properties for the approximate sale price of $15.2 million, the sale of one apartment property for the approximate sale price of $68 million, and the sale of two office properties for the approximate sale price of $29 million.

     The two charts below reflect the diversification of the Account’s real estate assets by region and property type as well as its ten largest holdings. All information is based on the value of each property as stated in the consolidated financial statements as of September 30, 2004.

34   | Prospectus TIAA Real Estate Account

      Real Estate Assets Diversification by Market Value

	East (30)	West (30)	South (25)	Midwest (15)	Various (1)	TOTAL (101)

Office (40)	19.49%	12.12%	12.43%	7.50%	0.00%	51.54%
Apartment (22)	4.12%	5.47%	4.76%	0.56%	0.00%	14.91%
Industrial (28)	3.57%	9.84%	4.51%	2.60%	0.00%	20.52%
Retail (10)	1.69%	1.98%	5.93%	0.26%	0.00%	9.86%
Other* (1)	0.00%	0.00%	0.00%	0.00%	3.17%	3.17%

TOTAL (101)	28.87%	29.41%	27.63%	10.92%	3.17%	100.0%

( ) Number of properties in parentheses.

* Represents a portfolio of storage facilities located in various regions across the U.S.

						% of Total
		Property	Value		% of Total	Real Estate
Property Name	State	Type	(000,000)		Investments	Portfolio

Mellon Financial Center at
One Boston Place	MA	Office	$275.0	(1)(2)	4.01%	4.92%
Four Oaks Place	TX	Office	$255.4		3.73%	4.57%
Colorado Center	CA	Office	$223.4	(3)	3.26%	4.00%
161 North Clark Street	IL	Office	$210.4	(1)(4)	3.07%	3.76%
780 Third Avenue	NY	Office	$190.0		2.77%	3.40%
Ontario Industrial Portfolio	CA	Industrial	$179.3	(5)	2.62%	3.21%
Storage Portfolio	Various	Other
		—Commercial	$177.1	(1)(6)	2.58%	3.17%
701 Brickell	FL	Office	$174.0		2.54%	3.12%
The Florida Mall	FL	Retail	$158.3	(7)	2.31%	2.83%
Ten & Twenty Westport Road	CT	Office	$148.0		2.16%	2.65%

(1)	This amount represents the value as reported in the September 30, 2004 Consolidated Statement of Investments, which includes minority interests.
(2)	The value of the Account’s interest in the property is $138.2 million, representing 2.02% of Total Investments and 2.47% of the Total Real Estate Portfolio.
(3)	The value represents the Account’s joint venture interest in the property.
(4)	The value of the Account’s interest in the property is $157.8 million, representing 2.30% of Total Investments and 2.82% of the Total Real Estate Portfolio.
(5)	This property is subject to debt. The value of the Account’s interest less the leverage is $169.8 million, representing 2.48% of Total Investments and 3.04% of the Total Real Estate Portfolio.
(6)	This property is subject to debt. The value of the Account’s joint venture interest less the leverage is $46.6 million, representing 0.68% of Total Investments and 0.84% of the Total Real Estate Portfolio.
(7)	This property is held in an unconsolidated joint venture and is subject to debt. The value represents the Account’s Joint Venture interest in the property and is net of leverage.

     As of September 30, 2004, the Account also held investments in real estate limited partnerships representing 0.64% of the portfolio, real estate investment trusts (REITs)

 TIAA Real Estate Account Prospectus |     35

representing 4.09% of the portfolio, commercial mortgage backed securities (CMBS) representing 0.72% of the portfolio, commercial paper representing 5.86% of the portfolio, and government agency bonds representing 7.16% of the portfolio.

Real Estate Market Outlook in General

Alan Greenspan noted in his September 2004 testimony to the U.S. House of Representatives that the U.S. economy hit a "soft patch" in the third quarter 2004. The softness was borne out by payroll employment data as the Bureau of Labor Statistics (BLS) reported that nonfarm payroll employment rose by 96,000 in September and by 103,000 on average during the third quarter 2004 as compared to an average of 295,000 during the March-May period. The softness was attributed largely to the steep increase in energy prices and manifested in part by a slowdown in consumer spending. Nonetheless, the twelve Federal Reserve Banks in the September 2004 "Beige Book" indicated that while economic activity had slowed in several districts since their July 2004 reports, most districts still reported modest or moderate growth.

The modest growth in payroll employment was reflected by incremental improvement in the office and industrial real estate markets. Office market vacancies declined for the fifth consecutive quarter with third quarter 2004 vacancies averaging 15.9% compared with 16.2% in the second quarter 2004. Industrial market vacancies declined to 11.2% in the third quarter 2004 compared with 11.4% in the second quarter 2004.

Apartment markets also showed modest improvement. M/PF Research reported that vacancy rates in institutional grade apartments averaged 6.4% in second quarter 2004 compared with 6.6% in second quarter 2003. (third quarter 2004 data are not yet available. Because of seasonality in leasing, it is best to compare available data with data for the same quarter in the prior year.) Rents increased slightly by 0.7%, and concessions to attract new tenants, such as a month’s free rent and/or free internet service were still necessary though less generous.

Retail sales picked up modestly during the third quarter 2004. Excluding automobile sales, which often swing wildly from month to month, retail sales rose by a brisk 0.6% in September, up from 0.2% in August, and better than the 0.4% increase that some economists were expecting. Retail markets saw vacancies decline and rents edge up during the second quarter 2004. (Market data for the third quarter 2004 are not yet available.) Reis, Inc. reported that, while vacancies in regional malls fell to 5.6% as of the second quarter 2004 compared with 5.8% in the first quarter 2004, rents increased by 0.4%. Vacancies in neighborhood and community centers decreased to 6.9% in the second quarter 2004 compared to 7.0% in the first quarter 2004, while rents increased 0.6%.

Near-term fluctuations in the U.S. economy are not predictable, but most economists expect stronger growth in the coming months. The consensus of 44 top economists surveyed by the "Blue Chip Financial Forecasts" is that U.S. Gross Domestic Product (GDP) will grow in the fourth quarter 2004. As Alan Greenspan observed in his September 2004 testimony, "the most recent data suggest that...the expansion has regained some traction." The Blue Chip Financial Forecasts does not provide a consensus forecast of employment growth, but the projected growth

36   | Prospectus TIAA Real Estate Account

in GDP may provide a strong impetus for firms to increase hiring. Nonetheless, the near-term outlook for commercial real estate markets remains murky since space demand often lags employment growth by several quarters.

Results of Operations

When reviewing this discussion, it is important to note that when the Account owns a controlling interest (over 50%) in a joint venture, consistent with generally accepted accounting principles (GAAP), the Account’s consolidated financial statements and all financial data discussed in the report reflect 100% of the market value of the joint venture’s assets. The interests of the other joint venture partners are reflected as minority interests in the Account’s consolidated financial statements. When the Account does not have a controlling interest in a joint venture, then only the Account’s net investment in the joint venture is recorded by the Account.

Note also that all of the Account’s properties are appraised and revalued on a quarterly basis, in accordance with the valuation policies described in Note 1 to the Consolidated Financial Statements. Until a property is sold, these changes in property values are recorded as unrealized gains or losses. Upon the sale of a property, the difference between the Account’s then current cost for the property (original purchase price plus the cost of any capital improvements made) and the sale price is recorded as a realized gain or loss on discontinued operations

Note also that in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 (SFAS No. 144), the income and gains from properties sold or held for sale during the periods covered were removed from continuing operations in the accompanying consolidated financial statements and were reclassified as discontinued operations. For more details, see “Results from Discontinued Operations” below.

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Nine Months Ended September 30, 2004 Compared to
Nine Months Ended September 30, 2003

Results from Continuing Operations

Performance

The Account’s total net return was 8.90% for the nine months ended September 30, 2004 and 5.83% for the nine months ended September 30, 2003. This increase in the Account’s total return was primarily due to substantial increases in the market value of the Account’s real estate holdings.

The Account’s net investment income after deduction of all expenses was 30% higher for the nine months ended September 30, 2004 compared to the same period in 2003. This increase was primarily due to a 45% increase in total net assets and the 64% increase in real estate holdings over the same period.

The Account’s real estate holdings, including unconsolidated joint venture investments, generated approximately 91% and 94% of the Account’s total investment income (before deducting Account level expenses) during the nine months ended September 30, 2004 and 2003, respectively. The remaining portion of the Account’s total investment income was generated by marketable securities investments.

Gross real estate rental income increased approximately 32% in the nine months ended September 30, 2004, as compared to the same period in 2003. This increase was due to the increased number of properties owned by the Account as of September 30, 2004 as compared with September 30, 2003. Income from unconsolidated real estate joint ventures was $12,443,808 for the nine months ended September 30, 2004, as compared with $14,620,644 for the same period in 2003. This decrease in unconsolidated joint venture income was partially due to the increase in leverage on one of the regional malls. Interest income on the Account’s marketable securities investments increased to $9,319,462 for the nine months ended September 30, 2004 from $4,402,372 for the nine months ended September 30, 2003 due to the increase in the amount of non-real estate assets held by the Account. Dividend income on the Account’s REIT investments increased to $15,208,315 for the nine months ended September 30, 2004 from $7,499,103 for the nine months ended September 30, 2003. The increase was primarily due to the strong performance by the Account’s REIT holdings.

Total property level expenses for the nine months ended September 30, 2004 and 2003 were $150,738,045 and $107,046,155, respectively. This 41% increase in property level expenses reflected the increased number of investments in real estate by the Account (76 properties as of September 30, 2003 compared to 101 properties as of September 30, 2004). In addition, during the nine months ended September 30, 2004, the Account incurred interest expense of $2,695,856 related to the mortgages on a portfolio of storage facilities in which the Account has a 75% joint venture interest and an industrial property purchased in the third quarter 2004.

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The Account also incurred expenses for the nine months ended September 30, 2004 and 2003 of $10,225,925 and $9,370,775 respectively, for investment advisory services, $11,166,357 and $11,087,140, respectively, for administrative and distribution services and $4,182,234 and $2,916,020, respectively, for the mortality, expense risk and liquidity guarantee charges. Such expenses increased primarily as a result of the larger net asset base in the Account and increased costs associated with managing and administering the Account.

The Account had net realized and unrealized gains on investments of $274,082,980 for the nine months ended September 30, 2004, as compared with net realized and unrealized gains on investments of $33,488,062 for the nine months ended September 30, 2003. The increase in net realized and unrealized gains is primarily due to the substantial net unrealized gain on the Account’s real estate properties of $131,871,469 for the nine months ended September 30, 2004 as compared to net unrealized losses for the nine months ended September 30, 2003 of $13,695,618. In addition, the Account had an unrealized gain on its unconsolidated joint venture holdings of $113,240,871 for the nine months ended September 30, 2004 as compared to unrealized gain of $26,675,169 for the nine months ended September 30, 2003. The substantial net gains in the nine month period ending September 30, 2004 are due to the increase in market value of several real estate properties, including the value of three regional malls in which the Account owns an unconsolidated joint venture interest. The Account’s marketable securities for the nine months ended September 30, 2004 had net realized and unrealized gains totaling $28,970,640, as compared with net realized and unrealized gains of $20,508,511, for the nine months ended September 30, 2003.

Results from Discontinued Operations

During the nine months ended September 30, 2004, the Account did not sell any properties but moved five properties to the held for sale category. During the nine months ended September 30, 2003, the Account sold two properties and retroactively moved five properties to the held for sale category. The investment income and unrealized gains for the nine months ended September 30, 2004 related to the properties held for sale, as well as the investment income and unrealized and realized gains and losses for the properties sold or held for sale during 2003, were removed from continuing operations in the accompanying consolidated financial statements and were classified as discontinued operations. The net investment income for the nine months ended September 30, 2004 from the properties held for sale during 2004, consisted of rental income of $6,374,458 less operating expenses and real estate taxes of $3,937,105, resulting in a net investment income of $2,437,353. The net investment income for the nine months ended September 30, 2003 from the property sold during 2003 and the properties held for sale during 2003, consisted of rental income of $22,641,742 less operating expenses and real estate taxes of $8,655,224, resulting in net investment income of $13,986,518. The net realized and unrealized gain from discontinued operations for the nine month period ended September 30, 2004 and 2003 was $7,714,562 and $9,040,768, respectively. At the time of sale, the properties sold during the nine months ended September 30, 2003 had a cost of $154,626,452 and the proceeds of sale were $187,225,000, resulting in a net realized gain of $32,598,548.

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Year Ended December 31, 2003 Compared to
Year Ended December 31, 2002

Results from Continuing Operations

Performance

The Account’s total return was 7.50% for the year ended December 31, 2003 and 3.41% for 2002. The substantial increase in the Account’s overall performance on a year-to-year basis reflects the strong performance of the Account’s real estate properties and REIT holdings. The 2003 total return on the Account’s real estate holdings was significantly higher than the 2002 annual total return. Many of the Account’s real estate properties increased in value in 2003, as compared to the substantial declines in value experienced by the Account’s real estate assets in 2002, which enhanced its strong income returns. This difference can be attributed to the strength of the institutional investors’ interest in real estate as an asset class, notwithstanding the challenges to the underlying fundamentals posed by the overall economic conditions. The strong performance of the Account’s REIT holdings also added to the total return.

Income and Expenses

The Account’s net investment income after deduction of all expenses was 24.1% higher for the year ended December 31, 2003 compared to the same period in 2002 primarily due to a 30.4% increase in total net assets, which included a 21.19% increase in the Account’s real estate holdings, including joint ventures.

The Account’s real estate holdings, including joint venture investments, generated approximately 93% and 88% of the Account’s total investment income (before deducting Account level expenses) during 2003 and 2002, respectively. The remaining portion of the Account’s total investment income was generated by marketable securities investments.

Gross real estate rental income increased approximately 38.9% in the year ended December 31, 2003 as compared to the same period in 2002. This was primarily due to the increased number of properties owned by the Account from 77 properties (including joint ventures) as of December 31, 2002 to 87 properties (including joint ventures) as of December 31, 2003. Income from real estate joint ventures was $19,492,494 as of December 31, 2003 as compared with $14,125,306 as of December 31, 2002. The increase in joint venture income was due to the increase in number of joint ventures from 2002 to 2003, as well as the positive effect of re-financing the debt on one of the Account’s leveraged properties. Interest income on the Account’s marketable securities investments decreased from $13,546,694 in 2002 to $7,221,765 in 2003 due to a decline in short-term rates from 2002 to 2003. Dividend income on the Account’s REIT investments decreased from $12,891,207 for the year ended December 31, 2002, to $12,240,166 for the year ended December 31, 2003.

Total property level expenses for the year ended December 31, 2003 and 2002 were $144,493,474, and $95,119,386, respectively. In both years ended 2003 and 2002, 64% of the total expenses represented operating expenses and 36% represented real estate taxes. The 51.9% increase in

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property level expenses during 2003 reflected the increased number of properties in the Account, as well as an increase in certain operating expenses including insurance and security costs.

The Account also incurred expenses for the years ended December 31, 2003 and 2002 of $12,751,191 and $9,495,736 respectively, for investment advisory services, $14,786,580 and $10,390,705 respectively, for administrative and distribution services, and $4,116,294 and $3,417,895 respectively, for the mortality, expense risk and liquidity guarantee charges. The overall 36% increase in expenses is a result of the larger net asset base in the Account, and the increased costs associated with managing and administering the Account.

Net Realized and Unrealized Gains and Losses on Investments

Including the net gains and losses realized by the Account for properties sold (see details under “Results from Discontinued Operations”), the Account had a 161% increase in net assets resulting from operations ($303,572,886 in December 2003 as compared to $116,242,038 in December 2002). The increase is due to the realization of substantial gains on the two properties sold in 2003, as well as substantial realized and unrealized gains on the Account’s marketable securities and joint venture properties. The strong 2003 performance can also be attributed to the decrease in the magnitude of unrealized losses on the Account’s real estate holdings in 2003 as compared to 2002.

The Account had unrealized gains on its other real estate-related holdings of $29,401,727 during the year ended December 31, 2003, as compared with losses of $5,781,360 during the same period in 2002, which can be attributed primarily to the increase in value of three regional malls in which the Account owns a joint venture interest. The decrease in unrealized losses on the Account’s real estate holdings can be attributed to a decrease in the number of properties affected by declines in value during the year ended December 31, 2003, as compared with the same period in 2002. The Account’s marketable securities for the year ended December 31, 2003 had net realized and unrealized gains totaling $39,963,920 as compared with net realized and unrealized losses of $6,195,855 for the year ended December 31, 2002. The net gains on the Account’s marketable securities for the year ended December 31, 2003 was due primarily to the strong performance of the REIT markets during the period.

Results from Discontinued Operations

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Account adopted SFAS No. 144 as of January 1, 2002. During both the year ended December 31, 2003 and the year ended December 31, 2002, two real estate properties were sold (four properties in total). Additionally in 2004, five properties were moved from the held for investment category to the held for sale category. In accordance with SFAS No. 144, the investment income and realized gain for the years ended December 31, 2003 and 2002 related to

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each of these properties was removed from continuing operations in the accompanying consolidated financial statements and was classified as discontinued operations. The net investment income from such properties in the year ended December 31, 2003, consisted of rental income of $26,025,523 less operating expenses of $7,055,402 and real estate taxes of $3,064,241, resulting in net investment income of $15,905,880. The net investment income from such properties in the year ended December 31, 2002 consisted of rental income of $34,736,339 less operating expenses of $6,955,562 and real estate taxes of $4,081,804 resulting in net investment income of $23,698,973. At the time of sale, the properties sold in 2003 had a cost of $154,626,452 and the proceeds of sale were $187,225,000, resulting in a net realized gain of $32,598,548. The net realized and unrealized gain from discontinued operations for the years ended December 31, 2003 and 2002 were a $7,471,686 gain and a $1,254,594 loss, respectively. The properties sold in 2002 had a cost of $22,592,804 and the proceeds of sale were $26,050,000, resulting in a net realized gain of $3,457,196.

Year Ended December 31, 2002 Compared to
Year Ended December 31, 2001

Results from Continuing Operations

Performance

The Account’s total net return was 3.41% for the year ended December 31, 2002 and 6.29% for 2001. The substantial decline in the Account’s overall performance on a year-to-year basis reflected the effects of the economic recession, which began in early 2001, and persisted throughout 2002. The decline in value of the real estate properties owned by the Account reflecting the effects of the deteriorating market conditions was the primary reason for the decline in its total return. The negative impact of the recessionary economy was reflected in lower market rental rates, higher vacancies, and increased leasing costs and tenant concessions. In 2002, the Account’s real estate properties continued to produce strong income returns, and at year end 2002, the non-residential property portfolio was 92% occupied overall with only 10% of the non-residential property portfolio’s square footage up for renewal or re-leasing in 2003.

The modest returns produced by the REIT markets in 2002, as well as the low interest rates earned by its short-term holdings, also negatively affected the Account’s overall performance.

Income and Expenses

The Account’s net investment income after deduction of all expenses was 15.7% higher for the year ended December 31, 2002 compared to the same period in 2001 primarily due to a 14.39% increase in total net assets and an 49.04% increase in the Account’s real estate holdings, including joint ventures.

The Account’s real estate holdings, including joint venture investments, generated approximately 88% and 82% of the Account’s total investment income (before deducting Account level expenses) during 2002 and 2001, respectively. The remaining portion of the Account’s total investment income was generated by marketable securities investments.

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Gross real estate rental income increased approximately 21.8% in the year ended December 31, 2002 over the same period in 2001. This was primarily due to the increase in the number of properties owned by the Account from 65 properties (including joint ventures) as of December 31, 2001 to 77 properties (including joint ventures) as of December 31, 2002. Income from real estate joint ventures increased by 490% for the same periods due to an increase in the number of joint venture partnership interests owned by the Account in the year ended December 31, 2002. Interest income on the Account’s marketable securities investments decreased from $24,490,376 for 2001 to $13,546,694 for 2002 due to the decline in short-term rates from 2001 to 2002 and the decrease in the amount of non-real estate assets held by the Account. Dividend income on the Account’s REIT investments increased from $9,196,967 for the year ended December 31, 2001 to $12,891,207 for the year ended December 31, 2002.

Total property level expenses for the year ended December 31, 2002 and 2001 were $95,119,386, and $74,221,642, respectively. In the year ended 2002, 64% of the total expenses represented operating expenses and 36% represented real estate taxes. In the year ended 2001, 63% of the total expenses represented operating expenses and 37% represented real estate taxes. The 28% increase in property level expenses during 2002 reflected the increased number of properties in the Account, as well as an increase in operating expenses.

The Account also incurred expenses for the years ended December 31, 2002 and 2001 of $9,495,736 and $5,896,729, respectively, for investment advisory services, $10,390,705 and $8,470,496, respectively, for administrative and distribution services, and $3,417,895 and $2,824,704, respectively, for the mortality and expense risk charges and the liquidity guarantee charges. Such expenses increased primarily as a result of the larger net asset base in the Account and increased costs associated with managing and administering a larger account. The expenses for investment advisory services for the year ended December 31, 2001 also were substantially lower than those in 2002 since they included adjustments related to fourth quarter 2000 expenses.

Net Realized and Unrealized Gains and Losses on Investments

Including the net gains and losses realized by the Account for the properties sold (see details under “Results from Discontinued Operations”), the Account had a 31% decline in net assets resulting from operations ($116,242,038 in December 2002 vs. $169,218,985 in December 2001). The decrease was due to the substantial unrealized losses on each of the Account’s asset types. The Account’s real estate had net unrealized losses from continuing operations of $89,735,475 in 2002 as compared to net losses of $32,735,012 in 2001. The Account’s marketable securities in the year ended December 31, 2002 had net realized and unrealized losses totaling $6,195,855 and net realized and unrealized gains of $5,231,736 for the year ended December 31, 2001. The Account’s investments in joint ventures had net unrealized losses of $5,781,360 in 2002 as compared to net unrealized gains of $2,002,837 in 2001 on its investments in other real estate-related investments.

Results from Discontinued Operations

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets

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(“SFAS No. 144”). The Account adopted SFAS No. 144 as of January 1, 2002. During the year ended December 31, 2002, the Account sold two real estate properties. Additionally in 2004, five properties were moved from the held for investment category to the held for sale category. In accordance with SFAS No. 144, the investment income for the years ended December 31, 2002 and 2001 relating to those properties were removed from continuing operations in the accompanying financial statements and classified as discontinued operations. The net investment income from such properties in the year ended December 31, 2002 consisted of rental income of $34,736,339 less operating expenses of $6,955,562 and real estate taxes of $4,081,804, resulting in net investment income of $23,698,973. The net investment income from such properties in the year ended December 31, 2001 consisted of rental income of $31,153,351 less operating expenses of $5,528,008 and real estate taxes of $2,377,285 resulting in net investment income of $23,248,058. The net realized and unrealized gain from discontinued operations for the years ended December 31, 2002 and 2001 were a $1,254,594 loss and a $6,123,946 gain, respectively. At the time of sale, the properties sold in 2002 had a cost of $22,592,804 and the proceeds of sale were $26,050,000, resulting in a net realized gain of $3,457,196.

Liquidity and Capital Resources

At September 30, 2004 and 2003, the Account’s liquid assets (i.e., its REITs, CMBSs, commercial paper, government securities and cash) had a value of $1,223,928,053 and $1,173,529,230, respectively. The increase in the Account’s liquid assets is primarily due to net positive inflow of transfers and premiums into the Account. In addition, there was an increase in the value of the Account’s REIT holdings during the same period.

At year end 2003 and 2002, the Account’s liquid assets (i.e., its REITs, CMBSs, commercial paper, government securities and cash) had a value of $753,971,810 and $271,568,803, respectively. The increase in the Account’s liquid assets was primarily due to the substantial net positive inflow of transfers and premiums into the Account in 2003, when at the same time there were fewer opportunities to purchase real estate meeting the Account’s investment criteria.

During the nine months ended September 30, 2004, the Account received $524,415,992 in premiums and $808,836,329 in net participant transfers from TIAA, the CREF Accounts and affiliated mutual funds, while for the same period in 2003, the Account received $366,878,102 in premiums and $293,842,836 in net participant transfers.

In 2003, the account received $515,435,665 in premiums and $433,792,602 in net participant transfers from TIAA and CREF Accounts and affiliated mutual funds, while for 2002 the Account received $395,464,695 in premiums and $64,698,804 in net participants’ transfers. Real estate properties costing approximately $753.3 million and $1.1 billion were purchased during 2003 and 2002, respectively. In 2003, the Account also received approximately $187.2 million in proceeds from the sale of one office and one industrial property. The Account’s liquid assets, exclusive of the REITs, will continue to be available to purchase additional suitable real estate properties and to meet expense needs and redemption requests (i.e., cash withdrawals or transfers). In the unlikely event that the Account’s liquid assets and its cash flow from operating activities and

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participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA’s general account will purchase liquidity units in accordance with TIAA’s liquidity guarantee to the Account.

The Account, under certain conditions more fully described under “Borrowing,” on page 7, may borrow money and assume or obtain a mortgage on a property — i.e., to make leveraged real estate investments. Also, to meet any short-term cash needs, the Account may obtain a line of credit whose terms may require that the Account secure a loan with one or more of its properties. The Account’s total borrowings may not exceed 20% of the Account’s total net asset value.

Effects of Inflation and Increasing Operating Expenses

Inflation, along with increased insurance and security costs, may increase property operating expenses in the future. We anticipate that these increases in operating expenses will generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, depending on how long any vacant space in a property remains unleased, the Account may not be able to recover the full amount of such increases in operating expenses.

Critical Accounting Policies

The consolidated financial statements of the Account are prepared in conformity with accounting principles generally accepted in the United States.

In preparing the Account’s consolidated financial statements, management is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances — the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Management believes that the following policies related to the valuation of the Account’s assets reflected in the Account’s consolidated financial statements affect the significant judgments, estimates and assumptions used in preparing its financial statements:

Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the TIAA Board of Trustees. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. The Account’s properties are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. TIAA’s appraisal staff performs a valuation of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation or appraisal. The appraisals are performed in accordance with Uniform

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Standards of Professional Appraisal Practices (USPAP), the real estate appraisal industry standards created by The Appraisal Foundation. Real estate appraisals are estimates of property values based on a professional’s opinion.

Valuation of Unconsolidated Joint Ventures: Real estate joint ventures (in which the Account does not have a controlling interest and therefore are not consolidated) are stated at the Account’s equity in the net assets of the underlying entities, which value their real estate holdings at fair value.

Valuation of Marketable Securities: Equity securities listed or traded on any national market or exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Debt securities, other than money market instruments, are valued at the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). Money market instruments, with maturities of one year or less, are valued in the same manner as debt securities or are derived from a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. Portfolio securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole.

Forward-Looking Statements

Some statements in this report which are not historical facts may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or management’s present expectations.

Caution should be taken not to place undue reliance on management’s forward-looking statements, which represent management’s views only as of the date this report is filed. Neither management nor the Account undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Quantitative and Qualitative Disclosures About Market Risk

As of September 30, 2004, 17.83% of the Account’s investments were in market risk sensitive instruments, comprised entirely of marketable securities. These include real estate investment trusts (REITs), commercial mortgage-backed securities (CMBSs), and high-quality short-term debt instruments (i.e., commercial paper and government agency instruments). The Consolidated Statements of Investments for the Account sets forth the terms of these instruments, along with their fair value, as determined in accordance with procedures described in Note 1 to the

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Account’s financial statements. Note that the Account does not currently invest in derivative financial instruments.

The Account’s investments in marketable securities are subject to the following general risks:

•	financial risk—for debt securities, the possibility that the issuer won’t be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.
•	market risk—price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.
•	interest rate volatility, which may affect current income from an investment.

In addition, mortgage-backed securities are subject to prepayment risk — i.e., the risk that borrowers will repay the loans early. If the underlying mortgage assets experience greater than anticipated payments of principal, the Account could fail to recoup some or all of its initial investment in these securities. The market value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments.

In addition to these risks, REITs and mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. For more information on the risks associated with all of the Account’s investments, see “Risks” on page 9.

Valuing the Account’s Assets

We value the Account’s assets as of the close of each valuation day by taking the sum of:

•	the value of the Account’s cash, cash equivalents, and short-term and other debt instruments
•	the value of the Account’s other securities investments and other assets
•	the value of the individual real properties and other real estate-related investments owned by the Account
•	an estimate of the net operating income accrued by the Account from its properties and other real estate-related investments and then reducing it by the Account’s liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See “Expense Deductions,” page 49.

Valuing Real Estate Investments

Valuing Real Property: Individual real properties will be valued initially at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) We could use a different value in appropriate circumstances.

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After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

Quarterly, we will conduct an internal review of each of the Account’s properties. We’ll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We’ll continue to use the revised value to calculate the Account’s net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

The Account’s net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We’ll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

Development properties initially will be valued at the Account’s cost, and the value will be adjusted as additional development costs are incurred. Once a property receives a certificate of occupancy, within one year from the initial funding by the Account, or the property is substantially leased, whichever is earlier, the property will be appraised by an independent appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.

Because of the nature of real estate assets, the Account’s net asset value won’t necessarily reflect the true or realizable value of its real estate assets (i.e., what the Account would get if it sold them).

Valuing Real Property Encumbered by Debt: In general, when we value an Account property subject to a mortgage, the Account’s net asset value will include the value of the Account’s interest in the property (with the property valued as described above). The outstanding balance of the debt will be recorded as a liability. We can adjust the property valuation if we determine that the existing debt could have a material affect on how much the Account would receive if it were to sell the property, looking at such factors as whether the debt is pre-payable, the remaining term on the debt, and then-current interest rates.

Valuing Conventional Mortgages: Individual mortgage loans made by the Account will be valued initially at their face amount. Thereafter, quarterly, we’ll value the Account’s fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We’ll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it. Floating variable rate mortgages will generally be valued at their face amount, although we may adjust these values as market conditions dictate.

Valuing Participating Mortgages: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we’ll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We’ll use these assumptions to project the cash flow and anticipated sale proceeds from each

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investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we’ll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We’ll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account’s net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, the Account could be under- or over-valued.

Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account’s properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account’s net asset value.

Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we’ll adjust the daily accrued receivable and other accounts appropriately.

Adjustments: We can adjust the value of an investment if we believe events or market conditions (such as a borrower’s or tenant’s default) have affected how much the Account could get if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

The independent fiduciary will need to approve adjustments to any valuation of one or more properties that

•	is made within three months of the annual independent appraisal or
•	results in an increase or decrease of:
•	more than 6 percent of the value of any of the Account’s properties since the last independent annual appraisal
•	more than 2 percent in the value of the Account since the prior month or
•	more than 4 percent in the value of the Account within any quarter.

Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA’s valuation methods could change the Account’s net asset value and change the values at which participants purchase or redeem Account interests.

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Valuing Other Investments (Including Certain Real Estate-Related Investments)

Debt Securities and Money Market Instruments: We value debt securities (excluding money market instruments) for which market quotations are readily available based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). We derive these values utilizing an independent pricing service, except when we believe the prices do not accurately reflect the security’s fair value. We value money market instruments with maturities of one year or less in the same manner as debt securities, or derive them from a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. All debt securities may also be valued at fair value as determined in good faith by the Investment Committee of the TIAA Board of Trustees.

Equity Securities: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

We value equity securities traded on the NASDAQ Stock Market’s National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

Mortgage-Backed Securities: We value mortgage-backed securities in the same manner in which we value debt securities, as described above.

Foreign Securities: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

Investments Lacking Current Market Quotations: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA’s Board of Trustees and in accordance with the responsibilities of TIAA’s Board as a whole. In evaluating fair value for the Account’s interest in certain commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer’s valuation methodology.

Expense Deductions

Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a subsidiary of TIAA. Because services are provided at

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cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

The current annual expense deductions are:

	Percent of Net
Type of Expense Deduction	Assets Annually	Services Performed
Investment Management	0.220%	For TIAA’s investment advice, portfolio accounting, custodial services, and similar services, including independent fiduciary and appraisal fees
Administration	0.225%	For Services’ administrative services, such as allocating premiums and paying annuity income
Distribution	0.050%	For Services’ expenses related to distributing the annuity contracts
Mortality and Expense Risk	0.070%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.035%	For TIAA’s liquidity guarantee

Total Annual Expense Deduction	0.600%	For total services to the Account

After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the following quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account’s actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account’s assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. Historically, the adjusting payments have generally been small and have resulted in both upward and downward adjustments to the Account’s expense deductions for the following quarter.

TIAA’s board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers’ commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.

Employer Plan Fee Withdrawals

Your employer may, in accordance with the terms of your plan, and with TIAA’s approval, withdraw amounts from your Real Estate Account accumulation under your GRA, GSRA, Retirement Select or Retirement Select Plus contract to pay fees associated with the administration of the plan. TIAA reserves the right to suspend or reinstate its approval for a plan to make such withdrawals. The amount and the effective date of an employer plan fee withdrawal

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will be in accordance with the terms of your plan. TIAA will determine all values as of the end of the effective date. An employer plan fee withdrawal cannot be revoked after its effective date. Each employer plan fee withdrawal will be made on a pro-rata basis from all your available TIAA and CREF accounts. An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

The Contracts

TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, Retirement Select, Retirement Select Plus or Keogh contracts. The Account is not available in California.

RA (Retirement Annuity), GRA (Group Retirement Annuity),
and Retirement Select Contracts

RA, GRA, and Retirement Select contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA and Retirement Select contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

Depending on the terms of your plan, RA, GRA, and Retirement Select premiums can be paid by your employer, you, or both. If you’re paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. You can also transfer funds from another investment choice under your employer’s plan to your contract. Ask your employer for more information about these contracts.

SRA (Supplemental Retirement Annuity), GSRA (Group Supplemental
Retirement Annuity), and Retirement Select Plus Contracts

These are for voluntary tax-deferred annuity (TDA) plans and 401(k) plans. SRA contracts are issued directly to you. GSRA and Retirement Select Plus contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Your employer pays premiums in pre-tax dollars through salary reduction. Although you can’t pay premiums directly, you can transfer amounts from other TDA plans.

Classic IRA

Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $3,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. If you are age 50 or older, you may contribute up to $3,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $3,000, or $3,500 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2004; different dollar limits may apply in future years.) We can’t issue you a joint contract.

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Roth IRA

Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $3,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. If you are age 50 or older you may contribute up to $3,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $3,000, or $3,500 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2004; different dollar limits may apply in future years.) We can’t issue you a joint contract.

Classic and Roth IRAs may together be referred to as “IRAs” in this prospectus.

GA (Group Annuity) and Institutionally-Owned GSRA

These are used exclusively for employee retirement plans and are issued directly to your employer or your plan’s trustee. Your employer pays premiums directly to TIAA (you can’t pay the premiums directly to TIAA) and your employer or the plan’s trustee may control the allocation of contributions and transfers to and from these contracts. If a GA or GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

Keoghs

TIAA also offers contracts for Keogh plans. If you are a self-employed individual who owns an unincorporated business, you can use our Keogh contracts for a Keogh plan, and cover common law employees, subject to our eligibility requirements.

ATRA (After-Tax Retirement Annuity)

The after-tax retirement annuities (ATRA) are individual non-qualified deferred annuity contracts, issued to participants who are eligible and would like to remit personal premiums under the contractual provisions of their RA contract. To be eligible, you must have an active and premium-paying or paid up RA contract. Note that the tax rules governing these non-qualified contracts differ significantly from the treatment of qualified contracts. See “Taxes,” on page 65 for more information.

IRA and Keogh Eligibility

You or your spouse can set up a TIAA Classic or Roth IRA or a Keogh if you’re a current or retired employee or trustee of an eligible institution, or if you own a TIAA or CREF annuity or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least 55 years old and have completed at least three years of service at an eligible institution. In the case of partnerships, at least half the partners must be eligible individuals and the partnership itself must be primarily engaged in education or research. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

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State Regulatory Approval

State regulatory approval is pending for certain of these certificates and they may not currently be available in your state.

Starting Out

We’ll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

If we receive premiums from your employer before your application or enrollment form, we’ll generally invest the money in the CREF Money Market Account until we receive your form. (Some employer plans may require that we send such premiums back to the employer or have a different default.) We’ll transfer the appropriate amount from the CREF Money Market Account and credit it to the Real Estate Account as of end of the business day we receive your completed form.

If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or total more than 100 percent, we’ll invest your premiums in the CREF Money Market Account. If your allocation instructions total less than 100 percent, we’ll credit the percentage that is not allocated to a specific account to the CREF Money Market Account. The balance will be invested as you instructed. After we receive a complete and correct application, we’ll follow your allocation instructions for future premiums. However, any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.

TIAA doesn’t restrict the amount or frequency of premiums to your RA, GRA, SRA, GSRA Retirement Select, Retirement Select Plus and IRA contracts, although we may in the future. Your employer’s retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you pay premiums directly to an RA or IRA, the premiums and any earnings are not subject to your employer’s plan.

In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your TIAA contract can’t lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to contracts at any time.

Note that we cannot accept money orders or travelers checks. In addition, we will not accept a third-party check where the relationship of the payor to the account owner cannot be identified from the face of the check.

We will not be deemed to have received any premiums sent to the addresses designated for remitting premiums until the third party service that administers the receipt of mail through those addresses has processed the payment on our behalf.

54   | Prospectus TIAA Real Estate Account

Important Information About Procedures for Opening a New Account

To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions, including us, to obtain, verify and record information that identifies each person who opens an account.

What this means for you: When you open an account, we will ask for your name, address, date of birth, social security number and other information that will allow us to identify you, such as your home telephone number. Until you provide us with the information we need, we may not be able to open an account or effect any transactions for you.

Choosing Among Investment Accounts

You can allocate all or part of your premiums to the Real Estate Account, unless your employer’s plan precludes that choice. You can also allocate premiums to TIAA’s traditional annuity, the CREF variable investment accounts, and, in some cases, certain mutual funds if the account or fund is available under your employer’s plan.

You can change your allocation choices for future premiums by

•	writing to our home office
•	using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org or
•	calling our Automated Telephone Service (24 hours a day) at 800-842-2252

The Right to Cancel Your Contract

You can cancel your contract (other than a Retirement Select or Retirement Select Plus contract) up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home office. We’ll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).

Determining the Value of Your Interest in The Account — Accumulation Units

When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your accumulation units decrease. We calculate how many accumulation units to credit by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date). A business day generally ends at 4:00p.m. Eastern time or when trading closes on the NYSE, if earlier.

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The accumulation unit value reflects the Account’s investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

Calculating Accumulation Unit Values: We calculate the Account’s accumulation unit value at the end of each valuation day. To do that, we multiply the previous day’s value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

A.	The value of the Account’s net assets at the end of the current valuation period, less premiums received during the current valuation period.
B.	The value of the Account’s net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

How to Transfer and Withdraw Your Money

Generally TIAA allows you to move your money to or from the Real Estate Account in the following ways:

•	from the Real Estate Account to a CREF investment account, or TIAA’s traditional annuity
•	to the Real Estate Account from a CREF investment account or TIAA’s traditional annuity (transfers from TIAA’s traditional annuity under RA and GRA contracts are subject to restrictions)
•	from the Real Estate Account to other companies
•	to the Real Estate Account from other companies/plans
•	by withdrawing cash
•	by setting up a program of automatic withdrawals or transfers

These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer’s plan or by current tax law. Transfers and cash withdrawals are currently free. TIAA can place restrictions on transfers or charge fees for transfers and withdrawals in the future.

Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day. For any transfers to TIAA’s traditional annuity, the crediting rate will be the rate in effect at the close of business of the first day that you participate in TIAA’s traditional annuity, which is the next business day after the effective date of the transfer.

To request a transfer or to withdraw cash:

•	write to TIAA’s home office at 730 Third Avenue, New York, NY 10017-3206
•	call us at 800 842-2252 or
•	for internal transfers, using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org

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You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See “Taxes,” page 65.

Transfers to and From Other TIAA-CREF Accounts

Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA’s traditional annuity, to one of the CREF accounts or to mutual funds offered under the terms of your plan. Transfers to CREF accounts may be restricted by your employer’s plan.

You can also transfer some or all of your accumulation in TIAA’s traditional annuity, in your CREF accounts or in the mutual funds offered under the terms of your plan to the Real Estate Account, if your employer’s plan offers the Account. Transfers from TIAA’s traditional annuity to the Real Estate Account under RA, GRA, and Retirement Select contracts are subject to restrictions under the terms of those contracts. Amounts held under an ATRA contract cannot be transferred to or from any retirement plan contract.

Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.

Transfers to Other Companies

Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer’s plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA, GRA, or Retirement Select contract to another company, and the $1,000 minimum will not apply to these transfers.

Transfers From Other Companies/Plans

Subject to your employer’s plan, you can usually transfer or rollover money from another 403(b), 401(a)/403(a) or governmental 457(b) retirement plan to your qualified TIAA contract. You may also rollover before-tax amounts in a Classic IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Similarly, you may be able to rollover funds from 401(a), 403(a), 403(b) and governmental 457(b) plans to a TIAA Classic IRA. Funds in a private 457(b) plan can be transferred to another private 457(b) plan only. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

Withdrawing Cash

You may withdraw cash from your SRA, GSRA, Retirement Select Plus, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Cash withdrawals from your RA, GRA or Retirement Select accumulation

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may be limited by the terms of your employer’s plan and federal tax law. Normally, you can’t withdraw money from a contract if you’ve already begun receiving lifetime annuity income.

Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, or die, or if your employer terminates its retirement plan. If your employer’s plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.

Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2 or leave your job or are faced with an unforeseeable emergency (as defined by law). There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2).

Special rules and restrictions apply to Classic and Roth IRAs.

Systematic Withdrawals and Transfers

If your employer’s plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.

Withdrawals To Pay Advisory Fees

You can set up a program to have monies withdrawn directly from your retirement plan or IRA accumulations to pay your financial advisor, if your employer’s plan allows. We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement. You will be required to complete and return certain forms to effect these withdrawals, including how and from which accounts you want these monies to be withdrawn. Before you set up this program, make sure you understand the possible tax consequences of these withdrawals. See the discussion under “Taxes” below.

Possible Restrictions on Premiums and Transfers To The Account

From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can’t find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

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If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

Additional Limitations

Federal law requires us to obtain, verify and record information that identifies each person who opens an account. Until we receive the information we need, we may not be able to effect transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include closing your account.

Market Timing Policy

There are participants who may try to profit from transferring money back and forth among the CREF accounts, the Real Estate Account, and mutual funds available under the terms of your plan, in an effort to “time” the market. As money is shifted in and out of these accounts, the accounts or funds incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate the costs. In addition, market timing can interfere with efficient portfolio management and cause dilution, if timers are able to take advantage of pricing inefficiencies. To discourage market-timing activity, transfers from the Account to a CREF or TIAA account are limited to once every calendar quarter. In addition, participants who make more than three transfers out of any TIAA or CREF account or any of the TIAA-CREF mutual funds available under your plan (other than the CREF Money Market Account) in a calendar month will be advised that if this transfer frequency continues, we will suspend their ability to make telephone, fax and Internet transfers.

We have the right to modify our policy at any time without advance notice.

Receiving Annuity Income

The Annuity Period in General

You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer’s plan may also restrict when you can begin income payments. Under the minimum distribution rules of the Internal Revenue Code, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. For more information, see “Minimum Distribution Requirements,” on page 66. Also, you can’t begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

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Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you’ve started payments you usually can’t change your income option or annuity partner for that payment stream.

Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We’ll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account’s investment experience and the income change method you choose.

There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 62. The total value of your annuity payments may be more or less than your total premiums.

Annuity Starting Date

Generally, you pick an annuity starting date when you first apply for a TIAA contract but you can change this date at any time prior to the day before that annuity starting date. Ordinarily, annuity payments begin on your annuity starting date, provided we have received all documentation necessary for the income option you’ve picked. If something’s missing, we’ll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.

Income Options

Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer’s plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA, Retirement Select, Retirement Select Plus, or Keogh. Ordinarily you’ll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.

All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

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•	One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it’s over, income payments will continue to your beneficiary until the end of the period. If you don’t opt for a guaranteed period, all payments end at your death — so that it’s possible for you to receive only one payment if you die less than a month after payments start.
•	Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years.
•	Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period — Full Benefit to Survivor, Two-Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.
•	Minimum Distribution Option (“MDO”) Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier — contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity. It is possible that income under the MDO annuity will cease during your lifetime. Prior to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you’re eligible. Using an MDO won’t affect your right to take a cash withdrawal of any accumulation not yet distributed. This pay-out annuity is not available under the Retirement Select or Retirement Select Plus contracts. Instead, required minimum distributions will be paid directly from these contracts pursuant to the terms of your employer’s plan.

For any of the income options described above, current federal tax law says that your guaranteed period can’t exceed the joint life expectancy of you and your beneficiary or annuity partner.

Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

Receiving Lump Sum Payments (Retirement Transition Benefit): If your employer’s plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an RA, GRA, or Retirement Select accumulation being converted to annuity income on the annuity starting date. Of course, if your employer’s plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See “Taxes,” page 65.

If you haven’t picked an income option when the annuity starting date arrives for your RA, GRA, SRA, GSRA, Retirement Select or Retirement Select Plus contract, TIAA usually will assume you want the one-life annuity with 10-year guaranteed period if you’re unmarried, paid from TIAA’s traditional annuity. If you’re married, we may assume for you a survivor annuity with half-benefit to annuity partner with a 10-Year guaranteed period,

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with your spouse as your annuity partner, paid from TIAA’s traditional annuity. If you haven’t picked an income option when the annuity starting date arrives for your IRA, we may assume you want the minimum distribution option annuity.

Transfers During The Annuity Period

After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a “comparable annuity” payable from a CREF account or TIAA’s traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

We’ll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA’s traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

Annuity Payments

The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year — the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year’s value.

Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account.

The formulas for calculating the number and value of annuity units payable are described below.

Calculating the Number of Annuity Units Payable: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide

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the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts — actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

Value of Annuity Units: The Real Estate Account’s annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

For participants under the annual income change method, the value of the annuity unit for payment remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.

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Death Benefits

Availability; Choosing Beneficiaries

TIAA may pay death benefits if you or your annuity partner dies. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

Your Spouse’s Rights

Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

Amount of Death Benefit

If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

Payment of Death Benefit

To authorize payment and pay a death benefit, we must have received all necessary forms and documentation, including proof of death and the selection of the method of payment.

Methods of Payment of Death Benefits

Generally, you can choose for your beneficiary the method we’ll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also block your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can block any choice if its initial payment is less than $25. If death occurs while your contract is in the accumulation stage, in most cases we can pay the death benefit using the TIAA-CREF Savings & Investment Plan. We won’t do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren’t eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn’t eligible and doesn’t specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

Payments During the Accumulation Period: Currently, the available methods of payment for death benefits from funds in the accumulation period are:

•	Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;

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•	One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;
•	Annuity for a Fixed Period of 5 to 30 years (not available under Retirement Select or Retirement Select Plus);
•	Accumulation-Unit Deposit Option, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account’s investment experience (generally the death benefit value must be at least $5,000); and
•	Minimum Distribution Option, which automatically pays income according to the Internal Revenue Code’s minimum distribution requirements (not available under Retirement Select or Retirement Select Plus). It operates in much the same way as the MDO annuity income option. It’s possible, under this method, that your beneficiary won’t receive income for life.

Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

Payments During the Annuity Period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. For more information on death benefits, see the discussion under “Taxes” below, or for further detail, contact TIAA.

Taxes

This section offers general information concerning federal taxes. It doesn’t cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

How The Real Estate Account is Treated For Tax Purposes

The Account is not a separate taxpayer for purposes of the Internal Revenue Code — its earnings are taxed as part of TIAA’s operations. Although TIAA is not expected to owe any federal income taxes on the Account’s earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.

Taxes in General

During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they’re withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death

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benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren’t taxable when withdrawn, but earnings attributable to these amounts are taxable. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed.

Generally, contributions you can make under an employer’s plan are limited by federal tax law. Employee voluntary salary reduction contributions to 403(b) and 401(k) plans are limited to $13,000 per year ($16,000 per year if you are age 50 or older). Certain long-term employees may be able to defer up to $15,000 per year in a 403(b) plan ($18,000 per year if you are age 50 or older). Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $3,000 per year ($3,500 per year for taxpayers age 50 or older).

The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments is $13,000 ($16,000 if you are age 50 or older). Special catch up rules may permit a higher contribution in one or more of the last three years prior to an individual’s normal retirement age under the plan.

Note that the dollar limits listed above are for 2004; different dollar limits may apply in future years.

Early Distributions

If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10 percent penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won’t have to pay this tax in certain circumstances. Early distributions from 457(b) plans are not subject to a 10% penalty tax unless, in the case of a governmental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.

Minimum Distribution Requirements

In most cases, payments from qualified certificates must begin by April 1 of the year after the year you reach age 70 1/2, or if later, by retirement. For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh plan, payments must begin by April 1 of the year after you reach age 70 1/2. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don’t begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules requiring minimum distributions during your lifetime. You are responsible for requesting distributions that comply with the minimum distribution rules.

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Withholding on Distributions

If we pay an “eligible rollover” distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. On the other hand, if we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain types of distributions that are not considered eligible rollovers such as payments from IRAs, hardship withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.

For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. However, if you tell us not to withhold but we don’t have your taxpayer identification number on file, we still are required to deduct taxes. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.

Special Rules For After-Tax Retirement Annuities

If you paid premiums directly to an RA and the premiums are not subject to your employer’s retirement plan, or if you have been issued an ATRA contract, the following general discussion describes our understanding of current federal income tax law that applies to these accumulations. This discussion does not apply to premiums paid on your behalf under the terms of your employer’s retirement plan. It also does not cover every situation and does not address all possible circumstances.

In General. These annuities are generally not taxed until distributions occur. When distributions occur, they are taxed as follows:

•	Withdrawals, including withdrawals of the entire accumulation under the contract, are generally taxed as ordinary income to the extent that the contract’s value is more than your investment in the contract (i.e., what you have paid into it).
•	Annuity payments are generally treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract until you recover all of your investment in the contract. After that, annuity payments are taxable in full as ordinary income.

Required Distributions. In general, if you die after you start your annuity payments but before the entire interest in the annuity contract has been distributed, the remaining portion must be distributed at least as quickly as under the method in effect on the date of your death. If you die before your annuity payments begin, the entire interest in your annuity contract generally must be distributed within five years after your death, or be used to provide payments that begin within one year of your death and that will be made for the life of your designated beneficiary or for a period not extending beyond the life expectancy of your designated beneficiary. The “designated beneficiary” refers to a natural person you designate and to whom ownership of the

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contract passes because of your death. However, if the designated beneficiary is your surviving spouse, your surviving spouse can continue the annuity contract as the new owner.

Death Benefit Proceeds. Death benefit proceeds are taxed like withdrawals of the entire accumulation in the contract if distributed in a single sum and are taxed like annuity payments if distributed as annuity payments. Your beneficiary may be required to take death benefit proceeds within a certain time period.

Penalty Tax on Certain Distributions. You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on distributions you take prior to age 59 1/2. There are some exceptions to this rule, however. You should consult a tax adviser for information about those exceptions.

Withholding. Annuity distributions are generally subject to federal income tax withholding but most recipients can usually choose not to have the tax withheld.

Certain Designations or Exchanges. Designating an annuitant, payee or other beneficiary, or exchanging a contract may have tax consequences that should be discussed with a tax adviser before you engage in any of these transactions.

Multiple Contracts. All non-qualified deferred annuity contracts issued by us and certain of our affiliates to the same owner during a calendar year must generally be treated as a single contract in determining when and how much income is taxable and how much income is subject to the 10 percent penalty tax (see above).

Special Rules For Withdrawals To Pay Advisory Fees

If you have arranged for us to pay advisory fees to your financial advisor from your accumulations, those partial withdrawals generally will not be treated as taxable distributions as long as:

•	the payment is for expenses that are ordinary and necessary;
•	the payment is made from a Section 401 or 403 retirement plan or an IRA, and
•	with respect to payments from retirement plans (not IRAs):
•	your financial advisor’s payment is only made from the accumulations in your retirement plan, and not directly by you or anyone else, under the agreement with your financial advisor; and
•	once advisory fees begin to be paid from your retirement plan, you continue to pay those fees solely from your plan and not from any other source.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on your contract.

We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

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General Matters

Making Choices and Changes

You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we’ll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

Telephone and Internet Transactions

You can use our Automated Telephone Service (ATS) or the TIAA-CREF Web Center’s account access feature to check your account balances, transfer to TIAA’s traditional annuity or CREF, and/or allocate future premiums among the accounts and funds available to you through TIAA-CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.

To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at http://www.tiaa-cref.org.

We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

Voting Rights

You don’t have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

Electronic Prospectus

If you received this prospectus electronically and would like a paper copy, please call 877 518-9161 and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you’ve consented.

Householding

To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account’s prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer

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to continue receiving your own copy of any of these documents, you may call us toll-free at 877 518-9161, or write us.

Miscellaneous Policies

If You’re Married: If you’re married, you may be required by law or your employer’s plan to get advance written consent from your spouse before we make certain transactions for you. If you’re married at your annuity starting date, you may also be required by law or your employer’s plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

Texas Optional Retirement Program Restrictions: If you’re in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state’s public institutions of higher education.

Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you’re entitled to under your employer’s retirement plan or the Internal Revenue Code, we’ll refund them to your employer as long as we’re requested to do so (in writing) before you start receiving annuity income. Any time there’s a question about premium refunds, TIAA will rely on information from your employer. If you’ve withdrawn or transferred the amounts involved from your accumulation, we won’t refund them.

Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

Distribution

The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, LLC (Services), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect

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subsidiaries of TIAA. Their addresses are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid for distributing the contracts.

State Regulation

TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account’s books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

Legal Matters

All matters involving state law and relating to the contracts, including TIAA’s right to issue the contracts, have been passed upon by George W. Madison, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.

Experts

Ernst & Young LLP, independent registered public accounting firm, with respect to the Account, have audited the Account’s consolidated financial statements and schedule at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their reports. Ernst & Young LLP, independent auditors, with respect to TIAA, have audited TIAA’s statutory-basis financial statements at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their report (which contains an explanatory paragraph describing that TIAA presents its financial statements in conformity with accounting practices prescribed or permitted by the New York State Insurance Department, which practices differ from accounting principles generally accepted in the United States, and that the effects of the variances between such bases of accounting on TIAA’s financial statements are not reasonably determinable but are presumed to be material, as described in Note 2 to the TIAA statutory-basis financial statements). Friedman LLP, independent auditors, have audited the (i) statement of revenues and certain expenses of Four Oaks Place for the year ended December 31, 2003; (ii) statement of revenues and certain expenses of 3111 Camino Del Rio North for the year ended December 31, 2003; (iii) statement of revenues and certain expenses of 30721 and 30699 Russell Ranch Road for the year ended December 31, 2003; (iv) statement of revenues and certain expenses of 1900 K Street, NW, Washington DC for the year ended September 30, 2004; (v) statement of revenues and certain expenses of 1001 Pennsylvania Ave., NW, Washington DC for the year ended September 30, 2004; (vi) statement of

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revenues and certain expenses of 50 Fremont Street, San Francisco, CA for the year ended September 30, 2004; (vii) statement of revenues and certain expenses of IDX Tower, Seattle, WA for the year ended September 30, 2004; and (viii) statement of revenues and certain expenses of the IDI Industrial Portfolio Joint Venture 1900 K Street, NW, Washington DC for the year ended December 31, 2003, and the nine months ended September 30, 2004. We’ve included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s and Friedman LLP’s respective reports, given on the authority of such firms as experts in accounting and auditing.

Additional Information

Information Available At The SEC

The Account has filed with the SEC a registration statement under the Securities Act of 1933, which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. This information can also be obtained through the SEC’s website on the Internet (http://www.sec.gov).

Other Reports to Participants

TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations.

Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206

Customer Complaints

Customer complaints may be directed to our Participant Relations Unit, P.O. Box 1259, Charlotte, NC 28201-1259, telephone 800-842-2776.

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Financial Statements

The consolidated financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited statutory-basis financial statements of TIAA follow. The full audited statutory-basis financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 877 518-9161.

The financial statements of TIAA should be distinguished from the consolidated financial statements of the Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Account.

Additional Developments

Mr. William H. Waltrip, a trustee of TIAA, and Professor Stephen A. Ross, a trustee of the TIAA-CREF registered investment companies (the “Funds”), resigned from their respective boards on November 30, 2004.

On August 1, 2003, the valuation practice, a non-auditing practice of Ernst & Young LLP (“E&Y”), the independent auditor to TIAA and the Funds, entered into an agreement with a company owned by the two trustees among others, a majority of which was owned by Professor Ross. The business relationship was created to develop intellectual property and related services to value corporate stock options. The aggregate amount paid by E&Y to the company under this agreement was approximately $1.33 million of which Professor Ross received, or will receive, approximately $335,000 (of which $60,000 represented reimbursement of expenses and $25,000 represented repayment of a loan he made to the company). Mr. Waltrip has not received any payment from the company. The agreement and business activity thereunder was terminated on August 20, 2004 and a dissolution agreement was signed as of November 17, 2004.

On August 9, 2004, E&Y informed TIAA and the Funds that the business relationship between E&Y and the company owned by the trustees was not in accordance with the auditor independence standards of Regulation S-X and the Public Company Accounting Oversight Board. E&Y also notified the SEC and the Audit Committees of TIAA and the Funds of this business relationship. The Audit Committees consist entirely of independent trustees having no business relationships with TIAA, the Funds or E&Y.

The Audit Committees of TIAA and the Funds, and E&Y, each determined that the trustees’ business relationship with E&Y did not compromise E&Y’s independence from either TIAA or the Funds or the integrity or objectivity of the respective audits for 2003 and 2004. This determination was based on, among other things, the fact that the E&Y audit team was not aware of the business relationship when they issued the 2003 audit opinions on the financial statements of TIAA and the Funds and the business activity under the agreement was ceased in 2004 upon identification of the matter. Professor Ross and Mr. Waltrip had no other functions or responsibilities as Board members that would have caused them to have direct dealings with the E&Y audit team. Professor Ross and Mr. Waltrip were not members of the Audit Committees.

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TIAA and the Funds will immediately begin to develop a request for proposals from accounting firms that have the requisite capacity and expertise to perform audit services for TIAA and the Funds for their respective 2005 audits. TIAA and the Funds have also taken steps to ensure that their respective trustees will identify promptly any business relationships that may bring the independence of the outside auditors into question. These steps include revising their officers and trustees questionnaires, improving the questionnaire review process, receiving quarterly auditor independence certifications, and enhancing continuing education for all trustees regarding SEC matters.

On December 6, 2004, the staff of the SEC informed TIAA and the Funds that it is conducting an informal inquiry into the E&Y auditor independence matter. TIAA and the Funds intend to fully cooperate with the SEC staff in connection with the informal inquiry.

74   | Prospectus TIAA Real Estate Account

Index to Financial Statements

TIAA Real Estate Account

Audited Consolidated Financial Statements:

76	Report of Management Responsibility

77	Report of the Audit Committee

78	Consolidated Statements of Assets and Liabilities

79	Consolidated Statements of Operations

81	Consolidated Statements of Changes in Net Assets

82	Consolidated Statements of Cash Flows

83	Notes to Consolidated Financial Statements

91	Consolidated Statements of Investments

104	Report of Independent Registered Public Accounting Firm

Proforma Condensed Financial Statements:

105	Proforma Condensed Statement of Assets and Liabilities

106	Proforma Condensed Statement of Operations

108	Notes to Proforma Condensed Financial Statements

Property Financial Statements:

109	3111 Camino del Rio North, San Diego, CA

109	Independent Auditors’ Report

110	Statement of Revenues and Certain Expenses

110	Notes to Statement of Revenues and Certain Expenses

112	30721 and 30699 Russell Ranch Road, Westlake Village, CA

112	Independent Auditors’ Report

113	Statement of Revenues and Certain Expenses

113	Notes to Statement of Revenues and Certain Expenses

115	Four Oaks Place, Houston, TX

115	Independent Auditors’ Report

116	Statement of Revenues and Certain Expenses

116	Notes to Statement of Revenues and Certain Expenses

118	1900 K Street, NW, Washington DC

118	Independent Auditors’ Report

119	Statement of Revenues and Certain Expenses

119	Notes to Statement of Revenues and Certain Expenses

121	1001 Pennsylvania Ave., NW, Washington DC

121	Independent Auditors’ Report

122	Statement of Revenues and Certain Expenses

122	Notes to Statement of Revenues and Certain Expenses

124	50 Fremont Street, San Francisco, CA

124	Independent Auditors’ Report

125	Statement of Revenues and Certain Expenses

125	Notes to Statement of Revenues and Certain Expenses

127	IDX Tower, 925 Fourth Avenue, Seattle, WA

127	Independent Auditors’ Report

128	Statement of Revenues and Certain Expenses

128	Notes to Statement of Revenues and Certain Expenses

130	JV with IDI - Industrial Portfolio

130	Independent Auditors’ Report

131	Statement of Revenues and Certain Expenses

132	Notes to Statement of Revenues and Certain Expenses

Teachers Insurance and Annuity Association of America

134	Condensed Unaudited Statutory-Basis Financial Statements

136	Supplemental Information to Condensed Unaudited Statutory-Basis Financial Statements

 TIAA Real Estate Account Prospectus |     75

Report of Management Responsibility

To the Participants of the TIAA Real Estate Account:

The accompanying consolidated financial statements of the TIAA Real Estate Account (“Account”) of Teachers Insurance and Annuity Association of America (“TIAA”) are the responsibility of TIAA’s management. They have been prepared in accordance with accounting principles generally accepted in the United States and have been presented fairly and objectively in accordance with such principles.

TIAA has established and maintains a strong system of internal controls and disclosure controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management’s authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA’s internal audit personnel provide a continuing review of the internal controls and operations of TIAA, including its separate account operations, and the chief audit executive regularly reports to the Audit Committee of the TIAA Board of Trustees.

The accompanying consolidated financial statements have been audited by the independent auditing firm of Ernst & Young LLP. To maintain auditor independence and avoid even the appearance of conflict of interest, it continues to be the Account’s policy that any management advisory or consulting services be obtained from a firm other than the external financial audit firm. The independent auditors’ report, which follows the notes to financial statements, expresses an independent opinion on the fairness of presentation of these financial statements.

The Audit Committee of the TIAA Board of Trustees, consisting entirely of trustees who are not officers of TIAA, meets regularly with management, representatives of Ernst & Young LLP and internal audit personnel to review matters relating to financial reporting, internal controls and auditing. In addition to the annual audit of the Account’s financial statements by the independent auditing firm, the New York State Insurance Department and other state insurance departments perform periodic examinations of the Accounts’ operations.

/s/ Herbert M. Allison, Jr.	/s/ Elizabeth A. Monrad
Herbert M. Allison, Jr.	Elizabeth A. Monrad
Chairman, President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

76   | Prospectus TIAA Real Estate Account

Report of the Audit Committee

To the Participants of the TIAA Real Estate Account:

The TIAA Audit Committee oversees the financial reporting process of the TIAA Real Estate Account (“Account”) on behalf of TIAA’s Board of Trustees. The Audit Committee operates in accordance with a formal written charter (copies are available upon request) which describes the Audit Committee’s responsibilities. All members of the Audit Committee (“Committee”) are independent, as defined under the listing standards of the New York Stock Exchange.

Management has the primary responsibility for the Account’s consolidated financial statements, development and maintenance of a strong system of internal controls and disclosure controls, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal auditing group and the independent auditing firm in connection with their respective audits of the Account. The Committee also meets regularly with the internal and independent auditors, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of financial reporting. As required by its charter, the Committee will evaluate rotation of the external financial audit firm whenever circumstances warrant, but in no event will the evaluation be later than between their fifth and tenth years of service.

The Committee reviewed and discussed the accompanying audited consolidated financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements. The Committee has also discussed the audited consolidated financial statements with Ernst & Young LLP, the independent auditing firm responsible for expressing an opinion on the conformity of these audited consolidated financial statements with generally accepted accounting principles.

The discussion with Ernst & Young LLP focused on their judgments concerning the quality and appropriateness of the accounting principles and financial reporting practices followed by the Account, the clarity and completeness of the consolidated financial statements and related disclosures, and other significant matters, such as any significant changes in accounting policies, internal controls, management judgments and estimates, and the nature of any uncertainties or unusual transactions. In addition, the Committee discussed with Ernst & Young LLP the auditors’ independence from management and the Account, and has received a written disclosure regarding such independence, as required by the Public Company Accounting Oversight Board and the Independence Standards Board.

Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited consolidated financial statements for publication and filing with appropriate regulatory authorities.

Rosalie J. Wolf, Audit Committee Chair
Leonard S. Simon, Audit Committee Member
Paul R. Tregurtha, Audit Committee Member

February 18, 2004

 TIAA Real Estate Account Prospectus |     77

Consolidated Statements of Assets and Liabilities

TIAA Real Estate Account

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
ASSETS
Investments, at value:
Real estate properties
(cost: $4,868,342,563, $4,016,534,969 and $3,230,013,803)	$4,919,318,131	$3,935,639,068	$3,189,850,858
Real Estate properties held for sale
(cost: $97,684,909, $96,287,588 and $91,265,838)	94,211,883	85,100,000	91,481,506
Other real estate related investments, including joint ventures (cost: $478,374,728, $256,127,352 and $249,182,234)	618,741,097	283,252,850	246,906,005
Marketable securities: Real estate related (cost: $311,523,063,
$295,835,312 and $163,146,056)	330,181,546	318,251,737	153,137,369
Other (cost: $892,535,901, $435,725,426 and
$117,786,465)	892,313,857	435,720,073	117,934,570

Total Investments
(cost: $6,648,461,164, $5,100,510,647 and $3,851,394,396)	6,854,766,514	5,057,963,728	3,799,310,308
Cash	1,432,650	—	496,864
Other	129,928,257	107,719,658	70,725,106

Total assets	6,986,127,421	5,165,683,386	3,870,532,278

LIABILITIES
Mortgage notes payable—Note 6	124,521,077	—	—
Amount due to bank	—	1,015,345	—
Payable for securities transactions	4,529,110	—	—
Accrued real estate property level expenses and taxes	99,928,960	67,791,195	43,796,440
Security deposits held	13,192,119	13,137,670	11,718,245

Total Liabilities	242,171,266	81,944,210	55,514,685

Minority Interest in Subsidiaries	265,852,156	290,317,015	139 ,029,033

NET ASSETS
Accumulation Fund	6,261,937,912	4,621,918,975	3,538,288,326
Annuity Fund	216,166,087	171,503,186	137,700,234

Total net assets	$6,478,103,999	$4,793,422,161	$3,675,988,560

Number of accumulation units
outstanding—Notes 7 and 8	30,760,870	24,724,183	20,346,696

Net asset value, per accumulation
unit—Note 7	$203.57	$186.94	$173.90

78 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations

TIAA Real Estate Account

	For the Nine Months
	Ended September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
INVESTMENT INCOME
Real estate income, net:
Rental income	$372,054,340	$282,551,806	$381,687,320	$274,855,449	$225,601,964

Real estate property level expenses and taxes:
Operating expenses	94,086,733	68,429,574	92,474,277	60,716,734	46,928,471
Real estate taxes	53,955,456	38,616,581	52,019,197	34,402,652	27,293,171
Interest expense	2,695,856	—	—	—	—

Total real estate property level expenses, taxes and interest	150,738,045	107,046,155	144,493,474	95,119,386	74,221,642

Real estate income, net	221,316,295	175,505,651	237,193,846	179,736,063	151,380,322
Income from real estate joint ventures	12,443,808	14,620,644	19,492,494	14,125,306	2,392,594
Interest	9,319,462	4,402,372	7,221,765	13,546,694	24,490,376
Dividends	15,208,315	7,499,103	12,240,166	12,891,207	9,196,967

Total Income	258,287,880	202,027,770	276,148,271	220,299,270	187,460,259

EXPENSES—Note 2:
Investment advisory charges	10,225,925	9,370,775	12,751,191	9,495,736	5,896,729
Administrative and distribution charges	11,166,357	11,087,140	14,786,580	10,390,705	8,470,496
Mortality and expense risk charges	2,884,388	2,099,836	2,916,880	2,430,240	1,987,604
Liquidity guarantee charges	1,297,846	816,184	1,199,414	987,655	837,100

Total Expenses	25,574,516	23,373,935	31,654,065	23,304,336	17,191,929

Investment Income, Net	232,713,364	178,653,835	244,494,206	196,994,934	170,268,330

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 79

Consolidated Statements of Operations (continued)

TIAA Real Estate Account
	For the Nine Months
	Ended September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on:
Real estate properties	—	—	—	—	(4,109,121)
Marketable securities	32,945,273	(797,978)	7,692,266	6,926,085	2,839,417

Net realized gain (loss) on investments	32,945,273	(797,978)	7,692,266	6,926,085	(1,269,704)

Net change in unrealized appreciation (depreciation) on:
Real estate properties	131,871,469	(13,695,618)	(27,009,350)	(89,735,475)	(32,735,012)
Other real estate related investments	113,240,871	26,675,169	29,401,727	(5,781,360)	2,002,837
Marketable securities	(3,974,633)	21,306,489	32,271,654	(13,121,940)	2,392,319

Net change in unrealized appreciation (depreciation) on investments	241,137,707	34,286,040	34,664,031	(108,638,775)	(28,339,856)

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS	274,082,980	33,488,062	42,356,297	(101,712,690)	(29,609,560)

NET INCREASE IN NET ASSETS RESULTING
FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	506,796,344	212,141,897	286,850,503	95,282,244	140,658,770
Minority interest in net increase in net assets resulting from operations	(30,157,854)	(4,522,199)	(6,655,183)	(1,484,585)	(811,789)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS BEFORE DISCONTINUED OPERATIONS	476,638,490	207,619,698	280,195,320	93,797,659	139,846,981

Discontinued operations—Note 3:
Investment income from discontinued net operations	2,437,353	13,986,518	15,905,880	23,698,973	23,248,058
Realized gain from discontinued operations	—	32,598,548	32,598,548	3,457,196	—
Net change in unrealized appreciation on real estate properties held for sale	7,714,562	(23,557,780)	(25,126,862)	(4,711,790)	6,123,946

Net increase in net assets resulting from discontinued operations	10,151,915	23,027,286	23,377,566	22,444,379	29,372,004

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$486,790,405	$230,646,984	$303,572,886	$116,242,038	$169,218,985

80 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Changes In Net Assets

TIAA Real Estate Account
	For the Nine Months
	Ended September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
FROM OPERATIONS
Investment income, net	$ 232,713,364	$ 178,653,835	$ 244,494,206	$ 196,994,934	$ 170,268,330
Net realized gain (loss) on investments	32,945,273	(797,978)	7,692,266	6,926,085	(1,269,704)
Net change in unrealized appreciation (depreciation) on investments	241,137,707	34,286,040	34,664,031	(108,638,775)	(28,339,856)
Minority interest in net increase in net assets resulting from operations	(30,157,854)	(4,522,199)	(6,655,183)	(1,484,585)	(811,789)
Discontinued operations	10,151,915	23,027,286	23,377,566	22,444,379	29,372,004

Net increase in net assets resulting from operations	486,790,405	230,646,984	303,572,886	116,242,038	169,218,985

FROM PARTICIPANT TRANSACTIONS
Premiums	524,415,992	366,878,102	515,435,665	395,464,695	254,149,962
Net transfers from (to) TIAA	91,804,633	4,770,906	30,198,200	(158,282,438)	(6,241,427)
Net transfers from CREF Accounts	717,031,696	289,071,930	403,594,402	222,981,242	492,856,010
Annuity and other periodic payments	(18,676,797)	(14,078,057)	(22,213,682)	(18,024,403)	(13,710,081)
Withdrawals and death benefits	(116,684,091)	(78,242,150)	(113,153,870)	(96,059,751)	(69,728,343)

Net increase in net assets resulting from participant transactions	1,197,891,433	568,400,731	813,860,715	346,079,345	657,326,121

Net increase in net assets	1,684,681,838	799,047,715	1,117,433,601	462,321,383	826,545,106

NET ASSETS
Beginning of year	4,793,422,161	3,675,988,560	3,675,988,560	3,213,667,177	2,387,122,071

End of period	$6,478,103,999	$4,475,036,275	$4,793,422,161	$3,675,988,560	$3,213,667,177

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 81

Consolidated Statements of Cash Flows

TIAA Real Estate Account
	For the Nine Months
	Ended September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations	$486,790,405	$230,646,984	$303,572,886	$116,242,038	$169,218,985
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Increase in investments	(1,787,281,709)	(812,295,853)	(1,258,653,420)	(573,204,724)	(836,986,805)
Increase in other assets	(22,208,599)	(1,533,109)	(36,994,552)	(26,721,697)	(10,737,652)
Increase in accrued real estate property level expenses and taxes	32,137,765	12,095,621	23,994,755	1,713,246	15,199,279
Increase in security deposits held	54,449	(249,081)	1,419,425	2,950,569	1,949,704
Increase (decrease) in other liabilities	3,513,765	(868)	1,015,345	1,869,590	(1,117,817)
Increase in minority interest	(24,464,859)	3,191,529	151,287,982	131,293,040	4,707,776

Net cash used in operating activities	(1,311,458,783)	(568,144,777)	(814,357,579)	(345,857,938)	(657,766,530)

CASH FLOWS FROM PARTICIPANT TRANSACTIONS
Premiums	524,415,992	366,878,102	515,435,665	395,464,695	254,149,962
Net transfers from (to) TIAA	91,804,633	4,770,906	30,198,200	(158,282,438)	(6,241,427)
Net transfers from CREF Accounts	717,031,696	289,071,930	403,594,402	222,981,242	492,856,010
Annuity and other periodic payments	(18,676,797)	(14,078,057)	(22,213,682)	(18,024,403)	(13,710,081)
Withdrawals and death benefits	(116,684,091)	(78,242,150)	(113,153,870)	(96,059,751)	(69,728,343)

Net cash provided by participant transactions	1,197,891,433	568,400,731	813,860,715	346,079,345	657,326,121

CASH FLOWS FROM FINANCING TRANSACTIONS
Proceeds of mortgage loan	115,000,000	—	—	—	—

NET CASH PROVIDED BY FINANCING TRANSACTIONS	115,000,000	—	—	—	—

Net increase (decrease) in cash	1,432,650	255,954	(496,864)	221,407	(440,409)
CASH
Beginning of year	—	496,864	496,864	275,457	715,866

End of period	$1,432,650	$752,818	$—	$496,864	$275,457

82 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes to Consolidated Financial Statements

Real Estate Account

Note 1—Significant Accounting Policies

The TIAA Real Estate Account (“Account”) is a segregated investment account of Teachers Insurance and Annuity Association of America (“TIAA”) and was established by resolution of TIAA’s Board of Trustees on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. The Account holds various properties in wholly-owned and majority-owned subsidiaries which are consolidated for financial statement purposes. The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account also invests in publicly-traded securities and other instruments to maintain adequate liquidity for operating expenses, capital expenditures and to make benefit payments. The financial statements were prepared in accordance with accounting principles generally accepted in the United States which may require the use of estimates made by management. Actual results may vary from those estimates. The following is a summary of the significant accounting policies consistently followed by the Account.

Basis of Presentation: The accompanying consolidated financial statements include the Account and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgement because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. The independent fiduciary, The Townsend Group, must approve all independent appraisers used by the Account. The independent fiduciary can also require additional appraisals if it believes that a property’s value has changed materially or otherwise to assure that the Account is valued correctly. TIAA’s appraisal staff performs a valuation review of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation review or appraisal. The independent fiduciary reviews all appraisals and approves any valuation adjustments which exceed certain prescribed limits before such adjustments are recorded by the Account. TIAA continues to use the revised value to calculate the Account’s net asset value until the next valuation review or appraisal.

 TIAA Real Estate Account Prospectus |     83

Notes to Consolidated Financial Statements (continued)

Valuation of Mortgages: Mortgages are initially valued at their face amount. Fixed rate mortgages are, thereafter, valued quarterly by discounting payments of principal and interest to their present value using a rate at which commercial lenders would make similar mortgage loans. Floating variable rate mortgages are generally valued at their face amount, although the value may be adjusted as market conditions dictate.

Valuation of Unconsolidated Joint Ventures: Real estate joint ventures (in which the Account does not have a controlling interest and therefore are not consolidated) are stated at the Account’s equity in the net assets of the underlying entity, which value their real estate holdings at fair value.

Valuation of Marketable Securities: Equity securities listed or traded on any United States national securities exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Short-term money market instruments are stated at market value. Portfolio securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole.

Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined. Realized gains and losses on real estate transactions are accounted for under the specific identification method.

Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and includes amortization of discounts and premiums. Dividend income is recorded on the ex-dividend date. Realized gains and losses on securities transactions are accounted for on the specific identification method.

Change in Accounting Policy: Effective January 1, 2003, the Account changed the method by which realized gains and losses on securities transactions are calculated from the average cost method to the specific identification method. This change was made in order to conform more closely with industry standards. For the Account, the effect of this change for the year ended December 31, 2003 was to increase net real-

84   | Prospectus TIAA Real Estate Account

Notes to Consolidated Financial Statements (continued)

ized gain by $391,221 and decrease net unrealized gain by $391,221. There was no impact on investment income-net and no impact on the increase in net assets resulting from operations or on total net assets.

Federal Income Taxes: Based on provisions of the Internal Revenue Code, the Account is taxed as a segregated asset account of TIAA. The Account should incur no material federal income tax attributable to the net investment experience of the Account.

Reclassifications: Certain amounts in the 2001, 2002 and 2003 consolidated financial statements have been reclassified to conform with the September 30, 2004 presentation.

Note 2—Management Agreements

Investment advisory services for the Account are provided by TIAA employees, under the direction of TIAA’s Board of Trustees and its Investment Committee, pursuant to investment management procedures adopted by TIAA for the Account. TIAA’s investment management decisions for the Account are also subject to review by the Account’s independent fiduciary. TIAA also provides all portfolio accounting and related services for the Account.

Distribution and administrative services for the Account are provided by TIAA-CREF Individual & Institutional Services, Inc. (“Services”) pursuant to a Distribution and Administrative Services Agreement with the Account. Services, a wholly-owned subsidiary of TIAA, is a registered broker-dealer and member of the National Association of Securities Dealers, Inc. Effective January 1, 2004 Services was converted from a regular corporation to a limited liability corporation.

The services provided by TIAA and Services are provided at cost. TIAA and Services receive payments from the Account on a daily basis according to formulas established each year with the objective of keeping the payments as close as possible to the Account’s actual expenses. Any differences between actual expenses and the amounts paid are adjusted quarterly.

TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account’s cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

Note 3—Real Estate Properties

During the nine months ended September 30, 2004, the Account purchased 14 properties for approximately $800 million. Had the Account’s real estate properties which were purchased during the nine months ended September 30, 2004 been acquired at the beginning of the period (January 1, 2004), rental income and operating expenses for the nine months ended September 30, 2004 would have increased by approximately $63,954,000 (unaudited) and $25,451,000 (unaudited), respectively. In addition, interest income for the nine months ended September 30, 2004 would have decreased by approximately $12,920,000 (unaudited). Accordingly, the total proforma effect on the

 TIAA Real Estate Account Prospectus |     85

Notes to Consolidated Financial Statements (continued)

Account’s net investment income for the nine months ended September 30, 2004 would have been an increase of approximately $25,583,000 (unaudited), if the real estate properties acquired during the nine months ended September 30, 2004, had been acquired at the beginning of the year.

During 2003, the Account purchased 12 properties for approximately $754 million. Had the Account’s real estate properties which were purchased during the year ended December 31, 2003 been acquired at the beginning of the year (January 1, 2003), rental income and real estate property level expenses and taxes for the year ended December 31, 2003 would have increased by approximately $91,488,000 (unaudited) and $36,464,000 (unaudited), respectively. In addition, interest income for the year ended December 31, 2003 would have decreased by approximately $7,222,000 (unaudited). Accordingly, the total proforma effect on the Account’s net investment income for the year ended December 31, 2003 would have been an increase of approximately $47,802,000 (unaudited), if the real estate properties acquired during the year ended December 31, 2003 had been acquired at the beginning of the year.

During the nine months ended September 30, 2004, the Account moved five real estate properties from the held for investment category to the held for sale category. The current unrealized gain on these properties for the nine months ended September 30, 2004 was $7,714,562 (unaudited) which is included in discontinued operations along with net investment income for the period of $2,437,353 (unaudited), consisting of rental income of $6,374,458 (unaudited) less operating expense of $3,937,105 (unaudited).

During the year ended December 31, 2003 the Account sold two real estate properties. The income for these properties during 2003 (prior to the sale) consisted of rental income of $14,215,497 less operating expenses of $3,502,961 and real estate taxes of $1,669,535, resulting in net investment income of $9,043,001. At the time of sale, the properties had a cost basis of $154,626,452 and the proceeds of sale were $187,225,000, resulting in a realized gain of $32,598,548.

Note 4—Leases

The Account’s real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2046. Aggregate minimum annual rentals for the properties owned, excluding short-term residential leases and storage facility leases, are as follows:

Years Ending December 31,

2004	$ 384,239,000
2005	347,178,000
2006	297,300,000
2007	262,404,000
2008	223,367,000
2009-2046	707,247,000

Total	$2,221,735,000

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

86   | Prospectus TIAA Real Estate Account

Notes to Consolidated Financial Statements (continued)

Note 5—Investment in Unconsolidated Joint Ventures

The Account owns several real estate properties through unconsolidated joint ventures and receives distributions and allocations of profits and losses from the joint ventures based on the Account’s ownership interest percentages. Several of these joint ventures have mortgage notes payable on the properties owned. The Account’s allocated portion of the mortgage notes payable at September 30, 2004 is $217,244,302 (unaudited) and $218,224,058 at December 31, 2003. The Accounts’ equity in the joint ventures at September 30, 2004 is $574,826,810 (unaudited) and $241,022,012 at December 31, 2003. A condensed summary of the financial position and results of operations of the joint ventures is shown below.

		December 31,
	September 30,
	2004	2003	2002	2001

	(Unaudited)
ASSETS
Real estates properties	$1,587,007,626	$914,645,112	$851,578,413	$56,686,326
Other assets	20,528,494	24,673,188	32,997,030	1,435,578

Total assets	$1,607,536,120	$939,318,300	$884,575,443	$58,121,904

LIABILITIES AND EQUITY
Mortgages payable, including accrued interest	$434,488,604	$436,448,116	$385,456,582	$—
Other liabilities	23,393,896	20,826,160	15,040,756	708,502

Total liabilities	457,882,500	457,274,276	400,497,338	708,502

EQUITY	1,149,653,620	482,044,024	484,078,105	57,413,402

Total liabilities and equity	$1,607,536,120	$939,318,300	$884,575,443	$58,121,904

	For the
	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
OPERATING REVENUES AND EXPENSES
Revenues	$81,985,649	$72,489,535	$ 98,912,953	$ 93,708,332	$ 6,461,814
Expenses	47,194,227	42,074,376	57,489,623	54,386,720	2,240,630

Excess of revenues over expenses	$34,791,422	$30,415,159	$ 41,423,330	$ 39,321,612	$ 4,221,184

 TIAA Real Estate Account Prospectus |     87

Notes to Financial Statements (continued)

Note 6—Mortgage Notes Payable (Unaudited)

On March 31, 2004, the Account obtained a mortgage totaling $115 million on a portfolio of 32 storage facilities located throughout the U.S. which were purchased at the end of 2003. The interest on the mortgage is paid monthly based on an annual rate of 4.62%. The total principal is due on April 1, 2011. On September 30, 2004, the Account assumed a mortgage totaling $9.5 million in the purchase of a property. The interest on the mortgage is paid monthly based on an annual rate of 7.24%. The total principal is due on May 1, 2011.

88   | Prospectus TIAA Real Estate Account

Notes to Consolidated Financial Statements (continued)

Note 7—Condensed Consolidated Financial Information
Selected condensed consolidated financial information for an Accumulation Unit of the Account is presented below

	For the Nine Months
	Ended
	September 30,	Years Ended December 31,

	2004	2003	2002	2001	2000	1999

	(Unaudited)
Per Accumulation Unit data:
Rental income	$11.934	$ 16.514	$ 14.537	$ 14.862	$ 14.530	$ 12.168
Real estate property level expenses and taxes	4.835	6.263	4.988	4.754	4.674	3.975

Real estate income, net	7.099	10.251	9.549	10.108	9.856	8.193
Income from real estate joint ventures	0.399	0.790	0.665	0.130	0.056	—
Dividends and interest	0.787	0.788	1.244	1.950	2.329	2.292

Total income	8.285	11.829	11.458	12.188	12.241	10.485
Expense charges (1)	0.820	1.282	1.097	0.995	0.998	0.853

Investment income, net	7.465	10.547	10.361	11.193	11.243	9.632
Net realized and unrealized gain (loss) on investments	9.164	2.492	(4.621)	(1.239)	3.995	1.164

Net increase in Accumulation Unit Value	16.629	13.039	5.740	9.954	15.238	10.796
Accumulation Unit Value:
Beginning of year	186.939	173.900	168.160	158.206	142.968	132.172

End of period	$203.568	$186.939	$173.900	$168.160	$158.206	$142.968

Total return	8.90%	7.50%	3.41%	6.29%	10.66%	8.17%
Ratios to Average Net Assets:
Expenses (1)	0.47%	0.76%	0.67%	0.61%	0.67%	0.63%
Investment income, net	4.24%	6.25%	6.34%	6.81%	7.50%	7.13%
Portfolio turnover rate:
Real estate properties	0.00%	5.12%	0.93%	4.61%	3.87%	4.46%
Securities	97.46%	71.83%	52.08%	40.62%	32.86%	27.68%
Thousands of Accumulation Units outstanding at end of period	30,761	24,724	20,347	18,456	14,605	11,487

(1)	Expense charges per Accumulation Unit and the Ratio of Expenses to Average Net Assets exclude real estate property level expenses and taxes. If the real estate property level expenses and taxes were included, the expense charge per Accumulation Unit for the nine months ended September 30, 2004 would be $5.655 (unaudited) and for the year ended December 31, 2003 would be $7.545 ($6.085, $5.749, $5.672 and $4.828 for the years ended December 31, 2002, 2001, 2000 and 1999, respectively), and the Ratio of Expenses to Average Net Assets for the nine months ended September 30, 2004 would be 3.21% (unaudited) and for the year ended December 31, 2003 would be 4.47% (3.72%, 3.50%, 3.79% and 3.58% for the years ended December 31, 2002, 2001, 2000 and 1999, respectively).

 TIAA Real Estate Account Prospectus |     89

Notes to Consolidated Financial Statements (continued)

Note 8—Accumulation Units

Changes in the number of Accumulation Units outstanding were as follows:

	For the Nine Months
	Ended	For the Years Ended December 31,
	September 30,
	2004	2003	2002	2001

	(Unaudited)
Accumulation Units:
Credited for premiums	2,712,898	2,860,354	2,310,355	1,542,511
Credited (cancelled) for transfers, net disbursements and amounts
applied to the Annuity Fund	3,323,789	1,517,133	(420,104)	2,309,261
Outstanding:
Beginning of year	24,724,183	20,346,696	18,456,445	14,604,673

End of period	30,760,870	24,724,183	20,346,696	18,456,445

Note 9—Commitments

During the normal course of business, the Account enters into discussions and agreements to purchase or sell real estate properties. As of September 30, 2004 and December 31, 2003, the Account had no outstanding commitments to purchase properties.

As of September 30, 2004 and December 31, 2003, the Account had commitments to invest in three limited partnerships over the next three years, totalling approximately $56.7 million and $2 million, respectively.

Note 10—Subsequent Event

As of September 30, 2004, the Account reclassified five properties to real estate properties held for sale. For the nine months ended September 30, 2004, the net investment income and net change in unrealized appreciation (depreciation) for such properties is reported in discontinued operations. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company has revised the historical financial statements for 2003, 2002 and 2001 to also reflect the net investment income and net change in unrealized appreciation (depreciation) associated with those properties in those years as discontinued operations.

In addition, the Account has revised the historical financial statements for 2003, 2002 and 2001 to reflect the net change in unrealized appreciation (depreciation) associated with the properties sold in 2003 and 2002 within discontinued operations for the years presented.

The above reclassifications impacted the presentation of these properties within the consolidated statements of operations between continuing operations and discontinued operations which had no impact on the net increase in net assets resulting from operations for any year.

90   | Prospectus TIAA Real Estate Account

Consolidated Statement of Investments (Unaudited) - Real Estate Account - September 30, 2004

REAL ESTATE PROPERTIES — 73.14%
REAL ESTATE PROPERTIES
HELD FOR INVESTMENT — 71.77%
Location / Description	Value

Arizona:
Biltmore Commerce Center —
Office building	$31,502,060
RREEF America Mountain
Portfolio — Industrial building	5,504,662
California:
3 Hutton Centre Drive —
Office building	40,423,955
9 Hutton Centre —
Office building	22,321,856
88 Kearny Street — Office building	64,077,351
Cabot Industrial Portfolio —
Industrial building	57,800,000
Capitol Place — Office building	42,418,500
Centerside I — Office building	65,000,000
Eastgate Distribution Center —
Industrial building	18,300,000
Kenwood Mews — Apartments	25,592,033
Larkspur Courts — Apartments	57,100,000
The Legacy at Westwood —
Apartments	86,500,000
Northpoint Commerce Center —
Industrial building	42,700,000
Ontario Industrial Portfolio —
Industrial building	179,337,691	(1)
Regents Court — Apartments	56,500,000
RREEF America Northern California
Portfolio — Industrial building	59,040,654
RREEF America Southern California
Portfolio — Industrial building	88,832,725
Treat Towers — Office building	119,519,868	(2)
Westcreek — Apartments	25,513,821
West Lake North Business Park —
Office building	49,500,000
Westwood Marketplace —
Shopping center	77,000,000
Colorado:
The Lodge at Willow Creek —
Apartments	32,200,000
The Market at Southpark —
Shopping center	33,429,560
Monte Vista — Apartments	22,306,264

Location / Description	Value

Connecticut:
Ten & Twenty Westport Road —
Office building	$148,005,670
Delaware:
RREEF America Mideast Portfolio —
Industrial building	16,518,688
Florida:
701 Brickell — Office building	174,040,353
4200 West Cypress Street —
Office building	32,528,132
Golfview — Apartments	27,765,787
The Fairways of Carolina —
Apartments	17,900,000
The Greens at Metrowest —
Apartments	14,300,000
Maitland Promenade One —
Office building	36,017,751
Plantation Grove — Shopping center	10,700,000
Pointe on Tampa Bay —
Office building	40,577,392
Quiet Waters at Coquina Lakes —
Apartments	19,415,000
Royal St. George — Apartments	19,400,000
Sawgrass Office Portfolio —
Office building	50,501,250
South Florida Apartment Portfolio —
Apartments	48,000,000
Georgia:
Alexan Buckhead — Apartments	37,500,000
Atlanta Industrial Portfolio —
Industrial building	38,000,000
Prominence in Buckhead —
Office building	105,478,853	(2)
Illinois:
161 North Clark Street —
Office building	210,357,385	(2)
Chicago Caleast Industrial Portfolio —
Industrial building	41,400,000
Chicago Industrial Portfolio —
Industrial building	69,840,912
Columbia Center III — Office building	30,100,000
Oak Brook Regency Towers —
Office building	68,100,000
Parkview Plaza — Office building	48,000,000
RREEF America EN Central Portfolio —
Industrial building	23,661,072
Rolling Meadows — Shopping center	14,800,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 91

Consolidated Statement of Investments (Unaudited) - Real Estate Account - September 30, 2004

Location / Description	Value

Kentucky:
IDI Kentucky Portfolio —
Industrial building	$48,842,583
Maryland:
Corporate Boulevard —
Office building	70,000,000
FEDEX Distribution Facility —
Industrial building	8,100,000
Massachusetts:
Batterymarch Park II —
Office building	10,700,000
Longwood Towers — Apartments	78,000,000
Mellon Financial Center at
One Boston Place —
Office building	275,000,000	(2)
Needham Corporate Center —
Office building	11,640,984
RREEF America Northeast Portfolio —
Industrial building	33,077,653
Michigan:
Indian Creek — Apartments	18,000,000
Minnesota:
Interstate Crossing —
Industrial building	6,525,088
River Road Distribution Center —
Industrial building	4,150,000
Nevada:
UPS Distribution Facility —
Industrial building	12,900,000
New Jersey:
10 Waterview Boulevard —
Office building	27,000,000
371 Hoes Lane — Office building	10,700,000
Konica Photo Imaging
Headquarters — Industrial building	21,000,000
Morris Corporate Center III —
Office building	85,400,000
NJ Caleast Industrial Portfolio —
Industrial building	39,300,000
South River Road Industrial —
Industrial building	33,000,000
New York:
780 Third Avenue — Office building	190,000,000
The Colorado — Apartments	58,073,061
Ohio:
Bent Tree — Apartments	13,300,000
BISYS Fund Services Building —
Office building	35,700,000	(2)

Location / Description	Value

Columbus Portfolio —
Office building	$21,500,000
Oregon:
Five Centerpointe — Office building	14,000,000
Pennsylvania:
Lincoln Woods — Apartments	27,301,678
Tennessee:
Memphis Caleast Industrial
Portfolio — Industrial building	46,100,000
Summit Distribution Center —
Industrial building	23,300,000
Texas:
Butterfield Industrial Park —
Industrial building	4,600,000	(3)
Dallas Industrial Portfolio —
Industrial building	140,000,000
Four Oaks Place — Office building	255,357,238
The Legends at Chase Oaks —
Apartments	26,999,927
Utah:
Landmark at Salt Lake City
(Building #4) —
Industrial building	12,500,000
Virginia:
Ashford Meadows — Apartments	67,000,228
Fairgate at Ballston — Office building	28,500,000
Monument Place — Office building	37,000,000
One Virginia Square — Office building	42,428,275
Washington:
Rainier Corporate Park —
Industrial building	54,000,000
RREEF America Northwest Portfolio —
Industrial building	19,412,990
Washington DC:
1015 15th Street — Office building	60,000,000
Mazza Gallerie — Shopping center	80,000,000
The Farragut Building —
Office building	46,500,000
Other:
Storage Portfolio	177,079,181	(2)(4)(5)

TOTAL REAL ESTATE PROPERTIES HELD
FOR INVESTMENT
(Cost $4,868,342,563)	4,919,318,131

92 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Investments (Unaudited) - Real Estate Account - September 30, 2004

REAL ESTATE PROPERTIES HELD
FOR SALE — 1.37%

Location / Description	Value

Florida:
Doral Pointe — Apartments	$55,011,883
Maryland:
Longview Executive Park —
Office building	19,500,000
North Carolina:
The Lynnwood Collection —
Shopping center	8,400,000
The Millbrook Collection —
Shopping center	6,100,000
Ohio:
Northmark Business Center III —
Office building	5,200,000

TOTAL REAL ESTATE PROPERTIES
HELD FOR SALE
(Cost $97,684,909)	94,211,883

TOTAL REAL ESTATE PROPERTIES
(Cost $4,966,027,472)	5,013,530,014

OTHER REAL ESTATE RELATED
INVESTMENTS — 9.03%
REAL ESTATE JOINT VENTURE — 8.39%

Colorado Center Limited Partnership
Colorado Center
(50% Account Interest)	223,435,699
Florida Mall Association, Ltd.
The Florida Mall
(50% Account Interest)	158,315,354	(6)
Teachers REA IV, LLC
Tyson’s Executive Plaza II
(50% Account Interest)	27,140,804
West Dade County Associates
Miami International Mall
(50% Account Interest).	60,357,331	(6)
West Town Mall Joint Venture
West Town Mall
(50% Account Interest)	105,577,622	(6)

TOTAL REAL ESTATE JOINT VENTURE
(Cost $435,044,036)	574,826,810

Location / Description		Value

LIMITED PARTNERSHIPS — 0.64%
Essex Apartment Value Fund, L.P.
(10% Account Interest)		$17,751,022
Heitman Value Part Fund
(34.17% Account Interest)		9,986,066
MONY/Transwestern Mezzanine
Realty Partners L.P.
(19.76% Account Interest)		16,177,199

TOTAL LIMITED PARTNERSHIP
(Cost $43,330,692)		43,914,287

TOTAL OTHER REAL ESTATE RELATED
INVESTMENTS (Cost $478,374,728)		618,741,097

MARKETABLE SECURITIES — 17.83%
REAL ESTATE RELATED — 4.81%
REAL ESTATE INVESTMENT TRUSTS — 4.09%
Shares	Issuer	Value

77,500	Acadia Realty Trust	$1,143,125
540,688	Affordable Residential
	Communities	7,894,045
36,685	AMB Property Corp	1,358,079
557,300	American Campus
	Communities	10,343,488
140,000	Amli Residential Properties	4,277,000
602,800	Ashford Hospitality Trust	5,666,320
30,000	Avalonbay Communities Inc	1,806,600
110,750	Biomed Realty Trust Inc	1,948,093
191,600	Boston Properties Inc	10,612,724
177,000	Brandywine Realty Trust	5,040,960
35,000	BRE Properties	1,342,250
21,000	Capital Automotive Reit	656,670
120,000	Capital Lease Funding Inc	1,324,800
158,000	CB Richard Ellis Group Inc	3,649,800
60,000	Centerpoint Properties Trust	2,614,800
200,000	Cohen & Steers Inc	3,088,000
220,300	Corporate Office Properties	5,644,086
150,000	Developers Diversified Realty	5,872,500
200,000	Equity Office Properties Trust	5,450,000
203,800	Equity Residential	6,317,800
594,500	Extra Space Storage Inc	7,579,875
400,000	Falcon Financial Investment	3,236,000
100,000	General Growth Properties	3,100,000
446,400	Gramercy Capital Corp	6,963,840
92,700	Health Care Realty Trust Inc	3,619,008
374,800	Hersha Hospitality Trust	3,523,120
114,700	Hilton Hotels Corp	2,160,948
294,200	Home Properties Inc	11,638,552

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 93

Consolidated Statement of Investments (Unaudited) - Real Estate Account - September 30, 2004

Shares	Issuer	Value

350,000	Homebanc Corp/Ga	$3,150,000
574,049	Host Marriott Corp	8,053,907
300,000	Interstate Hotels & Resorts	1,215,000
1,450,000	Jameson Inns Inc	2,581,000
60,000	Kimco Realty Corp	3,078,000
649,000	Kite Realty Group Trust	8,534,350
467,670	Lexington Corporate
	Properties Trust	10,153,116
1,266,660	Lodgian Inc	12,539,934
163,807	LTC Properties Inc	2,930,507
175,000	Luminent Mortgage Capital	2,219,000
150,000	Macerich Company/The	7,993,500
30,420	Mack-Cali Realty Corp	1,347,606
31,875	Manufactured Home
	Communities	1,059,525
1,155,000	Meristar Hospitality Trust	6,294,750
65,000	Mills Corp/The	3,371,550
150,000	Mission West Properties	1,552,500
193,190	Mortgageit Holdings Inc	2,791,596
370,000	New York Mortgage Trust Inc	3,459,500
60,000	NewCastle Investment Corp	1,842,000
525,000	Origen Financial Inc	3,864,000
75,000	Prentiss Properties Trust	2,700,000
200,000	Prologis Trust	7,048,000
79,000	Reckson Associates Realty Corp	2,271,250
50,000	Regency Centers Corp	2,324,500
150,000	Saxon Captal Inc	3,225,000
255,900	Simon Property Group Inc	13,723,917
50,000	Starwood Hotels & Resorts	2,321,000
150,000	Strategic Hotel Capital Inc	2,028,000
303,820	Sunset Financial Resources	3,241,759
128,000	The St Joe Company	6,114,560
123,090	Trizec Properties Inc	1,965,747
100,000	United Dominion Realty Trust	1,983,000
77,558	Ventas Inc	2,010,303
100,000	Vornado Realty Trust	6,268,000
190,975	Weingarten Realty Investors	6,304,085
106,200	Winston Hotels Inc	1,136,340

TOTAL REAL ESTATE INVESTMENT TRUSTS
(Cost $261,771,340)		280,569,285

COMMERCIAL MORTGAGE BACKED
SECURITIES — 0.72%
	Issuer, Current Rate
Principal	and Maturity Date	Value

$10,000,000	Bear Stearns CMS
	1.978% 05/14/16	$9,991,930
10,000,000	COMM 2004 HTL1 A1
	2.000% 07/15/16	9,999,660
10,000,000	GSMS 2001-Rock A2FL
	2.030% 05/03/18	10,012,190
10,000,000	MSDWC 2001-280 A2F
	1.894% 02/03/11	9,851,160
7,807,731	Opryland Hotel Trust
	2.180% 04/01/11	7,811,128
1,940,947	Trize 2001 — TZHA A3FL
	2.130% 03/15/13	1,946,193

TOTAL COMMERCIAL MORTGAGE
BACKED SECURITIES
(Cost $49,751,723)		49,612,261

TOTAL REAL ESTATE RELATED
(Cost $311,523,063)		330,181,546

OTHER — 13.02%
COMMERCIAL PAPER — 5.86%
13,000,000	American Honda
	Finance, Corp
	1.750% 11/08/04	12,974,791
10,000,000	Beta Finance, Inc
	1.890% 01/14/05	9,941,994
15,000,000	Beta Finance, Inc
	1.970% 01/21/05	14,907,246
745,000	CC (USA), Inc
	1.770% 10/15/04	744,454
13,000,000	CC (USA), Inc
	1.940% 01/14/05	12,924,593
11,000,000	CC (USA), Inc
	1.690% 10/14/04	10,992,428
3,295,000	Ciesco LP
	1.730% 11/15/04	3,287,295
20,000,000	Ciesco LP
	1.790% 11/16/04	19,952,217
19,140,000	Corporate Asset Funding
	Corp, Inc
	1.820% 11/29/04	19,081,623
6,000,000	Delaware Funding Corp
	1.780% 11/02/04	5,990,155
3,500,000	Dorada Finance Inc
	1.680% 11/24/04	3,490,215

94 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Investments (Unaudited) - Real Estate Account - September 30, 2004

	Issuer, Current Rate
Principal	and Maturity Date	Value

$19,015,000	Dorada Finance Inc
	1.780% 11/15/04	$18,970,537
17,175,000	Eli Lilly & Co
	1.540% 10/14/04	17,163,178
10,000,000	FCAR Owner Trust I
	1.560% 10/15/04	9,992,667
10,000,000	Govco Incorporated
	1.510% 10/08/04	9,996,067
15,000,000	Govco Incorporated
	1.490% 10/07/04	14,994,808
25,000,000	Kitty Hawk Funding Corp
	1.600% 10/12/04	24,985,250
15,000,000	Links Finance L.L.C.
	1.810% 12/09/04	14,945,604
10,000,000	Links Finance L.L.C.
	1.550% 10/18/04	9,991,200
13,216,000	McCormick & Co, Inc.
	1.700% 11/02/04	13,193,224
6,200,000	Morgan Stanley
	1.790% 11/04/04	6,189,210
2,255,000	Paccar Financial Corp
	1.730% 12/01/04	2,247,757
10,000,000	Paccar Financial Corp
	1.910% 01/24/05	9,936,522
18,340,000	Proctor & Gamble
	1.470% 10/04/04	18,336,373
1,605,000	Royal Bank of Scotland PLC
	1.630% 10/25/04	1,603,038
3,830,000	Sigma Finance Inc
	1.280% 10/21/04	3,826,068
20,325,000	Sigma Finance Inc
	1.190% 10/22/04	20,303,139
15,000,000	Societe Generale
	North America, Inc
	1.490% 10/12/04	14,991,150
25,000,000	Toronto Dominion Bank
	2.015% 03/10/05	24,985,172
25,000,000	UBS Finance, (Delaware) Inc
	1.790% 11/23/04	24,931,375
10,000,000	Wells Fargo
	1.760% 10/28/04	9,999,914
3,078,000	Yorktown Capital, LLC
	1.830% 12/13/04	3,066,200
13,000,000	Yorktown Capital, LLC
	1.850% 12/17/04	12,946,483

TOTAL COMMERCIAL PAPER
(Amortized cost $401,948,231)		401,881,947

	Issuer, Current Rate
Principal	and Maturity Date	Value

GOVERNMENT AGENCIES — 7.16%
$9,380,000	Federal Farm
	Credit Banks
	1.780% 03/15/05	$9,290,901
500,000	Federal Farm
	Credit Banks
	1.080% 10/13/04	499,688
8,603,000	Federal Farm
	Credit Banks
	1.220% 01/07/05	8,556,867
10,750,000	Federal Farm
	Credit Banks
	1.100% 11/17/04	10,723,913
41,941,000	Federal Home Loan
	Banks
	1.650% 10/01/04	41,939,078
3,655,000	Federal Home Loan
	Banks
	1.540% 12/03/04	3,643,174
9,825,000	Federal Home Loan
	Banks
	1.090% 10/06/04	9,822,167
27,075,000	Federal Home Loan
	Banks
	1.550% 11/19/04	27,006,560
8,510,000	Federal Home Loan
	Banks
	1.935% 03/11/05	8,431,112
21,345,000	Federal Home Loan
	Banks
	1.850% 12/27/04	21,246,386
17,500,000	Federal Home Loan
	Banks
	1.730% 11/12/04	17,463,002
4,000,000	Federal Home Loan
	Banks
	1.090% 10/08/04	3,998,462
7,145,000	Federal Home Loan
	Banks
	1.200% 10/20/04	7,138,093
7,860,000	Federal Home Loan
	Banks
	1.850% 04/21/05	7,766,481
21,016,000	Federal Home Loan
	Banks
	1.520% 11/10/04	20,973,635

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 95

Consolidated Statement of Investments (Unaudited) - Real Estate Account - September 30, 2004

	Issuer, Current Rate
Principal	and Maturity Date	Value

$2,240,000	Federal Home Loan
	Mortgage Corp
	1.500% 11/30/04	$2,233,092
5,134,000	Federal Home Loan
	Mortgage Corp
	1.540% 10/04/04	5,133,013
15,000,000	Federal Home Loan
	Mortgage Corp
	1.875% 01/15/05	14,991,379
6,860,000	Federal Home Loan
	Mortgage Corp
	1.650% 11/23/04	6,841,272
15,000,000	Federal Home Loan
	Mortgage Corp
	1.790% 12/07/04	14,948,433
24,100,000	Federal Home Loan
	Mortgage Corp
	1.550% 10/19/04	24,077,868
50,000,000	Federal Home Loan
	Mortgage Corp
	1.570% 10/26/04	49,937,167
4,345,000	Federal Home Loan
	Mortgage Corp
	1.780% 12/14/04	4,328,525
17,974,000	Federal Home Loan
	Mortgage Corp
	1.620% 11/09/04	17,938,651
25,000,000	Federal National
	Mortgage Association
	1.490% 10/06/04	24,992,792
20,000,000	Federal National
	Mortgage Association
	1.590% 10/20/04	19,980,667
13,590,000	Federal National
	Mortgage Association
	1.520% 11/03/04	13,567,282
45,000,000	Federal National
	Mortgage Association
	1.560% 10/27/04	44,941,275
185,000	Federal National
	Mortgage Association
	1.700% 12/08/04	184,355
18,000,000	Federal National
	Mortgage Association
	1.740% 11/17/04	17,956,320

	Issuer, Current Rate
Principal	Principal and Maturity DateValue	Value

$30,000,000	Federal National
	Mortgage Association
	1.792% 12/15/04	$29,880,300

TOTAL GOVERNMENT AGENCIES
(Amortized cost $490,587,670)		490,431,910

TOTAL OTHER
(Cost $892,535,901)		892,313,857

TOTAL MARKETABLE SECURITIES
(Cost $1,204,058,964)		1,222,495,403

TOTAL INVESTMENTS — 100.00%
(Cost $6,648,461,164)		$6,854,766,514

(1)	The market value reflects the Account’s interest in the property gross of debt.

(2)	This amount reflects the market value of the property as stated in the consolidated financial statements, which includes minority interest.

(3)	Leasehold interest only.

(4)	The market value reflects the Account’s interest in the joint venture gross of debt.

(5)	32 facilities throughout the U.S.

(6)	The market value reflects the Account’s interest in the joint venture after debt.

96 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Investments - Real Estate Account - December 31, 2003

REAL ESTATE PROPERTIES—79.49%
REAL ESTATE PROPERTIES
HELD FOR INVESTMENT—77.81%
Location / Description	Value

Arizona:
Biltmore Commerce Center —
Office building	$28,639,089
California:
3 Hutton Centre — Office building	39,991,353
9 Hutton Centre — Office building	20,343,676
88 Kearny Street — Office building	62,541,205
Treat Towers — Office building	112,941,315	(1)
Cabot Industrial Portfolio —
Industrial building	52,223,082	(1)
Capitol Place — Office building	38,805,345
Eastgate Distribution Center —
Industrial building	16,600,000
Kenwood Mews — Apartments	22,700,000
Larkspur Courts — Apartments	55,000,000
The Legacy at Westwood —
Apartments	84,400,000
Northpoint Commerce Center —
Industrial building	41,800,000
Ontario Industrial Portfolio —
Industrial building	117,500,000
Regents Court — Apartments	49,600,000
Westcreek — Apartments	22,000,000
Westwood Marketplace —
Shopping center	74,000,000
Colorado:
The Lodge at Willow Creek —
Apartments	31,698,947
Monte Vista — Apartments	20,600,000
Connecticut:
Ten & Twenty Westport Road —
Office building	144,000,000
Florida:
701 Brickell — Office building	177,009,565
4200 West Cypress Street —
Office building	32,824,935
Golfview — Apartments	27,750,000
The Fairways of Carolina —
Apartments	18,000,000
The Greens at Metrowest —
Apartments	14,000,000
Maitland Promenade One —
Office building	35,192,924
Plantation Grove — Shopping center	9,100,000
Pointe on Tampa Bay —
Office building	42,100,000
Quiet Waters at Coquina Lakes —
Apartments	18,800,000
Royal St. George — Apartments	17,700,000
Sawgrass Office Portfolio —
Office building	45,400,000
South Florida Apartment Portfolio —
Apartments	46,700,000
Georgia:
Alexan Buckhead — Apartments	41,000,000
Atlanta Industrial Portfolio —
Industrial building	37,300,000
Prominence in Buckhead —
Office building	92,494,922	(1)
Illinois:
161 North Clark Street —
Office building	209,051,330	(1)
Chicago CalEast Industrial
Portfolio — Industrial building	40,232,195
Chicago Industrial Portfolio —
Industrial building	59,292,310
Columbia Center III — Office building	30,000,000
Oak Brook Regency Towers —
Office building	67,300,000
Parkview Plaza — Office building	50,400,000
Rolling Meadows — Shopping center	13,550,000
Kentucky:
IDI Kentucky Portfolio —
Industrial building	52,000,000
Maryland:
Corporate Boulevard —
Office building	69,500,000
FEDEX Distribution Facility —
Industrial building	7,600,000
Massachusetts:
Batterymarch Park II —
Office building	10,000,000
Longwood Towers — Apartments	76,400,000
Mellon Financial Center at One
Boston Place — Office building	248,000,000	(1)
Needham Corporate Center —
Office building	12,544,934
Michigan:
Indian Creek — Apartments	17,700,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 97

Consolidated Statement of Investments - Real Estate Account - December 31, 2003

Location / Description	Value

Minnesota:
Interstate Crossing —
Industrial building	$6,345,000
River Road Distribution Center —
Industrial building	4,150,000
Nevada:
UPS Distribution Facility —
Industrial building	11,500,000
New Jersey:
10 Waterview Boulevard —
Office building	27,000,000
371 Hoes Lane — Office building	8,500,000
Konica Photo Imaging
Headquarters — Industrial building	18,500,000
Morris Corporate Center III —
Office building	90,000,000
NJ CalEast Industrial Portfolio —
Industrial building	39,843,924
South River Road Industrial —
Industrial building	31,000,000
New York:
780 Third Avenue — Office building	180,000,000
The Colorado — Apartments	54,008,059
Ohio:
Bent Tree — Apartments	13,000,00
BISYS Fund Services Building —
Office building	35,500,000	(1)
Columbus Portfolio — Office building	22,000,000
Oregon:
Five Centerpointe — Office building	13,850,797
Pennsylvania:
Lincoln Woods — Apartments	26,704,000
Tennessee:
Memphis CalEast Industrial
Portfolio — Industrial building	43,036,559
Summit Distribution Center —
Industrial building	21,961,420
Texas:
Butterfield Industrial Park —
Industrial building	4,506,687	(2)
Dallas Industrial Portfolio —
Industrial building	138,000,000
The Legends at Chase Oaks —
Apartments	26,000,000
Utah:
Landmark at Salt Lake City
(Building #4) — Industrial building	12,500,000
Virginia:
Ashford Meadows — Apartments	62,000,000
Fairgate at Ballston —
Office building	28,400,000
Monument Place — Office building	33,334,338
Washington:
Rainier Corporate Park —
Industrial building	53,994,267
Washington DC:
1015 15th Street — Office building	54,300,000
The Farragut Building —
Office building	45,700,000
Other:
Storage Portfolio I LLC	175,676,890	(1)

TOTAL REAL ESTATE PROPERTIES
HELD FOR INVESTMENT
(Cost $4,016,534,969)	3,935,639,068

REAL ESTATE PROPERTIES
HELD FOR SALE — 1.68%
Location / Description	Value

Florida:
Doral Pointe — Apartments	$42,600,000
Maryland:
Longview Executive Park —
Office building	22,200,000
North Carolina:
The Lynnwood Collection —
Shopping center	8,100,000
The Millbrook Collection —
Shopping center	7,000,000
Ohio:
Northmark Business Center III —
Office building	5,200,000

TOTAL REAL ESTATE PROPERTIES
HELD FOR SALE
(Cost $96,287,588)	85,100,000

TOTAL REAL ESTATE PROPERTIES
(Cost $4,112,822,557)	4,020,739,068

98 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Investments - Real Estate Account - December 31, 2003

Location / Description		Value

OTHER REAL ESTATE RELATED
INVESTMENTS — 5.60%

REAL ESTATE JOINT VENTURES — 4.77%

Florida Mall Association, Ltd.
The Florida Mall (50%
Account Interest)*		$99,279,653
Teachers REA IV, LLC, which owns
Tyson’s Executive Plaza II
(50% Account Interest)		25,577,096
West Dade County Associates
Miami International Mall
(50% Account Interest)*		39,789,620
West Town Mall Joint Venture
West Town Mall (50% Account
Interest)*		76,375,643

TOTAL REAL ESTATE JOINT VENTURES
(Cost $213,788,540)		241,022,012

LIMITED PARTNERSHIPS — 0.83%
Essex Apartment Value Fund, L.P.
(10% Account Interest)		20,864,368
MONY/Transwestern Mezzanine
Realty Partners L.P. (19.76%
Account Interest)		21,366,470

TOTAL LIMITED PARTNERSHIP
(Cost $42,338,812)		42,230,838

TOTAL OTHER REAL ESTATE RELATED
INVESTMENTS (Cost $256,127,352)		283,252,850

* The market value reflects the Account’s interest in the
joint venture after debt.
(1) This amount reflects the market value of the property
as stated in the consolidated financial statements,
which includes minority interest.
(2) Leasehold interest only.

MARKETABLE SECURITIES — 14.91%
REAL ESTATE RELATED — 6.29%
REAL ESTATE INVESTMENT TRUSTS — 5.24%
Shares	Issuer	Value

30,000	Apartment Investment &
	Management Co	$1,035,000
120,325	Archstone-Smith Trust	3,366,694
560,000	Ashford Hospitality Trust	5,258,400
115,000	Avalonbay Communities Inc	5,497,000
206,800	Boston Properties, Inc	9,965,692
315,000	BRE Properties	10,521,000
440,000	Cedar Shopping Centers Inc	5,464,800
40,000	Chelsea Property Group Inc	2,192,400
200,000	Entertainment Properties Trust	6,942,000
300,000	Equity Office Properties Trust	8,595,000
300,000	Equity One Inc	5,064,000
203,800	Equity Residential	6,014,138
40,000	Essex Property Trust Inc	2,568,800
400,000	Falcon Financial Investment	3,920,000
70,000	Gables Residential Trust	2,431,800
140,000	Health Care Reit Inc	5,040,000
114,700	Hilton Hotels Corp	1,964,811
822,800	Host Marriott Corp	10,136,896
300,000	Interstate Hotels & Resorts	1,605,000
250,000	Istar Financial Inc	9,725,000
640,000	Keystone Property Trust	14,137,600
100,000	Kimco Realty Corp	4,475,000
640,000	Lexington Corporate
	Properties Trust	12,921,600
230,000	Liberty Property Trust	8,947,000
290,000	LTC Properties 8.5%	9,097,300
200,000	Macerich Company/ The	8,900,000
800,000	Meristar Hospitality Trust	5,208,000
200,000	Mission West Properties, Inc	2,590,000
130,000	Post Properties, Inc	3,629,600
250,000	Prentiss Properties Trust	8,247,500
330,000	Prologis Trust	10,589,700
285,000	PS Business Parks Inc	11,759,100
172,500	Ramco-Gershenson Properties	4,881,750
235,900	Simon Property Group, Inc	10,931,606
22,100	Sun Communities Inc	855,270
200,000	Tanger Factory Outlet Center	8,140,000
800,000	United Dominion Realty Trust	15,360,000
260,000	US Restaurant Properties	4,430,400
131,300	Washington Real Estate Inv	3,833,960
85,000	Weingarten Realty Investors	3,769,750
170,000	Windrose Medical Properties	2,109,700
306,300	Winston Hotels Inc	3,124,260

TOTAL REAL ESTATE INVESTMENT TRUSTS
(Cost $242,402,103)		265,247,527

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 99

Consolidated Statement of Investments - Real Estate Account - December 31, 2003

COMMERCIAL MORTGAGE BACKED
SECURITIES — 1.05%
	Issuer, Current Rate
Principal	and Maturity Date	Value

$10,000,000	GSMS 2001-Rock A2FL
	1.530% 05/03/18	$9,909,090
20,000,000	LBF 1.49%
	1.543% 06/14/17	20,007,680
10,000,000	MSDWC 2001-280 A2F
	1.560% 02/03/11	9,797,770
8,429,804	Opryland Hotel Trust
	1.630% 04/01/11	8,418,230
5,000,000	Trize 2001 — TZHA A3FL
	1.533% 03/15/13	4,871,440

TOTAL COMMERCIAL MORTGAGE
BACKED SECURITIES
(Cost $53,433,209)		53,004,210

TOTAL REAL ESTATE RELATED
(Cost $295,835,312)		318,251,737

OTHER — 8.62%
COMMERCIAL PAPER — 8.62%
25,000,000	Canadian Imperial Bank of
	Commerce
	1.060% 01/28/04	24,999,805
2,215,000	CC (USA), Inc
	1.100% 02/10/04	2,212,351
25,000,000	Ciesco LP
	1.080% 02/13/04	24,967,917
18,000,000	Corporate Asset Funding
	Corp, Inc
	1.090% 01/14/04	17,992,720
20,275,000	Delaware Funding Corp
	1.080% 01/22/04	20,261,866
13,905,000	Federal Home Loan
	Mortgage Corp
	1.020% 01/09/04	13,901,559
37,980,000	Federal Home Loan
	Mortgage Corp
	1.020% 01/08/04	37,971,644
10,715,000	Federal Home Loan
	Mortgage Corp
	1.020% 02/24/04	10,698,630
10,000,000	Federal Home Loan
	Mortgage Corp
	1.020% 02/17/04	9,986,667
30,000,000	Federal National
	Mortgage Association
	1.054% 01/07/04	29,994,458
50,000,000	Federal National
	Mortgage Association
	1.010% 01/15/04	49,979,166
6,500,000	Federal National
	Mortgage Association
	1.000% 01/05/04	6,499,142
50,000,000	Federal National
	Mortgage Association
	1.050% 01/30/04	49,958,334
9,800,000	Govco Incorporated
	1.040% 02/23/04	9,784,418
15,000,000	Govco Incorporated
	1.080% 02/26/04	14,974,825
10,000,000	Greyhawk Funding LLC
	1.100% 01/20/04	9,994,111
25,000,000	Kitty Hawk Funding Corp
	1.080% 01/05/04	24,996,458
1,300,000	New York Times Co
	1.070% 02/17/04	1,298,163
14,535,000	Park Avenue
	Receivables Corp
	1.080% 01/29/04	14,522,589
2,000,000	Private Export Funding
	Corporation
	1.090% 02/19/04	1,997,056
4,460,000	Receivables
	Capital Corp
	1.050% 01/05/04	4,459,368
19,285,000	Receivables
	Capital Corp
	1.070% 01/20/04	19,273,643
25,000,000	Sigma Finance Inc
	1.090% 01/06/04	24,995,750
10,000,000	UBS Finance,
	(Delaware) Inc
	0.960% 01/02/04	9,999,433

TOTAL COMMERCIAL PAPER
(Amortized cost $435,725,426)		435,720,073

TOTAL OTHER
(Cost $435,725,426)		435,720,073

TOTAL MARKETABLE SECURITIES
(Cost $731,560,738)		753,971,810

TOTAL INVESTMENTS — 100.00%
(Cost $5,100,510,647)		$5,057,963,728

100 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Investments - Real Estate Account - December 31, 2002

REAL ESTATE PROPERTIES—86.37%
REAL ESTATE PROPERTIES
HELD FOR INVESTMENT—83.96%
Location / Description	Value

Arizona:
Biltmore Commerce Center —
Office building	$28,394,213
California:
9 Hutton Centre — Office building	19,425,493
88 Kearny Street — Office building	65,083,257
Cabot Industrial Portfolio —
Industrial building	41,586,565
Eastgate Distribution Center —
Industrial building	15,200,000
Kenwood Mews Apartments —
Apartments	22,700,000
Larkspur Courts — Apartments	55,014,500
The Legacy at Westwood
Apartments — Apartments	85,075,210
Northpoint Commerce Center —
Industrial building	37,972,054
Ontario Industrial Portfolio —
Industrial building	108,000,000
Regents Court Apartments —
Apartments	49,567,031
Westcreek Apartments —
Apartments	18,686,112
Westwood Marketplace —
Shopping Center	74,026,411
Colorado:
The Lodge at Willow Creek —
Apartments	31,000,000
Monte Vista — Apartments	20,499,262
Connecticut:
Ten & Twenty Westport Road —
Office building	140,000,000
Florida:
701 Brickell — Office building	172,088,618
Golfview Apartments —
Apartments	26,240,000
The Fairways of Carolina —
Apartments	16,100,000
The Greens at Metrowest
Apartments — Apartments	13,900,000
Maitland Promenade One —
Office building	37,600,000
Plantation Grove — Shopping center	8,200,000
The Pointe on Tampa Bay —
Office building	41,239,643
Quiet Waters at Coquina Lakes —
Apartments	17,600,000
Royal St. George — Apartments	17,100,000
Sawgrass Office Portfolio —
Office building	45,000,000
South Florida Apartment Portfolio —
Apartments	46,800,000
Westinghouse Facility —
Industrial building	5,300,000
Georgia:
Alexan Buckhead — Apartments	45,739,570
Atlanta Industrial Portfolio —
Industrial building	38,400,000
Illinois:
Chicago Industrial Portfolio —
Industrial building	40,100,000
Columbia Center III —
Office building	33,800,000
Oak Brook Regency Towers —
Office building	66,602,200
Parkview Plaza — Office building	50,315,694
Rolling Meadows — Shopping center	12,850,000
Kentucky:
IDI Kentucky Portfolio —
Industrial building	50,200,000
Maryland:
Corporate Boulevard —
Office building	68,020,401
FEDEX Distribution Facility —
Industrial building	7,500,000
Massachusetts:
Batterymarch Park II —
Office building	15,000,000
Longwood Towers — Apartments	80,202,248
Mellon Financial Center
at One Boston Place —
Office building	261,896,938
Needham Corporate Center —
Office building	26,500,000
Michigan:
Indian Creek Apartments —
Apartments	17,700,000
Minnesota:
Interstate Crossing —
Industrial building	6,304,905
River Road Distribution Center —
Industrial building	4,150,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 101

Consolidated Statement of Investments - Real Estate Account - December 31, 2002

Location / Description	Value

Nevada:
UPS Distribution Facility —
Industrial building	$11,500,000
New Jersey:
10 Waterview Boulevard —
Office building	27,000,000
371 Hoes Lane — Office building	10,817,795
Konica Photo Imaging Headquarters —
Industrial building	17,900,000
Morris Corporate Center III —
Office building	92,400,000
South River Road Industrial —
Industrial building	32,800,000
New York:
780 Third Avenue — Office building	178,500,000
The Colorado — Apartments	55,702,614
Ohio:
Bent Tree Apartments — Apartments	13,400,000
BISYS Fund Services Building —
Office building	34,700,000
Columbus Portfolio —
Office building	23,600,000
Oregon:
Five Centerpointe — Office building	16,002,154
Pennsylvania:
Lincoln Woods Apartments —
Apartments	24,676,180
Texas:
Butterfield Industrial Park —
Industrial building	4,500,000 (1)
Dallas Industrial Portfolio —
Industrial building	136,034,954
The Legends at Chase Oaks —
Apartments	26,000,000
Utah:
Landmark at Salt Lake City
(Building #4) —
Industrial building	12,700,000
Virginia:
Ashford Meadows Apartments —
Apartments	62,000,000
Fairgate at Ballston — Office building	30,700,000
Monument Place — Office building	33,500,000
Washington DC:
1015 15th Street — Office building	51,600,000
1801 K Street, N.W. —
Office building	162,636,836
The Farragut Building —
Office building	46,500,000

TOTAL REAL ESTATE PROPERTIES HELD FOR INVESTMENT
(Cost $3,230,013,803)	$3,189,850,858

REAL ESTATE PROPERTIES
HELD FOR SALE — 2.41%
Location / Description	Value

Florida:
Doral Pointe — Apartments	43,507,416
Maryland:
Longview Executive Park —
Office building	24,990,805
North Carolina:
The Lynnwood Collection —
Shopping center	7,983,285
The Millbrook Collection —
Shopping center	7,000,000
Ohio:
Northmark Business Center III —
Office building	8,000,000

TOTAL REAL ESTATE PROPERTIES
HELD FOR SALE
(Cost $91,265,838)	91,481,506

TOTAL REAL ESTATE PROPERTIES
(Cost $3,321,279,641)	$3,281,332,364

OTHER REAL ESTATE RELATED
INVESTMENTS — 6.50%

REAL ESTATE JOINT VENTURE — 6.19%

Florida Mall Association, Ltd.
The Florida Mall (49.975%
Account Interest)*	$84,997,624
Teachers REA IV, LLC, which owns
Tyson’s Executive Plaza II
(50% Account Interest)	25,632,730
West Dade County Associates
Miami International Mall
(49.950% Account Interest)*	57,322,356
West Town Mall Joint Venture
West Town Mall
(49.932% Account Interest)*	67,216,965

TOTAL REAL ESTATE JOINT VENTURE
(Cost $237,492,256)	235,169,675

LIMITED PARTNERSHIPS — 0.31%
MONY/Transwestern Mezzanine
Realty Partners L.P. (19.76%
Account Interest)	6,457,921

102 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Investments - Real Estate Account - December 31, 2002

Location / Description		Value

Essex Apartment Value Fund, L.P.
(10% Account Interest)		$5,278,409

TOTAL LIMITED PARTNERSHIP
(Cost $11,689,978)		11,736,330

TOTAL OTHER REAL ESTATE RELATED INVESTMENTS
(Cost $249,182,234)		246,906,005

MARKETABLE SECURITIES — 7.13%
REAL ESTATE RELATED — 4.03%
REAL ESTATE INVESTMENT TRUSTS — 2.87%
Shares	Issuer	Value

75,600	Alexandria Real Estate
	Equities, Inc.	$3,220,560
210,000	Apartment Investment &
	Management Co	7,870,800
335,325	Archstone-Smith Trust	7,893,551
125,700	Avalonbay Communities, Inc.	4,919,898
306,800	Boston Properties, Inc	11,308,648
154,500	Chateau Communities, Inc	3,553,500
500,000	Equity Office Properties Trust	12,490,000
463,800	Equity Residential Properties
	Trust Co.	11,400,204
125,000	Heritage Property Investment	3,121,250
114,700	Hilton Hotels Corp	1,457,837
222,800	Host Marriott Corp (New)	1,971,780
230,750	Kimco Realty Corp.	7,070,180
47,100	Manufactured Home
	Communities, Inc.	1,395,573
56,000	Mills Corp.	1,643,040
290,000	Mission West Properties, Inc.	2,871,000
180,000	Post Properties, Inc.	4,302,000
180,000	Prologis Trust	4,527,000
184,700	Public Storage, Inc.	5,967,657
230,000	Reckson Associates Realty Corp	4,841,500
160,900	Simon Property Group, Inc.	5,481,863
43,700	Sun Communities, Inc	1,598,109

TOTAL REAL ESTATE INVESTMENT TRUSTS
(Cost $117,775,472)		108,905,950

* The market value reflects the Account’s interest in the
joint venture after debt.
(1) Leasehold interest only.

COMMERCIAL MORTGAGE BACKED
SECURITIES — 1.16%
	Issuer, Current Rate
Principal	and Maturity Date	Value

$10,000,000	GSMS 2001 — Rock A2FL
	1.799% 05/03/11	$9,473,810
10,000,000	MSDW Capital
	1.830% 02/03/11	9,669,950
8,000,000	MSDWC 2001 — FRMA C
	2.001% 07/12/16	7,780,528
2,378,141	MSDWC 2001 — XLF A1
	1.940% 10/07/13	2,378,386
10,000,000	Opryland Hotel Trust
	1.840% 04/01/04	9,983,850
5,000,000	Trize 2001 — TZHA A3FL
	1.790% 03/15/13	4,944,895

TOTAL COMMERCIAL MORTGAGE BACKED
SECURITIES
(Cost $45,370,584)		44,231,419

TOTAL REAL ESTATE RELATED
(Cost $163,146,056)		153,137,369

OTHER — 3.10%
COMMERCIAL PAPER — 2.94%
25,000,000	General Electric Capital Corp
	1.260% 01/09/03	24,991,500
10,000,000	Merck, Inc
	1.200% 01/02/03	9,999,267
1,800,000	Pharmacia Corp
	1.180% 01/02/03	1,799,868
25,000,000	Royal Bank of Scotland PLC
	1.320% 01/09/03	24,991,500
25,000,000	Salomon Smith Barney
	Holdings, Inc
	1.150% 01/02/03	24,998,167
25,000,000	UBS Finance (Delaware) Inc
	1.200% 01/02/03	24,998,168

TOTAL COMMERCIAL PAPER
(Amortized cost $111,783,643)		111,778,470

GOVERNMENT BONDS — 0.16%
5,610,798	Treasury Inflation Indexed
	3.625% 01/15/08	6,156,100

TOTAL GOVERNMENT BONDS
(Cost $6,002,822)		6,156,100

TOTAL OTHER
(Cost $117,786,465)		117,934,570

TOTAL MARKETABLE SECURITIES
(Cost $280,932,521)		271,071,939

TOTAL INVESTMENTS — 100.00%
(Cost $3,851,394,396)	$3,799,310,308

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 103

Report of Independent Registered Public Accounting Firm

To the Participants of the TIAA Real Estate Account and the Board of Trustees of Teachers Insurance and Annuity Association of America:

We have audited the accompanying consolidated statements of assets and liabilities of the TIAA Real Estate Account (“Account”) of Teachers Insurance and Annuity Association of America (“TIAA”), including the consolidated statements of investments, as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of TIAA's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Account at December 31, 2003 and 2002, and the consolidated results of its operations, changes in its net assets and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
February 18, 2004, except for
Note 10, as to which the
date is December 20, 2004

104   | Prospectus TIAA Real Estate Account

Proforma Condensed Statement of Assets and Liabilities (Unaudited)

TIAA Real Estate Account

September 30, 2004

	Historical	Adjustments		Proforma

ASSETS
Real estate and other real estate related investments	$5,632,271,111	1,570,000,000	(a)	$7,202,271,111
Marketable securities	1,222,495,403	—		1,222,495,403
Cash	1,432,650	—		1,432,650
Other	129,928,257	—		129,928,257

TOTAL ASSETS	6,986,127,421	1,570,000,000		8,556,127,421

LIABILITIES
Mortgage notes payable	124,521,077	560,000,000	(a)	684,521,077
Payable for securities transactions	4,529,110	—		4,529,110
Accrued real estate property level expenses and taxes	99,928,960	—		99,928,960
Security deposits held	13,192,119	—		13,192,119

TOTAL LIABILITIES	242,171,266	560,000,000		802,171,266

MINORITY INTEREST	265,852,156	42,000,000	(a)	307,852,156

NET ASSETS	$6,478,103,999	968,000,000	(a)	$7,446,103,999

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 105

Proforma Condensed Statement of Operations (Unaudited)

TIAA Real Estate Account

For the Nine Months Ended September 30, 2004

	Historical	Adjustments		Proforma

Rental income, net:	$372,054,340	$181,059,000	(b)	$553,113,340

Operating expenses	94,086,733	40,039,000	(b)	134,125,733
Real estate taxes	53,955,456	23,449,000	(b)	77,404,456
Interest expense	2,695,856	26,281,000	(b)	28,976,856

Total real estate property level expenses and taxes	150,738,045	89,769,000		240,507,045

Real estate income, net	221,316,295	91,290,000		312,606,295
Income from real estate joint venture	12,443,808	4,580,000	(b)	17,023,808
Interest and dividends	24,527,777	—		24,527,777

TOTAL INCOME	258,287,880	95,870,000		354,157,880
EXPENSES	25,574,516	3,228,000	(c)	28,802,516

INVESTMENT INCOME, NET	232,713,364	92,642,000		325,355,364
REALIZED AND UNREALIZED GAINS	274,082,980	—		274,082,980

	506,796,344	92,642,000		599,438,344
Minority interest in net increase in net assets from operations	(30,157,854)	165,000	(b)	(29,992,854)

RESULTS FROM CONTINUING OPERATIONS	$476,638,490	$92,807,000		$569,445,490

106 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Proforma Condensed Statement of Operations (Unaudited)

TIAA Real Estate Account

For the Year Ended December 31, 2003

	Historical	Adjustments		Proforma

Rental income, net:	$381,687,320	$329,932,000	(b)	$711,619,320

Operating expenses	92,474,277	74,055,000	(b)	166,529,277
Real estate taxes	52,019,197	45,394,000	(b)	97,413,197
Interest expense	—	33,212,000	(b)	33,212,000

Total real estate property level expenses and taxes	144,493,474	152,661,000		297,154,474

Real estate income, net	237,193,486	177,271,000		414,464,846
Income from real estate joint venture	19,492,494	9,887,000	(b)	29,379,494
Interest and dividends	19,461,931	—		19,461,931

TOTAL INCOME	276,148,271	187,158,000		463,306,271
EXPENSES	31,654,065	6,003,000	(c)	37,657,065

INVESTMENT INCOME, NET	244,494,206	181,155,000		425,649,206
REALIZED AND UNREALIZED GAINS	42,356,297	—		42,356,297

	286,850,503	181,155,000		468,005,503
Minority interest in net increase in net assets from operations	(6,655,183)	513,000	(b)	(6,142,183)

RESULTS FROM CONTINUING OPERATIONS	$280,195,320	$181,668,000		$461,863,320

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 107

Notes to Proforma Condensed Financial Statements (Unaudited)

TIAA Real Estate Account

Note 1—Purpose and Assumptions

            As required by the Securities and Exchange Commission under Regulation S-X Article 11-01(5), these proforma condensed financial statements of the TIAA Real Estate Account (“Account”) have been prepared because the Account has made significant purchases of real estate properties during the period from January 1, 2003 through the date of this prospectus. During 2003, the Account purchased 12 properties: six office properties, including three consolidated joint ventures, five industrial properties and a consolidated joint venture interest in a portfolio of storage facilities. During the nine months ended September 30, 2004, the Account purchased 15 properties: five office properties, including one unconsolidated joint venture, eight industrial properties and two retail properties. Information regarding these properties is included under “Description of Properties” on page 17. During the period from October 1, 2004 through the date of this prospectus, the Account purchased or expects to purchase six properties: four office properties (three of which are subject to leverage) and two industrial properties, including one consolidated joint venture. Information regarding these properties is included under “Recent Property Purchases and Sales” on page 28.

            Various assumptions have been made in order to prepare these proforma condensed financial statements. The proforma condensed statement of assets and liabilities has been prepared assuming real estate properties purchased or expected to be purchased during the period from October 1, 2004 through the date of this prospectus were purchased as of September 30, 2004. The proforma condensed statement of operations for the year ended December 31, 2003 and the proforma consolidated statement of operations for the nine months ended September 30, 2004 has been prepared assuming all real estate properties purchased or expected to be purchased during the period from January 1, 2003 through the date of this prospectus were purchased as of January 1, 2003.

Note 2 —Proforma Adjustments

            The following proforma adjustments were made in preparing the proforma condensed financial statements to reflect the purpose described in Note 1.
Proforma Condensed Statement of Assets and Liabilities:
(a)

To record the cost, related mortgage notes payable and minority interest, of properties purchased during the period from October 1, 2004 through the date of this prospectus, assuming such properties were purchased on September 30, 2004 and to record the inflow of sufficient cash from participant transactions to fund such purchases.

Proforma Condensed Statement of Operations:
(b)	To record the rental income and real estate property level expenses of the real estate properties purchased during the period from January 1, 2003 through the date of this prospectus, including the portion allocable to the Account for unconsolidated joint ventures and the portion allocable to the minority interest for consolidated joint ventures, assuming such properties were owned for the period from January 1, 2003 through September 30, 2004.

(c)	To record additional investment advisory charges which would have been incurred during the periods presented, assuming the real estate properties purchased during the period from January 1, 2003 through the date of this prospectus had been purchased as of January 1, 2003.

108   | Prospectus TIAA Real Estate Account

Property Financial Statements

3111 Camino Del Rio North, San Diego, California

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the property located at 3111 Camino Del Rio North, San Diego, California (the “Property”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the property owner’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

November 24, 2004

 TIAA Real Estate Account Prospectus |     109

3111 Camino del Rio North, San Diego, California

Statement of Revenues and Certain Expenses
(In Thousands)

		Four Months
	Year Ended	Ended
	December 31,	April 30,
	2003	2004
	(Audited)	(Unaudited)

Revenues

Rental income	$5,185	$1,695
Recoveries	343	120
Parking	213	85
Other income	226	24

	5,967	1,924

Certain expenses
Administrative	152	42
Operating and maintenance	1,197	446
Management fees	179	51
Insurance	116	42
Real estate taxes	152	64

	1,796	645

Excess of revenues over certain expenses	$4,171	$1,279

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The Property, located at 3111 Camino Del Rio North, San Diego, California, is also known as Centerside I. The building contains approximately 205,000 square feet of office space, and a parking lot. At April 30, 2004, the building was approximately 89% leased to 27 tenants, of which 22%, or 6 tenants, are major credit tenants. The largest tenant occupies approximately 32% of the space at an annual rental of approximately $1,959,000. Certain tenants’ leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Property.

110   | Prospectus TIAA Real Estate Account

The statement of revenues and certain expenses for the four months ended April 30, 2004 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Escalation rents based on payments for real estate taxes and operating expenses are estimated and accrued.

3 — Operating Leases

Office space in the Property is rented to tenants under operating leases. Approximate minimum future rentals required under these leases (including leases entered into from January 1, 2004 to April 30, 2004) are as follows:

Year Ending December 31,	(In Thousands)

2004	$ 5,307
2005	5,099
2006	4,225
2007	3,258
2008	2,369
Thereafter	1,111

$21,369

4 — RELATED PARTY TRANSACTION

Management fees are paid to the managing member of the limited liability company which owns the Property. Fees are collected based on 3% of rental revenues collected and were $179,182 for the year ended December 31, 2003 and $51,430 for the period ended April 30, 2004.

 TIAA Real Estate Account Prospectus |     111

30721 and 30699 Russell Ranch Road, Westlake Village, California

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the properties located at 30721 and 30699 Russell Ranch Road, Westlake Village, California (the “Properties”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the property owner’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

May 6, 2004

/s/ Friedman, Alpren & Green LLP

112   | Prospectus TIAA Real Estate Account

30721 and 30699 Russell Ranch Road, Westlake Village, California

Statement of Revenues and Certain Expenses
(In Thousands)

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2003	2004
	(Audited)	(Unaudited)

Revenues
Rental income	$2,927	$772

Recoveries	48	14
Miscellaneous income	15	3

	2,990	789

Certain expenses
Administrative	37	10
Operating and maintenance	754	224
Management fees	87	22
Insurance	159	41
Real estate taxes	296	77

	1,333	374

Excess of revenues over certain expenses	$1,657	$415

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The Properties, located at 30721 and 30699 Russell Ranch Road, Westlake Village, California, are also known as Westlake North Business Park II & III. The buildings contain approximately 199,000 square feet of office space, and 4,300 square feet of parking space. At March 31, 2004, the buildings are approximately 91% leased to 8 tenants, of which 84%, or 5 tenants, are major credit tenants. The largest tenant occupies approximately 33% of the space at an approximate annual rental of $1,840,000. Certain tenants’ leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Properties, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Properties.

 TIAA Real Estate Account Prospectus |     113

The statement of revenues and certain expenses for the three months ended March 31, 2004 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above, have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Escalation rents based on payments for real estate taxes and operating expenses are estimated and accrued.

3 — Operating Leases

Office space in the Properties is rented to tenants under operating leases. Approximate minimum future rentals required under these leases (including leases entered into from January 1, 2004 to March 31, 2004) are as follows:

Year Ending December 31,	(In Thousands)

2004	$ 3,810
2005	5,116
2006	4,915
2007	4,763
2008	3,293
Thereafter	1,810

$23,707

114   | Prospectus TIAA Real Estate Account

Four Oaks Place, Houston, Texas

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of Four Oaks Place — Houston, Texas (the “Property”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

September 22, 2004

/s/ Friedman LLP

 TIAA Real Estate Account Prospectus |     115

Four Oaks Place — Houston, Texas

Statement of Revenues and Certain Expenses
(In Thousands)

		Seven Months
	Year Ended	Ended
	December 31,	July 31,
	2003	2004
	(Audited)	(Unaudited)

Revenues
Rental income	$31,565	$17,419
FASB Statement No. 13 accrual	1,276	1,149
Recoveries	1,260	573
Parking income	1,039	643
Other income	188	145

	35,328	19,929

Certain expenses
Utilities	2,467	1,541
Repairs and maintenance	5,554	3,148
General and administrative	1,546	953
Marketing and advertising	135	42
Management fees	823	461
Real estate taxes	5,823	3,230
Insurance	339	181
Bad debt expense	1,048	436

	17,735	9,992

Excess of revenues over certain expenses	$17,593	$ 9,937

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The Property, located in Houston, Texas, contains approximately 1.7 million square feet of commercial space in four high-rise office buildings and approximately 25,000 square feet of retail space. In addition, land is currently being rented under a ground lease. At July 31, 2004, the Property was approximately 85% leased.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the seven months ended July 31, 2004 is unaudited. However, in the opinion of management, all adjustments (con-

116   | Prospectus TIAA Real Estate Account

sisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of significant accounting policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Two tenants lease approximately 10% and 14%, respectively, of the Property’s square footage. Rent from these tenants represented approximately 12% and 16%, respectively, of total revenues for the year ended December 31, 2003 and approximately 11% and 18%, respectively, of total revenues for the seven months ended July 31, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of Lehndorff Four Oaks Place Joint Venture, the owner of the Property. Management fees of approximately $823,000 and $461,000 were incurred for the year ended December 31, 2003 and the seven months ended July 31, 2004, respectively.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents (including ground rent) required under leases in effect at December 31, 2003 (and additional leases entered into from January 1, 2004 through July 31, 2004) are as follows:

Year Ending December 31,

2004	$30,513,000
2005	31,183,000
2006	29,326,000
2007	27,574,000
2008	25,695,000
Thereafter	69,432,000

$213,723,000

 TIAA Real Estate Account Prospectus |     117

1900 K Street, NW - Washington, D.C.

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of 1900 K STREET, NW - WASHINGTON, D.C. (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

November 24, 2004

118   | Prospectus TIAA Real Estate Account

1900 K STREET, NW - WASHINGTON, D.C.

STATEMENT OF REVENUES AND CERTAIN EXPENSES
(In Thousands)

Year Ended
September 30,
2004

Revenues
Rental income	$12,108
FASB Statement No. 13 accrual	705
Recoveries	5,319
Management fees	530
Parking income	580
Other income	106

19,348

Certain expenses
Salaries and wages	424
Cleaning	587
Utilities	578
Repairs and maintenance	378
Building management services	1,056
Taxes and insurance	3,004
Nonrecoverable costs	42

6,069

Excess of revenues over certain expenses	$13,279

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The Property, located in Washington, D.C., contains 331,477 square feet of commercial space, 5,962 square feet of retail space, and 5,445 square feet of storage space. In addition, the building contains a three-level parking garage. At September 30, 2004, the Property was 100% leased. The current owner of the Property is National Office Partners Limited Partnership (“NOP”).

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

 TIAA Real Estate Account Prospectus |     119

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Three tenants lease approximately 82% of the Property’s square footage. Rent from these tenants represented approximately 80% of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of NOP, the owner of the Property. Management fees and certain other expenses of approximately $567,000 and $21,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004 are as follows.

Year Ending September 30,

2005	$12,124,000
2006	13,168,000
2007	10,825,000
2008	9,778,000
2009	9,922,000
Thereafter	18,241,000

$74,058,000

120   | Prospectus TIAA Real Estate Account

1001 Pennsylvania Avenue, NW - Washington, D.C.

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of 1001 PENNSYLVANIA AVENUE, NW - WASHINGTON, D.C. (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

November 24, 2004

 TIAA Real Estate Account Prospectus |     121

1001 PENNSYLVANIA AVENUE, NW - WASHINGTON, D.C.

STATEMENT OF REVENUES AND CERTAIN EXPENSES
(In Thousands)

Year Ended
September 30,
2004
Revenues
Rental income	$24,735
FASB Statement No. 13 accrual	885
Recoveries	10,504
Management fees	1,158
Parking income	1,505
Other income	518

39,305

Certain expenses
Salaries and wages	894
Cleaning	1,266
Utilities	940
Repairs and maintenance	956
Building management services	2,007
Taxes and insurance	6,008
Nonrecoverable costs	172

12,243

Excess of revenues over certain expenses	$27,062

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The Property, located in Washington, D.C., contains 731,818 square feet of office space, 41,023 square feet of retail space and 29,549 square feet of storage space. The current owner of the Property is Lincoln Square Corporation (“LSC”). At September 30, 2004, the Property was approximately 99% leased.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

122   | Prospectus TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Four tenants lease approximately 93% of the Property’s square footage. Rent from these tenants represented approximately 81% of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of LSC. Management fees and certain other expenses of approximately $1,182,000 and $47,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004 are as follows:

Year Ending September 30,

2005	$ 25,149,000
2006	26,946,000
2007	27,624,000
2008	27,898,000
2009	28,261,000
Thereafter	118,980,000

$254,858,000

 TIAA Real Estate Account Prospectus |     123

50 Fremont Street - San Francisco, California

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of 50 FREMONT STREET - SAN FRANCISCO, CALIFORNIA (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

November 24, 2004

124   | Prospectus TIAA Real Estate Account

50 FREMONT STREET - SAN FRANCISCO, CALIFORNIA

STATEMENT OF REVENUES AND CERTAIN EXPENSES
(In Thousands)

Year Ended
September 30,
2004
Revenues
Rental income	$26,309
FASB Statement No. 13 accrual	937
Recoveries	4,210
Parking income	1,518
Other income	337

33,311

Certain expenses
Salaries and wages	1,144
Cleaning	1,828
Utilities	1,114
Repairs and maintenance	920
Building management services	1,884
Taxes and insurance	3,716
Nonrecoverable costs	719

11,325

Excess of revenues over certain expenses	$21,986

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The Property, located in San Francisco, California, contains 817,412 square feet of commercial space in a 42-story office building. The current owner of the Property is National Office Partners Limited Partnership (“NOP”). At September 30, 2004, the overall occupancy of the Property was approximately 90%.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

 TIAA Real Estate Account Prospectus |     125

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Two tenants lease approximately 34% and 27%, respectively, of the Property’s square footage. Rent from these tenants represented approximately 40% and 29%, respectively, of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of NOP, the owner of the Property. Management fees and certain other expenses of approximately $830,000 and $50,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004, and additional leases entered into from October 1, 2004 through November 23, 2004, are as follows:

Year Ending September 30,

2005	$ 24,842,000
2006	24,518,000
2007	23,849,000
2008	21,323,000
2009	20,876,000
Thereafter	96,297,000

$211,705,000

126   | Prospectus TIAA Real Estate Account

IDX Tower - 925 Fourth Avenue - Seattle, Washington

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of IDX TOWER - 925 FOURTH AVENUE - SEATTLE, WASHINGTON (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

November 22, 2004

 TIAA Real Estate Account Prospectus |     127

IDX TOWER - 925 FOURTH AVENUE - SEATTLE, WASHINGTON

STATEMENT OF REVENUES AND CERTAIN EXPENSES
(In Thousands)

Year Ended
September 30,
2004

Revenues
Rental income	$17,089
FASB Statement No. 13 accrual	2,966
Recoveries	6,364
Parking income	1,940
Other income	49

28,408

Certain expenses
Salaries and wages	970
Cleaning	1,175
Utilities	610
Repairs and maintenance	740
Building management services	1,774
Taxes and insurance	1,504
Nonrecoverable costs	435

7,208

Excess of revenues over certain expenses	$21,200

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The Property, located in Seattle, Washington, contains 845,533 square feet of office space. Construction of the building was completed during 2002, and the first tenants moved in during January 2003. The current owner of the Property is National Office Partners Limited Partnership (“NOP”). At September 30, 2004, the overall occupancy of the Property was approximately 95%.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

128   | Prospectus TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Four tenants lease approximately 79% of the Property’s square footage. Rent from these tenants represented approximately 83% of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of NOP, the owner of the Property. Management fees and certain other expenses of approximately $705,000 and $52,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004, and additional leases entered into from October 1, 2004 through November 22, 2004, are as follows:

Year Ending September 30,

2005	$ 18,691,000
2006	21,942,000
2007	23,071,000
2008	22,715,000
2009	23,425,000
Thereafter	108,528,000

$218,372,000

 TIAA Real Estate Account Prospectus |     129

JV with IDI - Industrial Portfolio

Independent Auditors’ Report

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the properties included in JV With IDI - Industrial Portfolio (the “Properties”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the property owner’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

November 9, 2004

130   | Prospectus TIAA Real Estate Account

JV with IDI - Industrial Portfolio

Statement of Revenues and Certain Expenses

(In Thousands)

	Year Ended December 31, 2003 (Audited)	Nine Months Ended September 30, 2004 (Unaudited)

Revenues
Rental income	$2,661	$3,100
FASB Statement No. 13 accrual	306	1,219
Recoveries	659	805
Miscellaneous income	9	29

	3,635	5,153

Certain expenses
Operating and maintenance	552	547
Management fees	111	119
Insurance	169	196
Real estate taxes	823	1,201

	1,655	2,063
Less - Portion capitalized	(362)	(496)

	1,293	1,567

Excess of revenues over certain expenses	$2,342	$3,586

The accompanying notes are an integral part of this financial statement.

 TIAA Real Estate Account Prospectus |     131

Notes to Statement of Revenues and Certain Expenses

1 — Organizaton and Basis of Presentation

The JV With IDI - Industrial Portfolio includes 12 properties that contain approximately 3.6 million square feet of office space. At September 30, 2004, the buildings are approximately 86% leased to 16 tenants under net lease agreements. The buildings were developed by IDI and were completed as shown in the schedule below. Operating expenses incurred during the first year after the building obtained a certificate of occupancy have been capitalized until the building began to charge rents.

Building	Location	Construction Completion Date

Airways Distribution - Building C	Southhaven, Mississippi	August, 2003
Airways Distribution - Building E	Southhaven, Mississippi	February, 2004
Bolingbrook - International Truck	Bolingbrook, Illinois	January, 2004
Bolingbrook Corporate Center	Bolingbrook, Illinois	January 15, 2005 (projected)
Bolingbrook Corporate Center III	Bolingbrook, Illinois	February, 2003
Chickasaw	Memphis, Tennessee	April, 2004
Miramar Business Center B	Miramar, Florida	March, 2002
Prairie Point Inventory Facility III	Naperville, Illinois	August, 1999
Rock Run VI	Will County, Illinois	December, 2002
Southpoint F	Forest Park, Georgia	August, 2001
Westfork A5	Lithia Springs, Georgia	July, 2001
Westfork C4	Lithia Springs, Georgia	January, 1999

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Properties, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Properties.

The statement of revenues and certain expenses for the nine months ended September 30, 2004 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

132   | Prospectus TIAA Real Estate Account

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Related Party Transaction

The Properties are managed by an affiliate of IDI, the owner of the Properties. Management fees of approximately $111,000 and $119,000 were incurred for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

4 — Operating Leases

Office space in the Properties is rented to tenants under noncancelable operating leases. Approximate minimum future rentals required under these leases (including leases entered into from January 1, 2004 to September 30, 2004) are as follows:

Year Ending December 31,

2004	$ 5,019,000
2005	9,353,000
2006	8,940,000
2007	8,468,000
2008	7,155,000
Thereafter	34,716,000

$73,651,000

 TIAA Real Estate Account Prospectus |     133

Teachers Insurance and Annuity Association of America

Condensed Unaudited Statutory-Basis Financial Statements

(These condensed unaudited statutory-basis financial statements have been derived from audited statutory-basis financial statements which are available upon request)

TIAA Condensed Statutory-Basis Balance Sheets
(in thousands)
December 31,	2003	2002

ASSETS
Bonds	$106,054,117	$ 96,870,101
Mortgages	23,987,966	23,968,793
Real estate	5,855,297	5,643,825
Stocks	1,357,814	2,184,326
Other long-term investments	3,910,718	3,843,445
Cash, cash equivalents and short-term investments	1,076,403	1,787,873
Investment income due and accrued	1,356,407	1,420,194
Separate account assets	5,849,058	4,357,873
Deferred federal income tax asset	893,245	836,682
Other assets	905,744	917,339

Total Assets	$151,246,769	$141,830,451

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
Policy and contract reserves	$124,777,130	$116,913,443
Dividends declared for the following year	2,337,922	2,460,410
Asset valuation reserve	2,288,501	2,263,133
Interest maintenance reserves	610,882	410,580
Separate account liabilities	5,849,058	4,357,873
Securities lending collateral	2,985,776	3,973,109
Other liabilities	2,156,038	2,165,212

Total Liabilities	141,005,307	132,543,760

Capital (2,500 shares of $1,000 par value common stock issued and outstanding) and paid-insurplus	3,050	3,050
Contingency reserves:
For investment losses, annuity and insurance mortality, and other risks	10,238,412	9,283,641

Total Capital and Contingency Reserves	10,241,462	9,286,691

Total Liabilities, Capital and Contingency Reserves	$151,246,769	$141,830,451

134 | Prospectus TIAA Real Estate Account	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Teachers Insurance and Annuity Association of America (continued)

Condensed Summaries of Statutory-Basis Statements of Operations and
Changes in Capital and Contingency Reserves

(in thousands)
For the Years Ended December 31,	2003	2002

INCOME AND NET REALIZED CAPITAL GAINS (LOSSES)
Insurance and annuity premiums and deposits	$ 5,642,043	$ 4,744,038
Transfers from CREF, net	894,344	2,168,251
Annuity dividend additions	2,847,173	3,244,248
Net investment income	9,451,905	9,324,726

Total Income	$18,835,465	$19,481,263

DISTRIBUTION OF INCOME
Policy and contract benefits	$ 3,934,137	$ 3,397,246
Dividends to policyholders and beneficiaries	4,418,956	4,929,249
Increase in policy and contract reserves	7,848,807	9,495,679
Operating expenses	490,522	469,952
Transfers to separate accounts, net	839,172	309,186
Other, net	(13,317)	56,633
Federal income tax expense (benefits)	16,715	(20,855)
Increase in contingency reserves from operations	1,300,473	844,173

Total Distribution of Income	$18,835,465	$19,481,263

Net Income:
Increase in contingency reserves from operations	$ 1,300,473	$ 844,173
Net realized capital gains (losses) net capital gains taxes and after transfers to Interest maintenance reserve	(786,139)	(1,816,327)

Net Income	$ 514,334	$ (972,154)

CHANGES IN CAPITAL AND CONTINGENCY RESERVES:
Net income	$ 514,334	$ (972,154)
Net unrealized capital gains (losses) on investments	412,433	350,449
Transfers to (from) the Asset valuation reserve	(25,368)	356,328
Change in net deferred income tax	(348,300)	—
Decrease/(Increase) in non-admitted assets, other than investments	417,028	(3,205,351)
Change in surplus as a result of reinsurance	(15,356)	62,739
Cumulative effect of changes in accounting principles	—	4,111,351
Other, net	—	(67,754)

Net Additions To Capital and Contingency Reserves	954,771	635,608
Capital and Contingency Reserves at Beginning of Year	9,286,691	8,651,083

Capital and Contingency Reserves at End of Year	$10,241,462	$ 9,286,691

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 135

Teachers Insurance and Annuity Association of America (continued)

Supplemental Information to Condensed Unaudited Statutory-Basis Financial Statements

Basis of Presentation: Teachers Insurance and Annuity Association of America’s statutory-basis financial statements have been prepared on the basis of statutory accounting practices prescribed or permitted by the New York State Insurance Departments; a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States.

Valuation of Investments: Bonds and short-term investments (debt securities with maturities of one year or less at the time of acquisition) not in default are generally stated at amortized cost; preferred stocks in NAIC designations 1, 2 and 3 are started at amortized cost; preferred stocks at NAIC designations 4, 5 and 6 are carried at the lower of amortized cost or fair value; common stocks at market value; and all other bond, short-term and preferred stock investments at the lower of amortized cost or market value. For loan-backed bonds and structured securities, the carrying value is determined using actual and anticipated cash flows under the prospective method for interest-only securities, securities for which other than temporary impairment had been recognized, or securities whose expected future cashflows are lower than the expected cashflows at the time of acquisition. The retrospective method is used for all other loan-backed and structured securities. Anticipated prepayments are based on life-to-date prepayment speeds, using historical cash flows and internal estimates. Mortgages are stated at amortized cost and directly-owned real estate held for the production of income is carried at depreciated cost, less encumbrances. Real estate held for sale is carried at the lower of depreciated cost or fair value less encumbrances and estimated costs to sell. Investments in wholly-owned subsidiaries, real estate limited partnerships and securities limited partnerships are stated at TIAA’s equity in the net admitted assets of the underlying entities. Policy loans are stated at outstanding principal amounts. Separate account assets are stated at market value. Seed money investments in the TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds are stated at market value. All investments are stated net of impairments which are considered to be other than temporary, which are determined on an individual basis. Depreciation of real estate investments is generally computed over a forty-year period on the straight-line method.

Additional Information:

	2003	2002

As a percentage of total bond investments: Below investment grade bonds	8.4%	10.2%
As a percentage of total mortgage investments: Total mortgage investments in California	18.8%	19.2%
Total mortgage investments in office buildings	42.5%	42.4%
Total mortgage investments in shopping centers	27.2%	25.8%
As a percentage of total real estate investments: Total real estate investments in Florida	12.0%	14.6%
Total real estate investments in office buildings	72.0%	68.7%

136   | Prospectus TIAA Real Estate Account

Teachers Insurance and Annuity Association of America (continued)

Derivative Instruments: TIAA has filed a Derivatives Use Plan with the New York State Insurance Department. This plan details TIAA’s derivative policy objectives, strategies and controls, and any restrictions placed on various derivative types. The plan also specifies the procedures and systems that TIAA has established to evaluate, monitor and report on the derivative portfolio in terms of valuation, effectiveness and counterparty credit quality. TIAA uses derivative instruments for hedging, income generation, and asset replication purposes. TIAA enters into derivatives directly with counterparties of high credit quality (i.e., rated AA or better at time of inception) and monitors counterparty credit quality on an ongoing basis. At December 31, 2003 and 2002, TIAA had outstanding foreign currency swap contracts with a total notional value of approximately $2,415,700,000 and $1,725,300,000, respectively; foreign currency forward contracts with a total notional value of approximately $309,700,000 and $391,700,000, respectively; interest rate swap contracts with a total notional value of approximately $744,500,000 and $681,000,000, respectively; swap options outstanding with a total notional value of $0 and $198,600,000, respectively; and interest rate cap contracts with a total notional value of approximately $90,300,000 and $149,500,000, respectively.

Subsequent Event — Federal Income Taxes: The Internal Revenue Service (IRS) completed its audit of TIAA’s tax returns for 1998 and 1999 and issued its Revenue Agent’s Report (RAR) on April 26, 2004. The RAR contained significant adjustments that would disallow the write-off of certain intangible assets and would adjust TIAA’s tax-basis annuity reserves. The tax deficiency proposed for 1998-99 was approximately $1.1 billion. Should the IRS fully prevail in connection with its proposed adjustments, additional tax and interest due for 1998-2003 is estimated to cause a reduction in TIAA’s surplus of approximately $2.3 billion as of December 31, 2003. Of the $2.3 billion, $2.0 billion would result from reserve deductions taken by TIAA through December 31, 2003 that the IRS would instead spread throughout annuitants’ payout period. The remaining $300 million would cause a permanent adjustment to TIAA’s taxes. TIAA will contest these adjustments and intends to defend its position vigorously through applicable IRS and judicial procedures as needed. The final resolution of the proposed adjustments is uncertain.

 TIAA Real Estate Account Prospectus |     137

Appendix A — Management of TIAA

The Real Estate Account has no officers or directors. The Trustees and principal executive officers of TIAA, their ages, and their principal occupations, are as follows:

Trustees

Name	Age	Principal Occupations During Past 5 Years

Elizabeth E. Bailey	65	John C. Hower Professor of Public Policy and Management, Wharton School, University of Pennsylvania. Director, CSX Corporation and Altria Group, Inc.
Robert C. Clark	60	Harvard University Distinguished Service Professor and Austin Wakeman Scott Professor of Law, Harvard Law School, Harvard University. Director, Collins & Aikman Corporation, Time Warner Inc. and Omnicom Group.
Estelle A. Fishbein	70	Vice President and General Counsel Emerita, Johns Hopkins University.
Marjorie Fine Knowles	65	Professor of Law, Georgia State University College of Law.
Robert M. O’Neil	70	Professor of Law, University of Virginia and Director, Thomas Jefferson Center for the Protection of Free Expression.
Donald K. Peterson	55	Chairman and Chief Executive Officer, Avaya Inc. Formerly, Executive Vice President and Chief Financial Officer, Lucent Technologies. Director, Reynolds & Reynolds Co.
Sidney A. Ribeau	56	President, Bowling Green University. Director, The Andersons, Convergys and Worthington Industries.
Leonard S. Simon	68	Former Vice Chairman, Charter One Financial, Inc. Formerly, Chairman, President and Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive Officer, Rochester Community Savings Bank. Director, Landmark Technology Partners, Inc. and Integrated Nano-Technologies, LLC.
David F. Swensen	50	Chief Investment Officer, Yale University. Director, Schroders plc.
Ronald L. Thompson	55	Chairman and Chief Executive Officer, Midwest Stamping and Manufacturing Company. Director, Interstate Bakeries and Ryerson Tull, Inc.
Paul R. Tregurtha	69	Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran Transportation Company, Inc.; Vice Chairman, Interlake Steamship Company and Lakes Shipping Company; Formerly, Chairman, Meridian Aggregates, L.P. Director, FPL Group, Inc.
Rosalie J. Wolf	63	Managing Partner, Botanica Capital Partners LLC. Formerly, Managing Director, Offit Hall Capital Management LLC and its predecessor company, Laurel Management Company LLC; earlier, Treasurer and Chief Investment Officer, The Rockefeller Foundation. Director, North European Oil Royalty Trust and Sanford C. Bernstein Fund, Inc.

138   | Prospectus TIAA Real Estate Account

Officer-Trustees

Name	Age	Principal Occupations During Past 5 Years

Herbert M. Allison, Jr.	61	Chairman, President and Chief Executive Officer, TIAA. President and Chief Executive Officer, CREF. Formerly, President, Chief Operating Officer and Member of the Board of Directors of Merrill Lynch & Co., Inc., 1997-1999 and President and Chief Executive Officer of Alliance for LifeLong Learning, Inc., 2000 –2002. Director, New York Stock Exchange.

Other Officers

Name	Age	Current Position

Gary Chinery	54	Vice President and Treasurer, TIAA and CREF.
E. Laverne Jones	55	Vice President and Corporate Secretary, TIAA and CREF.
Elizabeth A. Monrad	50	Executive Vice President and Chief Financial Officer, TIAA and CREF.
John Somers	60	Executive Vice President, TIAA and CREF.

Portfolio Management Team

Name	Age	Current Position

Thomas Garbutt	46	Managing Director – Real Estate Equities.
Philip J. McAndrews	46	Managing Director – Portfolio Management.
Margaret A. Brandwein	57	Managing Director – TIAA Real Estate Account.

 TIAA Real Estate Account Prospectus |     139

Appendix B — Special Terms

Accumulation: The total value of your accumulation units in the Real Estate Account.

Accumulation Period: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account’s accumulation unit value changes daily.

Annuity Unit: A measure used to calculate the amount of annuity payments due a participant.

Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

Business Day: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

Calendar Day: Any day of the year. Calendar days end at the same time as business days.

Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

Eligible Institution: A nonprofit institution, including any governmental institution, organized in the United States.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

General Account: All of TIAA’s assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA’s other income, gains or losses.

Valuation Day: Any day the NYSE is open for trading, as well as, for certain contracts, the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren’t business days will end at 4 p.m. eastern time.

Valuation Period: The time from the end of one valuation day to the end of the next.

140   | Prospectus TIAA Real Estate Account

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